Exhibit 10.1
CREDIT AGREEMENT
$25,000,000 REVOLVING CREDIT FACILITY
$70,000,000 TERM LOAN
by and among
DLH HOLDINGS CORP., DLH SOLUTIONS INC., DANYA INTERNATIONAL LLC
and SOCIAL & SCIENTIFIC SYSTEMS, INC., as Borrowers,
and
THE LENDERS PARTY HERETO
and
FIRST NATIONAL BANK OF PENNSYLVANIA, as Administrative Agent
Dated as of June 7, 2019

_______________________________________________

F.N.B. CAPITAL MARKETS,
as Joint Lead Arranger and Sole Book Runner
and
MANUFACTURERS AND TRADERS TRUST COMPANY,
as Joint Lead Arranger

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TABLE OF CONTENTS
Page

1. CERTAIN DEFINITIONS	1
1.1 Certain Definitions.	1
1.2 Construction.	32
1.3 Accounting Principles; Changes in GAAP.	32

2. REVOLVING CREDIT AND SWING LOAN FACILITIES	33
2.1 Revolving Credit Commitments.	33
2.1.1. Revolving Credit Loans.	33
2.1.2. Swing Loan Commitment.	34
2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.	34
2.3 Unused Line Fee.	34
2.4 Termination or Reduction of Revolving Credit Commitments.	34
2.5 Revolving Credit Loan Requests; Swing Loan Requests.	35
2.5.1. Revolving Credit Loan Requests.	35
2.5.2. Swing Loan Requests.	35
2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.	36
2.6.1. Making Revolving Credit Loans.	36
2.6.2. Presumptions by the Administrative Agent.	36
2.6.3. Making Swing Loans.	37
2.6.4. Repayment of Revolving Credit Loans.	37
2.6.5. Borrowings to Repay Swing Loans.	37
2.6.6. [RESERVED]	37
2.7 Notes.	37
2.8 Use of Proceeds.	37
2.9 Letter of Credit Subfacility.	37
2.9.1. Issuance of Letters of Credit.	37
2.9.2. Letter of Credit Fees.	38
2.9.3. Disbursements, Reimbursement.	38
2.9.4. Repayment of Participation Advances.	40
2.9.5. Documentation.	40
2.9.6. Determinations to Honor Drawing Requests.	40
2.9.7. Nature of Participation and Reimbursement Obligations.	41
2.9.8. Indemnity.	42
2.9.9. Liability for Acts and Omissions.	43
2.9.10. Issuing Lender Reporting Requirements.	44
2.10 Defaulting Lenders.	44

3. TERM LOANS	46
3.1 Term Loan Commitments.	46
3.2 Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.	46
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4. INTEREST RATES	47
4.1 Interest Rate Options.	47
4.1.1. Revolving Credit Interest Rate Options; Swing Line Interest Rate.	48
4.1.2. Term Loan Interest Rate Options.	47
4.1.3. Rate Quotations.	49
4.2 Interest Periods.	49
4.2.1. Amount of Borrowing Tranche.	49
4.2.2. Renewals.	49
4.3 Interest After Default.	49
4.3.1. Letter of Credit Fees, Interest Rate.	49
4.3.2. Other Obligations.	49
4.3.3. Acknowledgment.	49
4.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.	49
4.4.1. Unascertainable.	49
4.4.2. Illegality; Increased Costs; Deposits Not Available.	49
4.4.3. Administrative Agent’s and Lender’s Rights.	50
4.5 Selection of Interest Rate Options.	50

5. PAYMENTS	50
5.1 Payments.	50
5.2 Pro Rata Treatment of Lenders.	51
5.3 Sharing of Payments by Lenders.	51
5.4 Presumptions by Administrative Agent.	52
5.5 Interest Payment Dates.	52
5.6 Voluntary Prepayments.	52
5.6.1. Right to Prepay.	52
5.6.2. Replacement of a Lender.	53
5.6.3. Designation of a Different Lending Office.	54
5.7 Mandatory Prepayments.	54
5.7.1. Sale of Assets.	54
5.7.2. Maximum Borrowing Base Exceeded.	55
5.7.3. Excess Cash Flow.	55
5.7.4. Equity Issuance; Indebtedness.	56
5.7.5. Application Among Interest Rate Options.	56
5.8 Increased Costs.	56
5.8.1. Increased Costs Generally.	56
5.8.2. Capital Requirements.	57
5.8.3. Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.	57
5.8.4. Delay in Requests.	57
5.9 Taxes.	58
5.9.1. Issuing Lender.	58
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5.9.2. Payments Free of Taxes.	58
5.9.3. Payment of Other Taxes by the Loan Parties.	58
5.9.4. Indemnification by the Loan Parties.	58
5.9.5. Indemnification by the Lenders for Taxes.	58
5.9.6. Evidence of Payments.	59
5.9.7. Status of Recipients.	59
5.9.8. Treatment of Certain Refunds.	61
5.9.9. Survival.	61
5.1 Indemnity.	61
5.11 Settlement Date Procedures.	62
5.12 Receipt and Application of Payments.	62
5.13 Collections; Administrative Agent’s Right to Notify Account Debtors.	64
5.14 Joint and Several Liability.	64

6. REPRESENTATIONS AND WARRANTIES	64
6.1 Representations and Warranties.	64
6.1.1. Organization and Qualification; Power and Authority; Compliance with Laws; Title to Properties; Event of Default.	64
6.1.2. Subsidiaries and Owners; Investment Companies.	65
6.1.3. Validity and Binding Effect.	65
6.1.4. No Conflict; Material Agreements.	65
6.1.5. Litigation.	66
6.1.6. Financial Statements.	66
6.1.7. Margin Stock.	66
6.1.8. Full Disclosure.	66
6.1.9. Taxes.	67
6.1.10. Patents, Trademarks, Copyrights, Licenses, Etc.	67
6.1.11. Insurance.	67
6.1.12. ERISA Compliance.	67
6.1.13. Environmental Matters.	68
6.1.14. Solvency.	68
6.2 Anti-Money Laundering/International Trade Law Compliance.	68

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT	69
7.1 First Loans and Letters of Credit.	69
7.1.1. Deliveries.	68
7.1.2. Payment of Fees.	71
7.2 Each Loan or Letter of Credit.	71

8. COVENANTS	71
8.1 Affirmative Covenants.	71
8.1.1. Preservation of Existence, Etc.	71
8.1.2. Payment of Liabilities, Including Taxes, Etc.	71
8.1.3. Maintenance of Insurance.	72
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8.1.4. Maintenance of Properties and Leases.	72
8.1.5. Visitation Rights.	72
8.1.6. Keeping of Records and Books of Account; Depository Accounts.	73
8.1.7. Compliance with Laws; Use of Proceeds.	73
8.1.8. Further Assurances.	73
8.1.9. Anti-Terrorism Laws.	74
8.1.10. Reserved	74
8.1.11. Maintenance of Patents, Trademarks, Etc.	74
8.1.12. Pension Plans and the ESOP.	74
8.1.13. Subordination of Intercompany Loans.	74
8.1.14. Additional Collateral.	74
8.1.15. Post-Closing Matters	76
8.2 Negative Covenants.	76
8.2.1. Indebtedness.	76
8.2.2. Liens; Lien Covenants.	77
8.2.3. Guaranties.	77
8.2.4. Loans and Investments.	77
8.2.5. Dividends and Related Distributions.	78
8.2.6. Changes in Acquisition Documents.	80
8.2.7. Liquidations, Mergers, Consolidations.	80
8.2.8. Dispositions of Assets or Subsidiaries.	80
8.2.9. Affiliate Transactions.	81
8.2.10. Subsidiaries, Partnerships and Joint Ventures.	82
8.2.11. Continuation of or Change in Business.	82
8.2.12. Fiscal Year.	82
8.2.13. [Reserved].	82
8.2.14. Changes in Organizational Documents.	82
8.2.15. Minimum Fixed Charge Coverage Ratio.	83
8.2.16. Maximum Total Leverage Ratio.	83
8.2.17. Reserved.	83
8.2.18. Limitation on Negative Pledges.	83
8.2.19. Payments Under Acquisition Documents.	84
8.3 Reporting Requirements.	84
8.3.1. Quarterly Financial Statements.	84
8.3.2. Annual Financial Statements.	84
8.3.3. Backlog Report	84
8.3.4. Certificate of the Borrowers.	84
8.3.5. Borrowing Base Certificate.	85
8.3.6. Accounts Receivable Aging.	85
8.3.7. Notices.	85

9. DEFAULT	86
9.1 Events of Default.	86
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9.1.1. Payments Under Loan Documents.	86
9.1.2. Breach of Warranty.	86
9.1.3. Breach of Negative Covenants or Visitation Rights.	87
9.1.4. Breach of Other Covenants.	87
9.1.5. Defaults in Other Agreements or Indebtedness.	87
9.1.6. Reserved.	87
9.1.7. Final Judgments or Orders.	87
9.1.8. Loan Document Unenforceable.	87
9.1.9. Events Relating to Pension Plans and Multiemployer Plans.	87
9.1.10. Change of Control.	88
9.1.11. Holding Company Status	88
9.1.12. Relief Proceedings.	88
9.1.13. Debarment	88
9.1.14. Issuance of Adverse Order; Etc.	88
9.2 Consequences of Event of Default.	89
9.2.1. Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.	89
9.2.2. Bankruptcy, Insolvency or Reorganization Proceedings.	89
9.2.3. Set-off.	89
9.2.4. Application of Proceeds.	90

10. THE ADMINISTRATIVE AGENT	90
10.1 Appointment and Authority.	90
10.2 Rights as a Lender.	91
10.3 Exculpatory Provisions.	91
10.4 Reliance by Administrative Agent.	92
10.5 Delegation of Duties.	92
10.6 Resignation of Administrative Agent.	92
10.7 Non-Reliance on Administrative Agent and Other Lenders.	93
10.8 No Other Duties, etc.	93
10.9 Administrative Agent’s Fee; Underwriting Fee.	93
10.10 Authorization to Release Collateral and Guarantors.	94
10.11 No Reliance on Administrative Agent’s Customer Identification Program.	94

11. GOVERNMENT CONTRACTING PROVISIONS	94
11.1 Representations Regarding Government Contracts	94
11.2 Compliance	94
11.3 Notices of Breach	95
11.4 Potential Liability	95
11.5 Defaults on Government Contracts	95
11.6 Suspension, Debarment	96
11.7 Negative Determinations of Responsibility	96
11.8 Audits, Reviews, Inspections, Investigations	96
11.9 Internal Investigations and Disclosures	96
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11.10 Government Investigations	96
11.11 Internal Controls	97
11.12 Assignment of Contracts	97
11.13 Government Notices	97

12. MISCELLANEOUS	98
12.1 Modifications, Amendments or Waivers.	98
12.1.1. Increase of Commitment.	98
12.1.2. Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.	98
12.1.3. Release of Collateral or Guarantor.	98
12.1.4. Miscellaneous.	98
12.2 No Implied Waivers; Cumulative Remedies.	99
12.3 Expenses; Indemnity; Damage Waiver.	99
12.3.1. Costs and Expenses.	99
12.3.2. Indemnification by the Borrowers.	99
12.3.3. Reimbursement by Lenders.	100
12.3.4. Waiver of Consequential Damages, Etc.	100
12.3.5. Payments.	100
12.4 Holidays.	100
12.5 Notices; Effectiveness; Electronic Communication.	101
12.5.1. Notices Generally.	101
12.5.2. Electronic Communications.	101
12.5.3. Change of Address, Etc.	101
12.6 Severability.	101
12.7 Duration; Survival.	102
12.8 Successors and Assigns.	102
12.8.1. Successors and Assigns Generally.	102
12.8.2. Assignments by Lenders.	102
12.8.3. Register.	104
12.8.4. Participations.	104
12.8.5. Certain Pledges; Successors and Assigns Generally.	105
12.9 Confidentiality.	105
12.9.1. General.	105
12.9.2. Sharing Information with Affiliates of the Lenders.	106
12.1 Counterparts; Integration; Effectiveness.	106
12.10.1. Counterparts; Integration; Effectiveness.	106
12.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.	106
12.11.1. Governing Law.	106
12.11.2. SUBMISSION TO JURISDICTION.	106
12.11.3. WAIVER OF VENUE.	107
12.11.4. SERVICE OF PROCESS.	107
12.11.5. WAIVER OF JURY TRIAL.	107
12.12 USA Patriot Act Notice.	108

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LIST OF SCHEDULES AND EXHIBITS
SCHEDULES
SCHEDULE 1.1(A) - PRICING GRID
SCHEDULE 1.1(B) - COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P) - PERMITTED LIENS
SCHEDULE 6.1.1 - QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2 - SUBSIDIARIES
SCHEDULE 8.1.3 - INSURANCE REQUIREMENTS RELATING TO COLLATERAL
SCHEDULE 8.2.1 - PERMITTED INDEBTEDNESS
SCHEDULE 11.1 - EXCEPTIONS TO GOVERNMENT CONTRACT REPRESENTATIONS
SCHEDULE 11.2 - EXCEPTIONS TO GOVERNMENT CONTRACT COMPLIANCE
SCHEDULE 11.6 - SUSPENSION, DISBARMENT
SCHEDULE 11.8 - CERTAIN GOVERNMENT CONTRACTING EVENTS
SCHEDULE 11.9 - INTERNAL INVESTIGATIONS
SCHEDULE 11.10 - INTERNAL CONTROLS

EXHIBITS
EXHIBIT 1.1(A) - ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(C) - COLLATERAL ASSIGNMENT OF CONTRACT RIGHTS
EXHIBIT 1.1(G)(1) - GUARANTOR JOINDER
EXHIBIT 1.1(G)(2) - GUARANTY AGREEMENT
EXHIBIT 1.1(N)(1) - REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2) - SWING LOAN NOTE
EXHIBIT 1.1(N)(3) - TERM NOTE
EXHIBIT 1.1(P)(1) - PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT
EXHIBIT 1.1(P)(2) - PLEDGE AGREEMENT
EXHIBIT 1.1(S) - SECURITY AGREEMENT
EXHIBIT 2.5.1 - LOAN REQUEST
EXHIBIT 2.5.2 - SWING LOAN REQUEST
EXHIBIT 5.9.7(A) - U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Recipients That Are Not Partnerships For U.S. Federal Income Tax Purposes)
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EXHIBIT 5.9.7(B) - U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C) - U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D) - U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Recipients That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.3.4 - QUARTERLY COMPLIANCE CERTIFICATE

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of June 7, 2019, and is made by and among DLH HOLDINGS CORP., a New Jersey corporation (“Holdings”), DLH SOLUTIONS, INC., a Georgia corporation (“Solutions”), DANYA INTERNATIONAL, LLC, a Maryland limited liability company (“Danya”) and SOCIAL AND SCIENTIFIC SYSTEMS, INC., a Delaware corporation (“Systems” and collectively with Holdings, Solutions and Danya, the “Borrowers”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and FIRST NATIONAL BANK OF PENNSYLVANIA, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).
The Borrowers have requested the Lenders to provide (i) a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $25,000,000 and (ii) a $70,000,000 term loan facility. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.CERTAIN DEFINITIONS

1.1 Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
Account Debtor shall mean any Person who is obligated on any Receivable.
Acquisition shall mean the acquisition by Holdings of 100% of the Equity Interests of Systems, pursuant to, and in accordance with, the terms and provisions of the Stock Purchase Agreement.
Acquisition Documents shall mean the Stock Purchase Agreement and the Escrow Agreement (as each such term is defined in the Stock Purchase Agreement unless otherwise herein defined), as the same may be supplemented or amended from time to time in accordance herewith.
Administrative Agent shall have the meaning specified in the introductory paragraph.
Administrative Agent’s Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee; Underwriting Fee].
Administrative Agent’s Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee; Underwriting Fee].
Administrative Borrower shall mean Holdings, on behalf of itself and each of the other Borrowers hereunder.
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Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, however, for purposes of this Agreement, the term “Affiliate” shall not include Wynnefield Partners Small Cap Value, LP, Wynnefield Partners Small Cap Value, LP I, Wynnefield Small Cap Value Offshore Fund, Ltd. and any other affiliated entity controlled by Wynnefield Capital, Inc.
Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Total Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “LIBOR Rate Spread.”
Applicable Margin shall mean, as applicable:
(A) the percentage spread to be added to the Base Rate under the Base Rate Option based on the Total Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Base Rate Spread”, or
(B) the percentage spread to be added to the LIBOR Rate under the LIBOR Rate Option based on the Total Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “LIBOR Rate Spread”.
Applicable Unused Line Fee Rate shall mean the percentage rate per annum based on the Total Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Unused Line Fee.”
Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Asset Sale shall mean any Disposition by the Borrowers or any of their Subsidiaries of any asset or property pursuant to Section 8.2.8 (xii) [Dispositions of Assets or Subsidiaries].
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Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 12.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
Assignment of Claims Act shall mean the Assignment of Claims Act of 1940, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15, as amended.
Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Administrative Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Administrative Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in either Section 4.1.1 [Revolving Credit Interest Rate Options; Swing Line Interest Rate] or Section 4.1.2 [Term Loan Interest Rate Options], as applicable.
Beneficial Ownership Certification shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
Beneficial Ownership Regulation shall mean 31 C.F.R. § 1010.230.
Borrower Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].
Borrowers shall have the meaning specified in the introductory paragraph.
Borrowing Base shall mean at any time an amount equal to the sum of (i) 90% of Eligible Billed Government Accounts Receivable plus (ii) 80% of Eligible Billed Commercial Accounts Receivable plus the lesser of (x) 50% of Eligible Unbilled Accounts Receivable and (y) $10,000,000. Notwithstanding anything to the contrary herein, the Administrative Agent may, in its Permitted Discretion, at any time hereafter, decrease the above advance percentages, or increase the level of any reserves or ineligibles, or define or maintain such other reserves or ineligibles, as the Administrative Agent may deem necessary or appropriate. Any such change shall become effective immediately upon written notice from the Administrative Agent to the Borrowers for the purpose of calculating the Borrowing Base hereunder.
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Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
Borrowing Base Certificate shall have the meaning specified in 8.3.5 [Borrowing Base Certificate].
Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Administrative Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.
Capital Expenditures shall mean for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person.
Capital Stock shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
Cash Collateral Account shall have the meaning specified in Section 5.12 [Receipt and Application of Payments].
Cash Equivalents means any of the following types of Investments, to the extent owned by Holdings or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents):
readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues)
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commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;
commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and
Investments, classified in accordance with GAAP as current assets of the Holdings or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
Cash Taxes shall mean for any period, with respect to any Person, the cash Taxes with respect to such Person for such period.
Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
Change of Control shall mean the occurrence, after the date hereof, of any of the following:  (a)(i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan or plans (within the meaning of Section 3(3) of ERISA), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more in voting power of the outstanding voting Equity Interests of Holdings (excluding Wynnefield Partners Small Cap Value, LP, Wynnefield Partners Small Cap Value, LP I, Wynnefield Small Cap Value Offshore Fund, Ltd. and any other affiliated entity controlled by Wynnefield Capital, Inc.) , or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of Holdings on the first day of such period shall cease to constitute a majority of the board of directors of Holdings other than because of the replacement of one or more such directors as a result of death or disability or to fill a vacancy caused by the voluntary resignation of a member of the board of directors; provided, however, that if the election (or nomination for election by the shareholders of Holdings) of any new director was
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approved by a vote of the majority of the incumbent board of directors, such new director shall, for the purposes of this Agreement, be deemed a member of the incumbent board of directors; or (b) Holdings shall cease to own 100% of the outstanding Equity Interests of each of the Subsidiary Borrowers;
CIP Regulations shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].
Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be June 7, 2019.
Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
Collateral shall mean the collateral under the (i) Security Agreement, (ii) Pledge Agreement, (iii) Collateral Assignment, and (iv) Patent, Trademark and Copyright Security Agreement.
Collateral Assignment shall mean the Collateral Assignment of Contract Rights in the form of Exhibit 1.1(C).
Commercial Contract shall mean any written contract to which a Loan Party is a party (other than a Government Contract) which gives rise or may give rise to a Receivable, and includes Government Subcontracts, service agreements, other written contracts and, with respect to forensics-related services, a written invoice with respect to services performed.
Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.
Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and Term Loan Commitment and, in the case of FNB, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Term Loan Commitments and Swing Loan Commitment of all of the Lenders.
Compliance Authority means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.
Compliance Certificate shall have the meaning specified in Section 8.3.4 [Certificate of the Borrowers].
Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
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Consolidated EBITDA for any period of determination shall mean Consolidated Net Income increased (without duplication) by the following, in each case to the extent deducted (and not added back) in determining Consolidated Net Income for such period: (i) all interest expense for such period, (ii) all charges against, or minus credits to, income taxes for such period, (iii) depreciation expenses for such period, (ii) amortization expenses for such period, (iii) other non-cash charges, losses or expenses for such period, including stock-based compensation, and (iv) non-recurring charges, losses or expenses incurred other than in the ordinary course of business, including Transaction Expenses, subject to the Administrative Agent’s reasonable approval; provided that non-cash gains and losses on the sale of assets permitted hereunder for such period shall be excluded from the calculation of Consolidated EBITDA. Consolidated EBITDA shall be deemed to be: (i) $4,793,000 for the quarterly period ending September 30, 2018; (ii) $5,950,000 for the quarterly period ending December 31, 2018; and (iii) $4,885,000 for the quarterly period ending March 31, 2019.
Consolidated Net Income shall mean the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication, (i) any net after-tax effect of extraordinary, non-recurring or unusual (1) non-cash gains or non-cash losses (less all fees and expenses relating thereto) or (2) non-cash expenses shall be excluded; (ii) any net after-tax non-cash gains or non-cash losses on disposal of disposed, abandoned or discontinued operations shall be excluded; (iii) any net after-tax effect of non-cash gains or non-cash losses (less all fees, expenses and charges) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrowers, shall be excluded and (iv) any net unrealized non-cash gain or non-cash loss (after any offset) resulting in such period from Interest Rate Hedges shall be excluded.
Covered Entity means each Borrower, its Affiliates and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of the such Borrower acting in any capacity in connection with the Loans.
Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.
Danya shall have the meaning specified in the introductory paragraph.
Debtor Relief Laws shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
Defaulting Lender shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, FNB (as the Swing Loan Lender) or any Lender any
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other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Borrower and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Administrative Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Administrative Borrower’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Administrative Borrower, as the case may be, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders.
As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
Delaware LLC shall mean any limited liability company organized or formed under the laws of the State of Delaware.
Delaware LLC Division shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.
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Depository shall have the meaning specified in Section 5.12 [Receipt and Application of Payments].
Disposition shall have the meaning specified in Section 8.2.8 [Dispositions of Assets or Subsidiaries].
DLH Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].
Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
Domestic Subsidiary shall mean each Subsidiary of the Borrowers other than any Foreign Subsidiaries.
Dormant Subsidiary shall mean any entity that is a Subsidiary of Holdings and which does not conduct any operations and does not possess more than a de minimis amount of assets. Dormant Subsidiaries include the following entities: Brightlane.com, Inc., TeamStaff Rx, Inc., Teamstaff Solutions, Inc., and Staff Connxions, Inc.
Drawing Date shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Eligible Billed Accounts Receivable shall mean any and all Receivables arising from Government Contracts or Commercial Contracts which (a) are payable in United States Dollars by the Account Debtor; (b) with respect to “cost plus” or “time and materials” type contracts, represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of any Borrower or any Subsidiary of a Borrower to or for the benefit of an Account Debtor pursuant to such contracts, and with respect to “fixed price” type contracts, represent amounts due on a percentage of completion or milestone billing basis in accordance with such contracts, which amounts are not subject to final delivery or acceptance by the Account Debtor; (c) have been properly billed; (d) that are due and payable not more than thirty (30) calendar days from the initial invoice; (e) on which the Account Debtor is not an Affiliate or Subsidiary of any of the Loan Parties; (f) with respect to which no Loan Party has knowledge or notice of any inability an Account Debtor to make full payment; (g) on which the Account Debtor is not a creditor of any Loan Party; (h) are outstanding less than ninety (90) calendar days from the date of original invoice; (i) arise in the ordinary course of a Loan Party’s business; (j) are due, owing and not subject to any payment, contractual allowance, bad debt reserve, defense, dispute, set-off, claim, counterclaim, escrow arrangement, prior assignment, lien, security interest or encumbrance (other than in favor of the Administrative Agent); (k) are not Ineligible Receivables; and (l) continue to be in conformity with the representations and warranties made by the Borrowers in this Agreement.
Eligible Billed Commercial Accounts Receivable shall mean any and all Eligible Billed Accounts Receivables arising from Commercial Contracts. For purposes of this definition, all Government Subcontracts where the Receivables are funded by the Government into an escrow or other segregated account for the benefit of any of the Loan Parties shall be deemed Eligible Billed Government Accounts Receivable and other Government Subcontracts shall be
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Eligible Billed Commercial Accounts Receivable; provided, that any escrow agreement or other similar agreement with respect to such escrow or other segregated account shall be acceptable to the Administrative Agent in its Permitted Discretion.
Eligible Billed Government Accounts Receivable shall mean any and all Eligible Billed Accounts Receivables arising from Government Contracts and Government Subcontracts where the Receivables are funded by the Government into an escrow or other segregated account for the benefit of any of the Loan Parties; provided, that any escrow agreement or other similar agreement with respect to such escrow or other segregated account shall be acceptable to the Administrative Agent in its Permitted Discretion.
Eligible Unbilled Accounts Receivable shall mean any and all Receivables arising from Government Contracts or Commercial Contracts which (a) are payable in United States Dollars by the Account Debtor; (b) with respect to “cost plus” or “time and materials” type contracts, represent amounts due and owing for products actually delivered or services actually performed or rendered by or on behalf of any Borrower or any Subsidiary of a Borrower to or for the benefit of an Account Debtor pursuant to such contracts, and with respect to “fixed price” type contracts, represent amounts due on a percentage of completion or milestone billing basis in accordance with such contracts, which amounts are not subject to final delivery or acceptance by the Account Debtor; (c) have not been billed; (d) are billable within thirty (30) days from any time of determination; (e) arise in the ordinary course of a Loan Party’s business; (f) are due, owing and not subject to any defense, dispute, set-off, claim, counterclaim, escrow arrangement, prior assignment, lien, security interest or encumbrance (other than in favor of the Administrative Agent); (g) represent retainages payable upon completion of a contract; (h) represent costs incurred on cost reimbursable contracts that exceed provisional billing rates established by the customer; and (i) are not Ineligible Receivables (without regard to clause (f) of the definition of “Ineligible Receivables”).
Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.
Equity Interests shall mean, as to any Person, all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).
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ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ERISA Affiliate shall mean any trade or business (whether or not incorporated) which is or was at any time under common control with any Loan Party and that is treated as a single employer, or a member of controlled group, with a Loan Party under Section 414(b) or 414(c) of the Code, Title IV of ERISA or, solely for purposes of Section 412 of the Code, under Section 414(m) or 414(o) of the Code.
ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan other than any such event for which the notice requirement is waived under the applicable regulations; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) notice from the IRS of any proposed disqualification of the ESOP under Section 401(a) of the Code or from the IRS or the U.S. Department of Labor of the occurrence of a non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code involving the ESOP; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.
ESOP means the Social & Scientific Systems, Inc. Employee Stock Ownership Plan, as amended and restated from time to time
Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”
Excess Cash Flow means, for any period, as determined on a consolidated basis for Holdings and its Subsidiaries, an amount equal to Consolidated EBITDA, minus the sum, without duplication, of: (a) Fixed Charges, (b) Cash Taxes, (c) Capital Expenditures, and (d) each item representing a cash expenditure or expense to the extent added back in the determination of Consolidated EBITDA.
Excluded Domestic Subsidiary shall have the meaning specified in Section 8.1.14(ii).
Excluded Equity Issuance shall mean any issuance by Holdings of any shares of Common Stock upon the (i) exercise or exchange of or conversion of any rights, warrants or options to subscribe for or purchase shares of Common Stock or (ii) the exercise, exchange or
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conversion of other securities that are exercisable or exchangeable for or convertible into shares of Common Stock.
Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by any Borrower under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of any Borrower to provide documentation or information to the IRS).
Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Expiration Date shall mean, with respect to the Revolving Credit Commitments, and the Term Loan Commitments, June 7, 2024.
FAR shall have the meaning attributed to such term in Section 11.2 [Compliance] of this Agreement.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code. For purposes of this Agreement, “FATCA” shall include any amendments, regulations, intergovernmental agreements or other guidance promulgated under to FATCA after the date of this Agreement.
Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”
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as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest hereunder will change automatically without notice to the Borrowers, effective on the date of any such change.
Fixed Charge Coverage Ratio shall mean the ratio of: (a) (i) Consolidated EBITDA less (ii) Unfunded Capital Expenditures less (iii) Cash Taxes to (b) Fixed Charges, in each case of the Borrowers and their Subsidiaries for such period determined and consolidated in accordance with GAAP; but excluding for the purposes of clause (b) of this calculation, Transaction Expenses.
Fixed Charges shall mean for any period of determination the sum of: (a) scheduled principal payments on Total Funded Debt with respect to such period, (b) dividends and/or distributions paid in cash during such period as permitted under this Agreement, and (c) interest expense paid in cash with respect to such period, in each case of the Borrowers and their Subsidiaries for such period determined and consolidated in accordance with GAAP.
FNB shall mean First National Bank of Pennsylvania, its successors and assigns.
Foreign Account Debtor shall mean any Account Debtor not organized, existing and doing business primarily within the United States of America, unless such Account Debtor’s obligations with respect to the subject Receivable are secured by a letter of credit, guaranty or banker’s acceptance having terms and from such issuers and confirmation banks as are acceptable to Administrative Agent, in its sole discretion.
Foreign Recipient shall mean a Lender that is not a U.S. Person.
Foreign Subsidiary shall mean each Subsidiary of the Borrowers incorporated or organized, and doing business, in a jurisdiction other than the United States, any state thereof, or the District of Columbia.
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GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.
Government shall mean the United States government, any department, instrumentality or any agency of the United States government.
Government Accounts shall mean all Accounts Receivable arising out of any Government Contract or Government Subcontract.
Government Contract shall mean a written contract between a Loan Party and the Government.
Government Contract Assignments shall have the meaning attributed to such term in Section 8.1.8 [Further Assurances].
Government Subcontract shall mean a written subcontract between a Loan Party and a Person who is providing goods or services to the Government pursuant to a written contract with the Government.
Guarantor shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof; provided, however, that no Excluded Domestic Subsidiary or Foreign Subsidiary shall be a Guarantor.
Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).
Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business), or any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guaranty” as a verb has a corresponding meaning.
Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Lenders.
Holdings shall have the meaning specified in the introductory paragraph.
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ICC shall have the meaning specified in Section 12.11.1 [Governing Law].
Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (vi) any Guaranty of Indebtedness for borrowed money.
Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.
Indemnitee shall have the meaning specified in Section 12.3.2 [Indemnification by the Borrowers].
Ineligible Receivables shall mean Receivables which are (a) evidenced by a promissory note, trade acceptance draft or other similar instrument; (b) owed or payable by an Account Debtor pursuant to a Commercial Contract, if payment of fifty percent (50%) or more of the aggregate balance due from such Account Debtor is outstanding for ninety (90) days or more from the date of original invoice; (c) owed or payable by an Account Debtor pursuant to a single Government Contract or a single Government Subcontract, if the payment of fifty percent (50%) or more of the aggregate balance due from such Account Debtor under such single Government Contract is outstanding for ninety (90) days or more from the date of original invoice; (d) owing from any Account Debtor who is the subject of any (1) suit, lien, levy or judgment which would affect or could reasonably be expected to affect the collectability of said account(s), or (2) bankruptcy, insolvency or a similar process or proceeding; (e) owing from Foreign Account Debtors; (f) all unbilled Receivables (except to the extent such unbilled Receivables are Eligible Unbilled Receivables or otherwise approved by the Administrative Agent in its Permitted Discretion); (g) bonded Receivables; (h) otherwise deemed ineligible by the Administrative Agent in its Permitted Discretion; (i) violative of any applicable Laws, whether federal, state or local, including, without limitation, usury Laws, the Federal Truth in Lending Act, the Federal Consumer Credit Protection Act, the Fair Credit Billing Act and Regulation Z of the Board of Governors of the Federal Reserve System; (j) owed or payable by an Account Debtor pursuant to a Commercial Contract which by its terms, forbids or makes void or unenforceable the grant of the security interest by the applicable Borrower or any Guarantor to the Administrative Agent in and to the Receivables arising with respect thereto; (k) the excess of any amount owing with
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respect to an Receivable which has amounts owing that are less than the amounts represented by any Loan Party; or (l) the result of income which has not yet been earned or which constitute unearned discount, service charges or deferred interest.
Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.
Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.
Interest Period shall mean the period of time selected by the Administrative Borrower in connection with (and to apply to) any election permitted hereunder by the Administrative Borrower to have Revolving Credit Loans or Term Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Administrative Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Administrative Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Administrative Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.
Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, any Borrower, any Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.
Investment means, as to any Person, any direct or indirect acquisition or investment, loan or capital contribution by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution
{N0221554 } - 16 -

to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
IRS shall mean the United States Internal Revenue Service.
ISP98 shall have the meaning specified in Section 12.11.1 [Governing Law].
Issuing Lender shall mean FNB, in its individual capacity as issuer of Letters of Credit hereunder, and any other Lender that Administrative Borrower, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder.
Joint Lead Arrangers shall mean, together, F.N.B. Capital Markets and Manufacturers and Traders Trust Company.
Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.
Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swaps and Derivatives Association Agreement, and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.
Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.
Letter of Credit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
Letter of Credit Borrowing shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
{N0221554 } - 17 -

Letter of Credit Fee shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].
Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
Letter of Credit Sublimit shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit].
LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the offered rate for U.S. Dollar deposits which the Intercontinental Exchange Benchmark Administration Ltd. (“ICE,” or the successor thereto if ICE is no longer making a London Interbank Offered Rate available) fixes, and as displayed in the Bloomberg Financial Market System, as its Libor rate for U.S. Dollars for a period having a borrowing date and a maturity comparable to such Interest Period, on a day which is two (2) London Banking Days prior to the beginning of each Interest Period. If such rate is not available on Bloomberg, the rate for such date of determination will be determined as if the parties had specified “USD-LIBOR-Reference Banks” as the applicable floating rate. “USD-LIBOR-Reference Banks” shall mean that the rate for any date of determination (each date, a “Reset Date”) that will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding that Reset Date to prime banks in the London interbank market for a period commencing on that Reset Date and having a maturity comparable to the applicable Interest Period. The Administrative Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Administrative Agent, at approximately 11:00 a.m., New York City time, on that Reset Date for loans in U.S. Dollars to leading European banks for a period commencing on that Reset Date and having a maturity comparable to the applicable Interest Period. “Reference Banks” means four major banks in the London interbank market. Notwithstanding the foregoing, if the Libor Rate applicable to an Advance (other than an Advance which is subject to a Hedging Contract) is less than zero (0), the Libor Rate shall be deemed to be zero (0). A “London Banking Day” means a day on which dealings are carried on in the London interbank market.
Notwithstanding the foregoing, in the event the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Sections 4.4.1 or 4.4.2 have arisen and such circumstances are unlikely to be temporary, or (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in
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Dollars, or (iii) the supervisor for the administrator of the interest settlement rate described above in this paragraph or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Administrative Borrower shall seek to jointly agree upon an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Administrative Agent and the Administrative Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable, including changes necessary to preserve the relative economic positions of the Borrowers and the Lenders with respect to the Loans. Notwithstanding anything to the contrary in Section 12.1, such amendment shall become effective without any further action or consent of any party to this Agreement (other than the Administrative Agent and the Administrative Borrower) so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that if there then exist less than three (3) Lenders any one (1) Lender may object to such Amendment. Until an alternate rate of interest has been determined in accordance with this paragraph, (x) any request pursuant to Section 4.1 that requests the conversion of any Borrowing Tranche to, or continuation of any Borrowing Tranche bearing interest at the LIBOR Rate Option, shall be ineffective and any such Borrowing Tranche shall be continued as or converted, as the case may be, to a Borrowing Tranche bearing interest at the Base Rate Option, and (y) with respect to any requests pursuant to Section 2.5 requesting that the Lender make Revolving Credit Loans bearing interest at the LIBOR Rate Option, such Revolving Credit Loans shall bear interest at the Base Rate Option. If the alternate rate of interest determined pursuant to this paragraph shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
LIBOR Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit LIBOR Rate Option] or Section 4.1.2(ii) [Term Loan LIBOR Rate Option], as applicable.
LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
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Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Collateral Assignment, the Guaranty Agreement, the Notes, the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Security Agreement and any other instruments, certificates or documents delivered in connection herewith or therewith.
Loan Parties shall mean the Borrowers and the Guarantors.
Loan Request shall have the meaning specified in Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests].
Loans shall mean collectively, and Loan shall mean separately, all Revolving Credit Loans, Swing Loans and the Term Loans or any Revolving Credit Loan, Swing Loan or the Term Loan.
Lockbox shall have the meaning specified in Section 5.12 [Receipt and Application of Payments].
Mandatory Prepayment of Excess Cash Flow shall have the meaning assigned to that term in Section 5.7 [Mandatory Prepayments].
Mandatory Prepayment of Equity shall have the meaning assigned to that term in Section 5.7 [Mandatory Prepayments].
Mandatory Prepayment of Indebtedness shall have the meaning assigned to that term in Section 5.7 [Mandatory Prepayments]
Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations or prospects of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
Material Contract and Material Contracts shall mean, as of any date of determination and individually or collectively as the context may require, (i) any and all Government Contracts and (ii) any and all contracts or agreements (other than Government Contracts) to which a Loan Party is a party and pursuant to which a Loan Party is (a) entitled to receive payments in excess of $10,000,000, in the aggregate, per annum, or (b) obligated to make payments or have any other obligation or liability thereunder (direct or contingent) in excess of $10,000,000 in the aggregate, per annum.
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Maximum Borrowing Base shall mean an amount equal to the lesser of (i) $25,000,000 or (ii) the Borrowing Base.
Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
Moody’s shall mean Moody’s Investors Service, Inc. and any successor thereto.
Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions.
New Contract shall have the meaning specified in Section 5.12 [Receipt and Application of Payments].
Non-Consenting Lender shall have the meaning specified in Section 12.1 [Modifications, Amendments or Waivers].
Notes shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan, and in the form of Exhibit 1.1(N)(3) evidencing the Term Loans.
Obligation and Obligations shall mean any and all obligations or liabilities of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, including without limitation: (i) the outstanding principal and accrued interest (including interest accruing after a petition for relief under the federal bankruptcy laws has been filed, whether or not allowed) in respect of any Loans to the Borrowers; (ii) all fees owing to the Administrative Agent and the Lenders; (iii) all reimbursement, compensation and indemnification obligations under this Agreement or any other Loan Document; and (iv) any amounts owing to a Lender pursuant to a Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Product.
Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or
{N0221554 } - 21 -

pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
Order shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].
Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.
Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).
Participant has the meaning specified in Section 12.8.4 [Participations].
Participant Register shall have the meaning specified in Section 12.8.4 [Participations].
Participation Advance shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Patent, Trademark and Copyright Security Agreement shall mean the Patent, Trademark and Copyright Security Agreement in substantially the form of Exhibit 1.1(P)(1) executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Lenders.
Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.
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Payment In Full and Paid in Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than contingent obligations that survive the termination of the Loan Documents as to which no claim has been asserted), termination of the Commitments and expiration or termination of all Letters of Credit (unless the Letter of Credit Obligations related thereto have been cash collateralized or back-stopped by a letter of credit reasonably satisfactory to the Administrative Agent).
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Pension Plan shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is, or at any time within the past five (5) years was, sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes, has an obligation to contribute, or at any times during the immediately preceding five plan years contributed or had an obligation to contribute.
Permitted Discretion shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
Permitted Investments shall mean:
(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;
(iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition;
(iv) Cash Equivalents not otherwise described in clauses (i)-(iii) above;
(v) money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(v) above; and
(vi) investments made under cash management agreements with any Lenders.
Permitted Joint Venture shall mean a Joint Venture (a) (i) in which the Loan Parties or their Subsidiaries hold, directly or indirectly, more than 50% of the equity interests of such Joint Venture (other than HealthRev LLC, in which Solutions holds not less than 49% of such Joint Venture), (ii) the Joint Venture is unpopulated, and (iii) the aggregate liability of the Loan Parties and/or their Subsidiaries with respect to, and in connection with, any such Joint Venture (together with all of such other Joint Ventures), including for capital contributions, at
{N0221554 } - 23 -

any time outstanding does not exceed $1,000,000; or (b) that is otherwise approved by the Administrative Agent in its Permitted Discretion.
Permitted Liens shall mean:
(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;
(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
(iv) Pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vi) Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations (including Lender Provided Interest Rate Hedges and Other Lender Provided Financial Service Products);
(vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;
(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(ix) Purchase Money Security Interests and Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capitalized leases; provided that (i) the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests and capitalized leases at any time outstanding shall not exceed $500,000 in the aggregate (excluding for the purpose of this computation any loans or deferred payments secured by Liens described
{N0221554 } - 24 -

on Schedule 1.1(P)), and (ii) such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such capitalized lease; and
(x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(4) Liens resulting from final judgments or orders to the extent not constituting an Event of Default under Section 9.1.7 [Final Judgments or Orders].
Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
Pledge Agreement shall mean the Pledge Agreement in substantially the form of Exhibit 1.1(P)(2) executed and delivered by each of the Loan Parties and Holdings to the Administrative Agent for the benefit of the Lenders.
Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
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Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral which is subject only to statutory Liens for taxes not yet due and payable or Purchase Money Security Interests.
Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).
Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.
Ratable Share shall mean
(i) with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided, however, that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
(ii) with respect to a Lender’s obligation to make Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s Term Loans bears to the Term Loans of all of the Lenders.
(iii) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment plus Term Loan, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments plus Term Loans of all Lenders; provided, however, that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.
Receivable shall mean in addition to the definition of account as contained in the Uniform Commercial Code (a) each of the Loan Parties’ present and future accounts, contract rights, receivables, promissory notes and other instruments, contracts, chattel paper (including tangible and electronic chattel paper), tax refunds, general intangibles and all rights to receive the payment of money or other consideration under present or future contracts including, all of the Loan Parties’ rights under each Commercial Contract, Government Contract and Government
{N0221554 } - 26 -

Subcontract and all related Government Accounts now owned or hereafter acquired by any of the Loan Parties; (b) all present and future cash of each of the Loan Parties; (c) all present and future judgments, orders, awards and decrees in favor of each of the Loan Parties and causes of action in favor of each of each of the Loan Parties; (d) all present and future contingent and non-contingent rights of each of the Loan Parties to the payment of money for any reason whatsoever, whether arising in contract, tort or otherwise including, without limitation, all rights to receive payments under presently existing or hereafter acquired or created letters of credit; (e) all present and future claims, rights of indemnification and other rights of each of the Loan Parties under or in connection with any contracts or agreements to which the any of the Loan Parties is or becomes a party or third party beneficiary; (f) all goods previously or hereafter returned, repossessed or stopped in transit, the sale, lease or other disposition of which contributed to the creation of any account, instrument or chattel paper of any of the Loan Parties; (g) all present and future rights of each of the Loan Parties as an unpaid seller of goods, including rights of stoppage in transit, detinue and reclamation; (h) all rights which any of the Loan Parties may now or at any time hereafter have, by law or agreement, against any Account Debtor or other obligor of any of the Loan Parties, and all rights, liens and security interests which the each of the Loan Parties may now or at any time hereafter have, by law or agreement, against any property of any Account Debtor or other obligor of any of the Loan Parties; (i) all invoices and shipping documents; and (j) all present and future interests and rights of each of the Loan Parties, including rights to the payment of money, under or in connection with all present and future leases and subleases of real or personal property to which any of the Loan Parties is a party, as lessor, sublessor, lessee or sublessee.
Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.
Recovery Event shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding or power of eminent domain relating to any asset of the Loan Parties.
Reimbursement Obligation shall have the meaning specified in Section 2.9.3 [Disbursements, Reimbursement].
Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
{N0221554 } - 27 -

Reportable Compliance Event means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.
Required Lenders shall mean
(A) If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
(B) If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of (a) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), and (b) the aggregate outstanding amount of any Term Loans.
Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].
Restricted Payments shall have the meaning specified in Section 8.2.5 [Dividends and Related Distributions].
Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.
Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or 2.9.3 [Disbursements, Reimbursement].
Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.
S&P means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
Sanctioned Country means a country subject to a sanctions program maintained by any Compliance Authority.
Sanctioned Person means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred
{N0221554 } - 28 -

person or entity, or subject to any limitations or prohibitions (including the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.
Security Agreement shall mean the Security Agreement in substantially the form of Exhibit 1.1(S) executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Lenders.
Security Documents shall mean the Security Agreement, the Pledge Agreement, the Patent, Trademark and Copyright Security Agreement and any other instruments or documents delivered in connection with the Collateral executed by each of the Loan Parties to the Administrative Agent for the benefit of the Lenders.
Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].
Solutions shall have the meaning specified in the introductory paragraph.
Solvent shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business.
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Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].
Stock Purchase Agreement shall mean that certain Stock Purchase Agreement dated as of June 7, 2019, by and among Holdings, Systems and Social & Scientific Systems, Inc. Employee Stock Ownership Trust (including all amendments, supplements, schedules and exhibits thereto).
Subsidiary of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries. For the purposes of this Agreement, the term “Subsidiary” shall not include any “Dormant Subsidiary”.
Subsidiary Borrowers shall mean, collectively, Solutions, Danya and Systems.
Swing Loan Commitment shall mean FNB’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $3,000,000.
Swing Loan Lender shall mean FNB, in its capacity as a lender of the Swing Loans.
Swing Loan Note shall mean the Swing Loan Note of the Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.
Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by FNB to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.
Syndication Letter shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee; Underwriting Fee].
Systems shall have the meaning specified in the introductory paragraph.
Tax Group shall have the meaning specified in Section 8.2.5 [Dividends and Related Distributions].
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Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
Term Loan shall have the meaning specified in Section 3.1 [Term Loan Commitments]; Term Loans shall mean collectively all of the Term Loans.
Term Loan Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified and Term Loan Commitments shall mean the aggregate Term Loan Commitments of all of the Lenders.
Total Funded Debt shall mean, as of any date of determination, without duplication, the sum of all Indebtedness representing borrowed money, including both the current and long-term portion thereof, capitalized lease obligations, reimbursement obligations under Letters of Credit, and guaranty obligations in respect of any of the foregoing, in each case determined and consolidated for the Borrowers and their subsidiaries in accordance with GAAP.
Total Leverage Ratio shall mean, as of any date of determination, the ratio of (A) Total Funded Debt of the Borrowers as of the end of the most recent fiscal quarter or (if such date of determination is a fiscal quarter end) the fiscal quarter then ending to (B) Consolidated EBITDA for the most recently ended four fiscal quarters or (if such date of determination is a fiscal quarter end) the four fiscal quarters then ending.
Transaction Documents shall mean the Loan Documents and the Acquisition Documents.
Transaction Expenses shall mean any fees or expenses actually incurred or paid by Holdings or any of the other Borrowers in connection with the transactions contemplated by the Transaction Documents in an aggregate amount up to $2,500.000.
Transition Date shall have the meaning specified in Section 5.12 [Receipt and Application of Payments].
UCP shall have the meaning specified in Section 12.11.1 [Governing Law].
Underwriting Fee shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee; Underwriting Fee].
Unfunded Capital Expenditures for any period of determination shall mean Capital Expenditures that were not specifically funded by Indebtedness (for the purposes of this definition only, Revolving Credit Loans are not considered Indebtedness) of the Borrowers and their Subsidiaries, in each case determined and consolidated for the Borrowers and their Subsidiaries in accordance with GAAP.
Unused Line Fee shall have the meaning specified in Section 2.3 [Unused Line Fees].
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USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
U.S. Person shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].
Withholding Agent shall mean any Loan Party and the Administrative Agent, each in their capacity as withholding agent under applicable Law
.
1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (viii) the word “or” is not exclusive; (ix) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; and (x) unless otherwise specified, all references herein to times of day shall constitute references to Eastern time.

1.3 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrowers notify
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the Administrative Agent in writing that the Borrowers wish to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Total Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Unused Line Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Unused Line Fee determinations (or if the Administrative Agent notifies the Borrowers in writing that the Required Lenders wish to amend any financial covenant in Section 8.2, any related definition and/or the definition of the term Total Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Unused Line Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Total Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Unused Line Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrowers and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent.
1.4  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

2. REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Revolving Credit Commitments.
2.1.1. Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, and (iii) the Revolving Facility Usage shall not exceed the Maximum Borrowing Base. Within such limits of time and amount and subject to the other
{N0221554 } - 33 -

provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.
2.1.2. Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, FNB may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $3,000,000, provided that after giving effect to such Loan, (i) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders and (ii) the Revolving Facility Usage shall not exceed the Maximum Borrowing Base. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.
2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
2.3 Unused Line Fee. Accruing from the date hereof until the Expiration Date, the Borrowers agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable fee (the “Unused Line Fee”) equal to the Applicable Unused Line Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Revolving Facility Usage (provided, however, that solely in connection with determining the share of each Lender in the Unused Line Fee, the Revolving Facility Usage with respect to the portion of the Unused Fee allocated to the Administrative Agent shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Unused Line Fee allocated by the Administrative Agent to all of the Lenders other than the Administrative Agent, such portion of the Unused Line Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided further, that any Unused Line Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Unused Line Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Unused Line Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Unused Line Fees shall be payable in arrears on each Payment Date.
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2.4 Termination or Reduction of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent), to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Unused Line Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.

2.5 Revolving Credit Loan Requests; Swing Loan Requests.
2.5.1. Revolving Credit Loan Requests. Except as otherwise provided herein, the Administrative Borrower, on behalf of the Borrowers, may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Term Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 12:00 p.m. Eastern time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone promptly confirmed in writing by letter, facsimile, electronic mail or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. If no election is received with respect to the conversion to or the renewal of the LIBOR Rate Option for any Loans by 12:00 p.m. Eastern time three (3) Business Days prior to the end of the Interest Period with respect thereto, such Loan shall be converted to the Base Rate Option. Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the Base Rate Option.
2.5.2. Swing Loan Requests. Except as otherwise provided herein, the Administrative Borrower, on behalf of the Borrowers, may from time to time prior to the
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Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 2:00 p.m. Eastern time on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone promptly confirmed in writing by letter, facsimile, electronic mail or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $250,000.
2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
2.6.1. Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Administrative Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Eastern time on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].
2.6.2. Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any
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payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
2.6.3. Making Swing Loans. So long as FNB elects to make Swing Loans, FNB shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrowers in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Eastern time on the Borrowing Date.
2.6.4. Repayment of Revolving Credit Loans. The Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.
2.6.5. Borrowings to Repay Swing Loans. FNB may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if FNB so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. FNB shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time FNB so requests, which shall not be earlier than 3:00 p.m. Eastern time on the Business Day next after the date the Lenders receive such notice from FNB.
2.6.6. [RESERVED].
2.7 Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swing Loans and Term Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note, a swing Note and a term Note, dated the Closing Date payable to such Lender (or its registered assigns) in a face amount equal to the Revolving Credit Commitment, Swing Loan Commitment or Term Loan Commitment, as applicable, of such Lender.
2.8 Use of Proceeds. The proceeds of the Revolving Credit Loans, the Swing Loans and Term Loans shall be used solely: (i) to finance a portion of the Acquisition, including fees and expenses related to the Acquisition; (ii) to refinance existing indebtedness; (iii) to pay fees and expenses in connection with the Loan Documents and the closing of the Loans; and (iv) for ongoing general corporate and general working capital purposes of the Borrowers.
2.9 Letter of Credit Subfacility.
2.9.1. Issuance of Letters of Credit. The Administrative Borrower, on behalf of the Borrowers, may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party by delivering or having such other Loan Party deliver to the Administrative Agent a completed application and agreement for letters of credit in such form as the Administrative Agent may specify from time to time by no later than 10:00 a.m. Eastern time at least five (5) Business Days, or such shorter period as may be agreed to by the Administrative Agent, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit (and may not be a Commercial Letter of Credit). Promptly after receipt of any
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Letter of Credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) shall be denominated on Dollars, (B) have a maximum maturity of twelve (12) months from the date of issuance, and (C) in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $3,000,000 (the “Letter of Credit Sublimit”), (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments or (iii) the Revolving Facility Usage exceed, at any one time, the Maximum Borrowing Base. Each request by the Administrative Borrower, on behalf of the Borrowers, for the issuance, amendment, or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment, or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to any Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Administrative Borrower, on behalf of the Borrowers, and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
2.9.2. Letter of Credit Fees. The Borrowers shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a fronting fee equal to the greater of (x) .25% per annum on the daily amount available to be drawn under each Letter of Credit, and (y) $500. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
2.9.3. Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrowers and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrowers shall reimburse (such
{N0221554 } - 38 -

obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 p.m. Eastern time on the first Business Day following the date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal in Dollars to the amount so paid by the Issuing Lender.
2.9.3.1 In the event the Borrowers fail to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 p.m. Eastern time on the first Business Day following the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the first Business Day following the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
2.9.3.2 Each Lender shall upon any notice pursuant to Section 2.9.3.1 [Disbursements, Reimbursement] make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrowers in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. Eastern time on the first Business Day following the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the first Business Day following the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 [Disbursements, Reimbursement] above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on the first Business Day following such Drawing Date shall not relieve such Lender from its obligation under this Section 2.9.3.2 [Disbursements, Reimbursement].
2.9.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.9.3.1, because of the Borrowers’ failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Lender a
{N0221554 } - 39 -

borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing thereof. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.
2.9.4. Repayment of Participation Advances.
   2.9.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
2.9.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.
2.9.5. Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.9.6. Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
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2.9.7. Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:
(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];
(iii) any lack of validity or enforceability of any Letter of Credit;
(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
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(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x) any breach of this Agreement or any other Loan Document by any party thereto;
(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
2.9.8. Indemnity. Each Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body. For the avoidance of doubt, this Section 2.9.8 shall not be interpreted to refer to Taxes, which are addressed elsewhere herein.
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2.9.9. Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft
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or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrowers or any Lender.
2.9.10. Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrowers a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
2.10 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.3 [Unused Line Fees];
(ii) the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(iii) if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:
(a) all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent that (x) the Revolving Facility Usage does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;
(b)  if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Lender the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations
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(after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;
(c) if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are cash collateralized;
(d) if the Letter of Credit Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such non-Defaulting Lenders’ Ratable Share; and
(e) if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and
(iv) so long as such Lender is a Defaulting Lender, FNB shall not be required to fund any Swing Loans and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(iii) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (ii) FNB or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, FNB shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless FNB or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to FNB or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, FNB and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

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3. TERM LOANS
3.1 Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a term loan (the “Term Loan”) to the Borrowers on the Closing Date in such principal amount as the Borrowers shall request up to, but not exceeding such Lender’s Term Loan Commitment.
3.2 Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms. The obligations of each Lender to make Term Loans to the Borrowers shall be in the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all Lenders to the Borrowers, but each Lender’s Term Loan to the Borrowers shall never exceed its Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Term Loans hereunder after the Closing Date. The Term Loan Commitments are not revolving credit commitments, and the Borrowers shall not have the right to borrow, repay and reborrow under Section 3.1 [Term Loan Commitments]. The principal balance of the Term Loans shall be due and payable in consecutive quarterly installments determined by, and as set forth in, the table set forth below (subject, however, to adjustment for voluntary prepayments as set forth in Section 5.6 [Voluntary Prepayments] and mandatory prepayments as set forth in Section 5.7 [Mandatory Prepayments]):

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	Date of Payment of Installment	Amount of Term Loan Repayment
Year 1	September 30, 2019	$1,312,500.00
	December 31, 2019	$1,312,500.00
	March 31, 2020	$1,312,500.00
	June 30, 2020	$1,312,500.00

Year 2	September 30, 2020	$1,312,500.00
	December 31, 2020	$1,312,500.00
	March 31, 2021	$1,312,500.00
	June 30, 2021	$1,312,500.00

Year 3	September 30, 2021	$1,750,000.00
	December 31, 2021	$1,750,000.00
	March 31, 2022	$1,750,000.00
	June 30, 2022	$1,750,000.00

Year 4	September 30, 2022	$1,750,000.00
	December 31, 2022	$1,750,000.00
	March 31, 2023	$1,750,000.00
	June 30, 2023	$1,750,000.00

Year 5	September 30, 2023	$2,187,500.00
	December 31, 2023	$2,187,500.00
	March 31, 2024	$2,187,500.00

Payments of principal shall be due on the last day of each calendar quarter, beginning on September 30, 2019, as set forth above, and continuing until the Expiration Date when the entire unpaid principal balance hereof and accrued interest thereon shall be due and payable in full.
4. INTEREST RATES
4.1 Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by the Administrative Borrower from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Administrative Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, neither the Administrative Borrower nor any other Borrower may request, convert to, or renew the LIBOR Rate Option for
{N0221554 } - 47 -

any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.
4.1.1. Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Administrative Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii) Revolving Credit LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period plus the Applicable Margin.
Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.
4.1.2. Term Loan Interest Rate Options. The Administrative Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:
(i) Term Loan Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii) Term Loan LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.
4.1.3. Rate Quotations. The Administrative Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
4.2 Interest Periods. At any time when the Administrative Borrower shall select, convert to or renew a LIBOR Rate Option, the Administrative Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:
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4.2.1. Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of, and not less than, the respective amounts set forth in Section 2.5.1 [Revolving Credit Loan Requests]; and
4.2.2. Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
4.3 Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:
4.3.1. Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;
4.3.2. Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is Paid In Full; and
4.3.3. Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent. The Administrative Agent will notify the Borrowers if the rate of interest is increased pursuant to this Section 4.3.
4.4 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.
4.4.1. Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:
(i) adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or
(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] or as otherwise set forth herein..
4.4.2. Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:
(i) the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
(ii) such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
{N0221554 } - 49 -

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank Eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
4.4.3. Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable] and the Administrative Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrowers shall, subject to the Borrowers’ indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.
4.5 Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans or Term Loans as the case may be, commencing upon the last day of the existing Interest Period.
5. PAYMENTS
5.1 Payments. All payments and prepayments to be made in respect of principal, interest, Unused Line Fees, Letter of Credit Fees, Administrative Agent’s Fee, the Underwriting Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00
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a.m. Eastern time on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature (except as expressly permitted by Section 5.9 [Taxes]), and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of FNB with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. Eastern time by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.
5.2 Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Unused Line Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee, the Underwriting Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Unused Line Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swing Loans shall be made by or to FNB according to Section 2.6.5 [Borrowings to Repay Swing Loans].
5.3 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase
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price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii) the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
5.4 Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
5.5 Interest Payment Dates. Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).
5.6 Voluntary Prepayments.
5.6.1. Right to Prepay. The Borrowers shall have the right at their option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, the Administrative Borrower shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. Eastern time at least one (1) Business Day prior to the date of prepayment of the Revolving
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Credit Loans or Term Loans or no later than 1:00 p.m. Eastern time on the date of prepayment of Swing Loans, setting forth the following information:
(a) the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(b) a statement indicating the application of the prepayment between the Revolving Credit Loans, Term Loans and Swing Loans;
(c) a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and
(d) the total principal amount of such prepayment, which shall not be less than $100,000 for any Swing Loan or $500,000 for any Term Loan.
All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.6.1 [Right to Prepay] shall be applied to unpaid installments of principal of the Term Loans as directed by the Administrative Borrower and any principal amount of the Term Loan prepaid may not be reborrowed. Notwithstanding the application of any prepayments as directed by the Administrative Borrower pursuant to this Section 5.6.1 [Right to Prepay], for purposes of calculating any applicable Fixed Charge Coverage Ratio, such prepayments will be deemed to have been applied in accordance with the requirements for the application of mandatory Term Loan prepayments pursuant to Section 5.7 [Mandatory Prepayments]. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans and then to Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, next to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity].
5.6.2. Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 12.1 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to
{N0221554 } - 53 -

an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 12.8 [Successors and Assigns];
(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and
(iv) such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
5.6.3. Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrowers are or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
5.7 Mandatory Prepayments.
5.7.1. Sale of Assets. If on any date the Borrowers or any of their Subsidiaries shall receive net cash proceeds from (i) any Asset Sale, and the net cash proceeds of such Asset Sale or the aggregate net cash proceeds of all Asset Sales in any fiscal year exceeds $250,000, or (ii) any Recovery Event, and the net cash proceeds of such Recovery Event or the aggregate net cash proceeds of all Recovery Events during any fiscal year exceeds $250,000, then all of such net cash proceeds (and not merely such excess) shall be applied five (5) Business Days after such date to the prepayment of the Term Loans as follows: payments will first be applied pro rata to the unpaid installments of principal of the Term Loans, without premium or penalty (subject to payment of breakage costs in the case of a prepayment of Loans for which a LIBOR Rate Option applies other than on the last day of the relevant interest period, or any other provision contained
{N0221554 } - 54 -

in this Agreement) and then to reduce the outstanding Revolving Facility Usage, if any. The amount of any mandatory prepayments applied to principal of the Term Loans under this Section 5.7.1 [Sale of Assets] may not be reborrowed.
5.7.2. Maximum Borrowing Base Exceeded. Whenever the outstanding Revolving Facility Usage exceed the Maximum Borrowing Base, the Borrowers shall make, within one (1) Business Day after the Borrowers learn of such excess and whether or not the Administrative Agent has given notice to such effect, a mandatory prepayment of principal equal to the excess of the outstanding principal balance of the Revolving Credit Loans over the Maximum Borrowing Base, together with accrued interest on such principal amount. If after such prepayment the Revolving Facility Usage still exceeds the Maximum Borrowing Base, the Borrowers shall cash collateralize such excess amount by pledging and depositing with or delivering to Administrative Agent, for the benefit of each of the Lenders, as collateral for such excess amount, cash or deposit account balances pursuant to documentation satisfactory to Administrative Agent, which such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrowers hereby grant to Administrative Agent, for the benefit of each of the Lenders, a security interest in all cash collateral pledged pursuant to this Section 5.7.2 [Maximum Borrowing Base Exceeded].
5.7.3. Excess Cash Flow. Within ten (10) calendar days of delivery of the Holdings’ audited consolidated year-end financial statements, but in any event no later than one hundred twenty (120) calendar days after the end of each fiscal year commencing with the fiscal year ending September 30, 2019, and continuing through the expiration of the term hereof, the Borrowers shall make a mandatory prepayment of principal on the Term Loans (“Mandatory Prepayment of Excess Cash Flow”) in an amount equal to:
a.75% of Excess Cash Flow for the immediately preceding fiscal year if, at the time of determination, the Total Leverage Ratio of the Borrowers is greater than or equal to 2.5 to1.0;
b.50% of Excess Cash Flow for the immediately preceding fiscal year if, at the time of determination, the Total Leverage Ratio of the Borrowers is less than 2.5:1.0 but greater than or equal to 1.5 to 1.0; and
c.0% of Excess Cash Flow for the immediately preceding fiscal year if, at the time of determination, the Total Leverage Ratio of the Borrowers is less than 1.5 to1.0;
provided, that for the fiscal year ending September 30, 2019, Excess Cash Flow shall be calculated for the period beginning on the Closing Date and ending September 30, 2019.
Each Mandatory Prepayment of Excess Cash Flow (i) shall be reduced by the aggregate principal amount of all voluntary Term Loan prepayments made during the immediately preceding fiscal year, and (ii) shall be applied pro rata to the unpaid installments of principal of the Term Loans. To the extent that a Mandatory Prepayment of Excess Cash Flow exceeds the outstanding principal amount of the Term Loans, such prepayment shall be limited to the amount
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necessary to prepay the Term Loans in full. The amount of any Mandatory Prepayment of Excess Cash Flow applied to principal of the Term Loan may not be reborrowed.
5.7.4. Equity Issuance; Indebtedness. Within five (5) Business Days of:
i.the issuance by Holdings of any Equity Interests (other than an Excluded Equity Issuance), and continuing through the expiration of the term hereof, the Borrowers shall make a mandatory prepayment of principal on the Term Loans in an amount equal to the percentage set forth below of the net cash proceeds of the issuance of such Equity Interests, together with accrued interest on such principal amount (each, a “Mandatory Prepayment of Equity”):
(a)50% of such net cash proceeds if, at the time of issuance, the Total Leverage Ratio is equal to or greater than 2.0 to 1.0; and
(b) 25% of such net cash proceeds if, at the time of issuance, the Total Leverage Ratio is less than 2.0 to 1.0.
ii.the issuance by Holdings or any Borrower of any Indebtedness, other than any Indebtedness permitted under Section 8.2.1 [Indebtedness], and continuing through the expiration of the term hereof, the Borrowers shall make a mandatory prepayment of principal on the Term Loans in an amount equal to 100% of the net cash proceeds of the issuance of such Indebtedness, as applicable, together with accrued interest on such principal amount (each, a “Mandatory Prepayment of Indebtedness”).
iii.Each Mandatory Prepayment of Equity or Mandatory Prepayment of Indebtedness shall be applied pro rata to the unpaid installments of principal of the Term Loans. To the extent that a Mandatory Prepayment of Equity or Mandatory Prepayment of Indebtedness exceeds the outstanding principal amount of the Term Loans, such prepayment shall be limited to the amount necessary to prepay the Term Loans in full. The amount of any Mandatory Prepayment of Equity or Mandatory Prepayment of Indebtedness applied to principal of the Term Loan may not be reborrowed.
5.7.5. Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 [Mandatory Prepayments] shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a LIBOR Rate Option. In accordance with Section 5.10 [Indemnity], the Borrowers shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a LIBOR Rate Option on any day other than the last day of the applicable Interest Period.
5.8 Increased Costs.
5.8.1. Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;
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(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
5.8.2. Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
5.8.3. Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
5.8.4. Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 5.8 [Increased Costs] shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation,
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provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
5.9 Taxes.
5.9.1. Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.
5.9.2. Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
5.9.3. Payment of Other Taxes by the Loan Parties. Without duplication of other amounts payable by a Loan Party, the Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
5.9.4. Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
5.9.5. Indemnification by the Lenders for Taxes. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan
{N0221554 } - 58 -

Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders for Taxes].
5.9.6. Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
5.9.7. Status of Recipients.
(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii) Without limiting the generality of the foregoing, in the event that each Borrower is a U.S. Borrower,
(A) any Recipient that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;
(B) any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the
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reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
(i) in the case of a Foreign Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(iii) executed originals of IRS Form W-8ECI;
(iv) in the case of a Foreign Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Recipient is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(v) to the extent a Foreign Recipient is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Recipient is a partnership and one or more direct or indirect partners of such Foreign Recipient are claiming the portfolio interest exemption, such Foreign Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;
(C) any Foreign Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such
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documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
5.9.8. Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
5.9.9. Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
5.10 Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but, for the avoidance of doubt, excluding Taxes) which such Lender sustains or incurs as a consequence of any:
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(i) payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or
(ii) attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments].
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.
5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and FNB may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitment] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.
5.12 Receipt and Application of Payments. On the earliest date reasonable practicable, and in no event more that fifteen (15) days following the Closing Date (such date, the “Transition Date”), each Loan Party shall establish and maintain a depository account with the Administrative Agent, subject to the provisions of this Section 5.12 [Receipt and Application of Payments], such other provisions as the Administrative Agent may require and such other related agreements as the Administrative Agent may require (the “Cash Collateral Account”). From and after the occurrence of an Event of Default, each Loan Party, upon request by the
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Administrative Agent, shall promptly establish with the Administrative Agent and maintain a lockbox account (“Lockbox”) subject to the provisions of this Section 5.12 [Receipt and Application of Payments], such other provisions as the Administrative Agent may require, and such other related agreements as the Administrative Agent may require. For all contracts awarded to any Loan Party after the Transition Date, including new contracts awarded by current Account Debtors, all individual task orders and delivery orders awarded to any Loan Party after the Transition Date on contracts in existence on the Transition Date, and all option period extensions of contracts in existence on the Transition Date (each a “New Contract”), such Loan Party shall notify and direct such Account Debtors to remit payments directly to Cash Collateral Account or the Lockbox, as the case may be. Any funds collected in the Lockbox (if any) shall be transferred to the Cash Collateral Account. Each Loan Party shall designate the Cash Collateral Account in the federal System for Award Management (formerly the Central Contractor Registration) as the account to receive payments due from the Government with respect to New Contracts. Following the Transition Date, each Loan Party will cooperate with the Administrative Agent on an orderly basis and use commercially reasonable efforts such that as soon as reasonably practicable after the Transition Date, but in no event later than one hundred eighty (180) days after the Closing Date, all contracts in existence on the Transition Date shall be subject to the requirements set forth herein applicable to New Contracts, and after the date a contract in existence on the Transition Date becomes subject to the requirements applicable to New Contracts, it shall thereafter constitute a New Contract. In the event any Loan Party (or any of its Affiliates, shareholders, directors, officers, employees, Administrative Agents or those Person acting for or in concert with any other Loan Party) shall receive any cash, checks, notes, drafts or other similar items of payment relating to or constituting the Collateral (or proceeds thereof), no later than the first Business Day following receipt thereof, such Loan Party shall (i) deposit or cause the same to be deposited, in kind, in the Cash Collateral Account or the Lockbox, as applicable, or such other depository as may be designated in writing by the Administrative Agent (the “Depository”), from which account the Administrative Agent alone shall have sole power of withdrawal, and with respect to which the Depository shall waive any rights of set off, and (ii) forward to the Administrative Agent on a daily basis, a collection report in form and substance satisfactory to the Administrative Agent and, at the Administrative Agent’s request, copies of all such items and deposit slips related thereto. All cash, notes, checks, drafts or similar items of payment by or for the account of any Loan Party shall be the sole and exclusive property of the Lenders immediately upon the earlier of the receipt of such items by the Administrative Agent or the Depository or the receipt of such items by any Loan Party; provided, however, that for the purpose of computing interest hereunder such items shall be deemed to have been collected and shall be applied by the Administrative Agent on account of the Revolving Credit Loans one (1) Business Day after receipt by the Administrative Agent (subject to correction for any items subsequently dishonored for any reason whatsoever). Notwithstanding anything to the contrary herein, all such items of payment shall, solely for purposes of determining the occurrence of an Event of Default, be deemed received upon actual receipt by the Administrative Agent, unless the same are subsequently dishonored for any reason whatsoever. All funds in the Cash Collateral Account, including all payments made by or on behalf of and all credits due any Loan Party, may be applied and reapplied in whole or in part to any of the Loans to the extent and in the manner the Administrative Agent deems advisable.
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5.13 Collections; Administrative Agent’s Right to Notify Account Debtors. Each Loan Party hereby authorizes the Administrative Agent, now and at any time or times hereafter, to (i) notify any or all Account Debtors that the Receivables with respect to New Contracts have been assigned to the Lenders and that the Lenders have a security interest therein, and (ii) direct such Account Debtors to make all payments due from them to the Loan Parties upon such Receivables directly to the Cash Collateral Account or to the Lockbox, as applicable. Any such notice, in the Administrative Agent’s sole discretion, may be sent on the applicable Loan Party’s stationery, in which event the Loan Party shall co-sign such notice with the Administrative Agent. To the extent that any Law or custom or any contract or agreement with any Account Debtor requires notice to or the approval of the Account Debtor in order to perfect such assignment of a security interest in Receivables, each Loan Party agrees to give such notice or obtain such approval.
5.14 Joint and Several Liability. The liability of the Borrowers for all of the Obligations shall be joint and several regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Administrative Agent and the Lenders account for such Loans or other extensions of credit on their respective books and records. Each Borrower acknowledges that its Obligations arising as a result of joint and several liability shall, to the full extent permitted by law, be unconditional and shall constitute primary obligations of such Borrower.
6. REPRESENTATIONS AND WARRANTIES
6.1 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
6.1.1. Organization and Qualification; Power and Authority; Compliance with Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in all jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be reasonably expected to constitute a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.13 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.
6.1.2. Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states (i) the name of each of Holdings’ Subsidiaries (including the Subsidiary Borrowers) and each
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wholly-owned Subsidiary of the Subsidiary Borrowers, its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary (collectively the “DLH Equity Interests”). Holdings and each Subsidiary of Holdings (including the Subsidiary Borrowers and their respective Subsidiaries) has good and marketable title to all of the DLH Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens) and all such Equity Interests have been validly issued, fully paid and nonassessable. Neither the Loan Parties nor any Subsidiary of a Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940.
6.1.3. Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms. The Acquisition Documents have been duly and validly executed and delivered by the parties thereto and constitute the legal, valid and binding obligations of the parties thereto, in each case enforceable against them in accordance with their respective terms, except to the extent that enforceability may be limited by Debtor Relief Laws. Holdings has delivered to the Administrative Agent for delivery to the Lenders a true and correct copy of the Acquisition Documents (which constitute all of the material agreements with respect to the Acquisition), and there has been no other amendment, waiver or modification of the Acquisition Documents. All representations and warranties of Holdings and, to the best of the Holdings’ knowledge, of the other parties to the Acquisition Documents contained in the Acquisition Documents are true and correct in all material respects. Upon consummation of the Acquisition and thereafter, Holdings shall own all of the issued and outstanding shares of capital stock of Systems, and Holdings and each Subsidiary Borrower shall immediately after the Acquisition own all of the tangible and intangible personal property that it owned immediately prior to the Acquisition, except as expressly set forth in the Stock Purchase Agreement.
6.1.4. No Conflict; Material Agreements. Neither the execution and delivery of this Agreement or the other Loan Documents or the Acquisition Documents or the Subordinated Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents), except, in each case, any breach that would not be reasonably be expected to result in a Material Adverse Change. There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.
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6.1.5. Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate would reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in any Material Adverse Change.
6.1.6. Financial Statements.
(i) Historical Statements. Holdings has delivered to the Administrative Agent copies of Holdings’ audited consolidated year-end financial statements for and as of the end of the three (3) immediately preceding fiscal years. In addition, Holdings has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended March 31, 2019 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by Borrower’s management, are correct and complete and fairly present in all material respects the consolidated financial condition of Holdings and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments and the absence of footnotes.
(ii) Accuracy of Financial Statements. Neither the Borrowers nor any Subsidiary of the Borrowers has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrowers or any Subsidiary of the Borrowers which would be reasonably expected to cause a Material Adverse Change. Since March 31, 2019, no Material Adverse Change has occurred.
6.1.7. Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
6.1.8. Full Disclosure. Neither this Agreement nor any other Loan Document, nor any of the Acquisition Documents, nor any certificate, statement, agreement or other documents expressly referenced herein and furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in
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light of the circumstances under which they were made, not misleading; it being understood for purposes of this Section 6.1.8 [Full Disclosure] that projections prepared in good faith and based on reasonable assumptions and pro forma financial information or information of a general economic or general industry nature are excluded from the foregoing representation.
6.1.9. Taxes. Except as would not be reasonably expected to result in a Material Adverse Change, all federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed (taking into account any valid extensions), and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
6.1.10. Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others, except as would not be reasonably expected to result in a Material Adverse Change.
6.1.11. Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.
6.1.12. ERISA Compliance. (i) Except as would not result in a Material Adverse Change, each Pension Plan is in compliance in with the applicable provisions of ERISA, the Code and other federal or state Laws; (ii) except as would not result in a Material Adverse Change, each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification; (iii) each Loan Party and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) no Pension Plan or Multiemployer Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan’s or Multiemployer Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan or Multiemployer Plan for the applicable plan year); (vi) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (vii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4203 of ERISA
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with respect to a Multiemployer Plan; and (viii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA. No Loan Party nor any Subsidiary of a Loan Party has, or could reasonably be expected to have, any liability for any breach of fiduciary duties under Section 404 of ERISA or any non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any “employee benefit plan” (as defined under section 3(3) of ERISA), including without limitation the ESOP, except those that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Each Loan Party and each Subsidiary of a Loan Party has been in compliance with the requirements of ERISA and the Code with respect to the ESOP, and the ESOP has met the qualification requirements of Section 401(a) of the Code, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
6.1.13. Environmental Matters. Each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws except as would not in the aggregate reasonably be expected to result in a Material Adverse Change.
6.1.14. Solvency. Before and after giving effect to the initial Loans hereunder and the Transactions, each of the Loan Parties is solvent. After giving effect to the transactions contemplated by the Loan Documents and the Acquisition Documents, including all Indebtedness incurred thereby, the Liens granted by the Borrowers in connection with the Loan Documents and the payment of all fees related thereto, each of the Loan Parties will be Solvent, determined as of the Closing Date.
6.2 Anti-Money Laundering/International Trade Law Compliance. No Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country in violation of any law, regulation, order or directive enforced by any Compliance Authority or has any assets in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority. In addition to the foregoing, each of the Loan Parties represents and warrants that (i) the proceeds of the Loans will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (ii) the funds used to repay the Loans are not derived from any unlawful activity; and (iii) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.
7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

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7.1 First Loans and Letters of Credit.
7.1.1. Deliveries. On the Closing Date and immediately following consummation of the Acquisition, the Administrative Agent shall have received, or the Borrowers shall satisfy, each of the following in form and substance satisfactory to the Administrative Agent:
(i) Certified copies of the Acquisition Documents (including all amendments, supplements, schedules and exhibits thereto), which shall provide for an aggregate cash purchase price at closing not to exceed an amount of $75,000,000 (excluding Transaction Expenses);
iv.Evidence satisfactory to the Administrative Agent that as of the Closing Date: (a) Total Funded Debt does not exceed $70,000,000, (b) the Revolving Credit Commitment is unfunded, and, (c) Consolidated EBITDA for the four (4) fiscal quarters ending March 31, 2019, is at least $20,000,000;
v.A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects (except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date and (ii) to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects), (x) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrowers delivered to the Administrative Agent;
vi.A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business;
vii.This Agreement and each of the other Transaction Documents signed by an Authorized Officer and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral;
viii.A written opinion of counsel for the Loan Parties, dated the Closing Date, in form and substance acceptable to the Administrative Agent and its counsel;
ix.Evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured, mortgagee and lender loss payee;
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x.Pro forma projections (including pro forma closing balance sheet, pro forma statements of operations and cash flow) for the fiscal years ended September 30, 2019 and September 30, 2020 and quarterly projections through September 30, 2020, including assumptions used in preparing the forecast financial statements, in form and substance satisfactory to the Administrative Agent;
xi.A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrowers most recently ended prior to the Closing Date, signed by an Authorized Officer of Borrowers, setting forth pro-forma compliance with financial covenants as of the Closing Date;
xii.Audited financial statements of the Borrowers and the Borrowers’ Subsidiaries, prepared in accordance with GAAP, for the fiscal year ended September 30, 2018;
xiii.Evidence that any existing credit agreements, and the obligations thereunder, have been terminated, and all outstanding commitments and obligations thereunder have been paid and all Liens securing such obligations have been released;
xiv.A Lien search in acceptable scope and with acceptable results;
xv.Evidence of regulatory approvals and licenses necessary for the Loans and Acquisition and absence of any legal or regulatory prohibitions or restrictions on the financing or the Acquisition;
xvi.Consummation of the Acquisition on terms and conditions as set forth in the Acquisition Documents, which shall not have been amended or any provisions thereof waived without the consent of the Administrative Agent;
xvii.A Borrowing Base Certificate prepared as of the last day of the month immediately preceding the Closing Date, establishing that the Maximum Borrowing Base as of the Closing Date is at least $20,000,000;
xviii.Evidence of no Material Adverse Effect (as defined in the Stock Purchase Agreement) with respect to Systems since the date of the Stock Purchase Agreement;
xix.Evidence of no ERISA or labor matters affecting any Loan Party or any ERISA Affiliate, including without limitation a copy of the “ESOP Opinion”, as such term is defined in the Stock Purchase Agreement, and confirmation of the payoff of that certain loan documented by the “ESOP Loan Agreement”, as such term is defined in the Stock Purchase Agreement;
xx.An executed landlord’s waiver or other lien waiver agreement from the lessor, warehouse operator or other applicable Person for each leased Collateral location as required under the Security Agreement;
xxi.Receipt of a quality of earnings report in form and substance satisfactory to the Administrative Agent and the Lenders in their sole discretion;
xxii.Satisfactory diligence of all environmental, intellectual property, legal, regulatory and contingent liability matters and satisfactory diligence of all business and credit matters, in each case as determined by the Administrative Agent and the Lenders in their reasonable discretion;
xxiii.Satisfactory results of all “know your customer”, “anti-money laundering” and “OFAC” due diligence of the Borrowers and their Subsidiaries and certain officers and employees thereof as reasonably determined by the Administrative Agent and the Lenders, and compliance with all requirements of the USA Patriot Act and all Anti-Terrorism Laws; and
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xxiv.Such other documents and conditions in connection with such transactions as the Administrative Agent may reasonably request.
7.1.2. Payment of Fees. The Borrowers shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.
7.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects (except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date and (y) to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, and (iv) the Administrative Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.
8. COVENANTS
The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:
8.1 Affirmative Covenants.
8.1.1. Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.7 [Liquidations, Mergers, Consolidations] and, with respect to being so licensed or qualified, except as would not be reasonably expected to result in a Material Adverse Change. Following the date hereof, the Borrowers (a) shall cause the Dormant Subsidiaries to take no action (including incurring any liabilities, acquiring any assets, or engaging in any operations); and (b) shall within forty-five (45) calendar days following the Closing Date either: (i) complete the liquidation and dissolution of each Dormant Subsidiary, or (ii) deliver to the Administrative Agent (A) a signed Guarantor Joinder; (B) documents in the forms described in Section 7.1 [First Loans and Letters of Credit] modified as appropriate; and (C) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Lenders in the equity interests of, and Collateral held by, any Dormant Subsidiary not liquidated and dissolved pursuant to clause (i).
8.1.2. Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by
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appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
8.1.3. Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. The Loan Parties shall comply with the covenants and provide the endorsement set forth on Schedule 8.1.3 relating to property and related insurance policies covering the Collateral.
8.1.4. Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, except to the extent the failure to do so would not be reasonably expected to result in a Material Adverse Change.
8.1.5. Visitation Rights.
(i) Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and, subject to the proviso at the end of paragraph (ii) of this Section 8.1.5, at such times and as often as any of the Administrative Agent may reasonably request, provided that the Administrative Agent shall provide the Borrowers with reasonable notice prior to any visit or inspection.
(ii) The Administrative Agent shall have the right, at any time and from time to time, upon reasonable prior notice, to conduct field audits, examinations or appraisals with respect to the Collateral and each Loan Party’s accounts receivable, inventory, business and operations, as and when the Administrative Agent reasonably deems necessary or appropriate, in its sole discretion; provided, that in the absence of a Potential Default, the right of the Administrative Agent to conduct visitations, inspections, field audits, examinations and appraisals shall be limited to conducting a maximum of two (2) visitations, inspections, field audits, examinations or appraisals during any twelve (12) month period (except that the Administrative Agent shall conduct a field audit, examination or appraisal in connection with the joinder of a new “Borrower” or “Guarantor” hereunder).
(iii) The costs incurred by the Administrative Agent in connection with any such visit, inspection, field audit, examination or appraisal shall be borne by the Borrower and payable upon demand. However, in the absence of an Event of Default, the Borrower’s maximum liability for visitation, inspection, field audit, examination and appraisal costs and expenses shall be limited to the costs and expenses of only two (2) visitations, inspections, field audits, examinations or appraisals conducted during any twelve (12) month period (unless the
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Administrative Agent shall conduct a field audit, examination or appraisal in connection with the joinder of a new “Borrower” or “Guarantor” hereunder, in which event the Borrowers shall be liable for the costs and expenses of such field audit, examination or appraisal as well). Any and all field audits, examinations or appraisals conducted following and during the continuance of an Event of Default shall be at the Borrowers’ cost and expense, with the foregoing limitation on maximum costs and expenses being inapplicable during such period.
(iv) Notwithstanding anything to the contrary in this Section 8.1.5 [Visitation Rights], none of the Borrowers or any of their respective Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information (unless the recipient of such document, information or other matter is subject to confidentiality obligations reasonably acceptable to the Borrowers), (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client privilege or constitutes attorney work product.
8.1.6. Keeping of Records and Books of Account; Depository Accounts.
(a) Holdings shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable Holdings to issue consolidated financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over Holdings or any of its Subsidiaries, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
(b) Each of the Loan Parties shall establish and maintain at FNB its primary treasury and depository accounts, including money market accounts, sweep accounts and certificates of deposit.

8.1.7. Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, except to the extent the failure to do so would not result in a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds] and as permitted by applicable Law.
8.1.8. Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral and all other real and personal property of the Loan Parties whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral. In addition to the foregoing, within ten (10) Business Days of the Administrative Agent’s request, each Loan Party shall execute and deliver to the Administrative Agent all documents or materials necessary or appropriate in order to comply with the Assignment of Claims Act (the “Government Contract Assignments”) in
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connection with each Government Contract required to be assigned to the Administrative Agent by the Administrative Agent. The Loan Parties acknowledge that the Lenders will be irreparably harmed if any Loan Party fails or refuses to execute and deliver to the Administrative Agent any Government Contract Assignment as and when required pursuant to this Section 8.1.8, and that the Lenders have no adequate remedy at law. In such event, the Loan Parties agree that the Administrative Agent shall be entitled, in addition to all other rights and remedies available to the Administrative Agent and the Lenders, to injunctive or other equitable relief to compel the Loan Parties’ full compliance with the requirements of this Section 8.1.8. All costs and expenses incurred in connection with the Government Contract Assignments shall be borne solely by the Borrowers. The Loan Parties shall notify the Administrative Agent of any changes in the information provided in any Beneficiary Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
8.1.9. Anti-Terrorism Laws. None of the Loan Parties is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law. The Loan Parties shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Loan Parties with Anti-Terrorism Laws.
8.1.10. Reserved.
8.1.11. Maintenance of Patents, Trademarks, Etc. Each Loan Party shall maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property (for, as applicable, their statutory term) to the extent necessary for the ownership and operation of its properties and business if the failure so to maintain the same would reasonably be expected to result in a Material Adverse Change.
8.1.12. Pension Plans and the ESOP. The Loan Parties shall, and shall cause each ERISA Affiliate to, comply with ERISA, the Code and other applicable Laws applicable to Pension Plans and the ESOP except where such failure, alone or in conjunction with any other failure, would not reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, the Loan Parties shall cause all of their Pension Plans and all Pension Plans maintained by any ERISA Affiliate to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each ERISA Affiliate to make, in a timely manner, all contributions due to Pension Plans and Multiemployer Plans.
8.1.13. Subordination of Intercompany Loans. Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of an intercompany subordination agreement in form and substance satisfactory to the Administrative Agent (the “Intercompany Subordination Agreement”).
8.1.14. Additional Collateral. (i) With respect to any Collateral acquired after the Closing Date by any Loan Party (other than any property described in paragraph (ii) or (iii) below) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien under the Security Agreement, the Borrowers shall and shall cause such Loan Party to do the following within ten (10) Business Days after the date of acquisition: (A) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such
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other Security Documents as the Administrative Agent reasonably requests in order to grant Prior Security Interests to the Administrative Agent for the benefit of the Lenders in in such property, (B) take all actions reasonably requested by the Administrative Agent and required by the Security Documents to grant to the Administrative Agent, for the benefit of the Lenders, a Prior Security Interests in the United States in such property (subject to Permitted Liens), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent and (C) execute, as applicable, and deliver to the Administrative Agent documents in the forms described in Section 7.1 [First Loans and Letters of Credit] modified as appropriate.
(ii) With respect to any new Domestic Subsidiary created or acquired directly by a Loan Party after the Closing Date, (including as a result of any Delaware LLC Division), the Borrowers agrees, and agrees to cause such Domestic Subsidiary and Loan Party, as appropriate, to do the following within five (5) Business Days after the date of the date of such Subsidiary’s acquisition or filing of such Subsidiary’s organizational document, as applicable: (A) execute and deliver to the Administrative Agent such amendments to the Guaranty Agreement and Security Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a Prior Security Interest (subject to Permitted Liens) in the Capital Stock of such new Domestic Subsidiary that is owned by any Loan Party, (B) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (C) cause such new Domestic Subsidiary (1) to become a party to the Guaranty Agreement and Security Documents as a grantor and Subsidiary Guarantor and (2) to take such actions reasonably necessary and required by the Security Documents to grant to the Administrative Agent for the benefit of the Lenders a Prior Security Interest (subject to Permitted Liens) in the Collateral in the United States as described in the Security Documents with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent, and (D) execute, as applicable, and deliver to the Administrative Agent documents in the forms described in Section 7.1 [First Loans and Letters of Credit] modified as appropriate. Notwithstanding the foregoing, if the only material asset of a Domestic Subsidiary is the Capital Stock of a Foreign Subsidiary and the joinder of such Domestic Subsidiary to the Guaranty Agreement and Security Documents, in the good faith judgment of the Borrowers, is likely to result in adverse tax consequences to the Borrowers under Section 956 of the Code, then such Domestic Subsidiary (an “Excluded Domestic Subsidiary”) shall not be required to so join while such condition exists.
(iii) With respect to any new direct Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, the Borrowers agree, and agree to cause their respective Domestic Subsidiaries to do the following within ten (10) Business Days after the date of the date of such Foreign Subsidiary’s acquisition or filing of such Foreign Subsidiary’s organizational document, as applicable: (A) execute and deliver to the Administrative Agent such amendments to the Pledge Agreement as the Administrative Agent reasonably deems
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reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a Prior Security Interest (subject to Permitted Liens) in the Capital Stock of such new Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Foreign Subsidiary be required to be so pledged), (B) deliver to the Administrative Agent the certificates, if any, representing such pledged Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be reasonably requested by the Administrative Agent, to perfect the Administrative Agent’s security interest therein, and (C) execute, as applicable, and deliver to the Administrative Agent documents in the forms described in Section 7.1 [First Loans and Letters of Credit] modified as appropriate.
8.1.15. Post-Closing Matters.  Within the time periods set forth in Schedule 8.1.15 [Post-Closing Matters] (as such periods may be extended by the Administrative Agent in its discretion), the Loan Parties shall have duly executed and delivered each of the documents, agreements, and instruments and taken all other actions as set forth on such Schedule.
8.2 Negative Covenants.
8.2.1. Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
xxv.Indebtedness under the Loan Documents;
xxvi.Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1;
xxvii.Indebtedness secured by Permitted Liens;
xxviii.Indebtedness of a Loan Party to another Loan Party which is subordinated pursuant to an Intercompany Subordination Agreement, except that no Loan Party shall have any Indebtedness to Holdings, except for Investments permitted by Section 8.2.4 [Loans and Investments];
xxix.Any (i) Lender Provided Interest Rate Hedge, (ii) other Interest Rate Hedge approved by the Administrative Agent or (iii) Indebtedness under any Other Lender Provided Financial Services Product; provided, however, the Loan Parties and their Subsidiaries shall enter into a Lender Provided Interest Rate Hedge or another Interest Rate Hedge only for hedging (rather than speculative) purposes;
xxx.Indebtedness representing deferred compensation to employees of Holdings or any of its Subsidiaries incurred in the ordinary course of business;
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xxxi.Indebtedness to current or former officers, directors, managers, consultants and employees to finance the purchase or redemption of Capital Stock of a Borrower (or any direct or indirect parent thereof) permitted by Section 8.2.5 [Dividends and Related Distributions], in an aggregate amount not to exceed $100,000;
xxxii.Indebtedness incurred by a Borrower or any of its Subsidiaries in connection with any Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting contingent indemnification obligations or other similar adjustments;
xxxiii.Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and not in excess of unpaid costs and related interest costs;
xxxiv.Guaranties of (A) Indebtedness permitted hereunder and (B) leases (other than capitalized leases) or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
xxxv.Indebtedness in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit, Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, netting services, check endorsement guarantees and otherwise in connection with deposit accounts or cash management services, in each case, in the ordinary course of business, and Article 4 customary trade arrangements with customers consistent with past practices; and
xxxvi.Unsecured Indebtedness in an aggregate principal amount for all Loan Parties at any time outstanding not to exceed $500,000.
8.2.2. Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.
8.2.3. Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for Guaranties of Indebtedness of the Loan Parties permitted hereunder, but no Loan Party shall guaranty Indebtedness of Holdings.
8.2.4. Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment, or agree, become or remain liable to make any Investment, except:
1.Investments arising from trade credit extended on usual and customary terms in the ordinary course of business;
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2.loans and advances to officers, directors and employees of the Borrowers or any of their respective Subsidiaries to meet expenses incurred by such officers, directors and employees in the ordinary course of business, which loans and advances shall not exceed at any time $500,000 in the aggregate;
3.Permitted Investments;
4.(A) Investments by Holdings or any of its Subsidiaries in a Loan Party (other than Holdings), and (B) Investments in Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 8.2.5(ii);
5.Interest Rate Hedges permitted by Section 8.2.1(vi);
6.Investments to the extent that payment for such Investments is made solely with Capital Stock of Holdings (or by any direct or indirect parent thereof) and the issuance and/or transfer of such Capital Stock is otherwise permitted pursuant to the terms of this Agreement;
7.Investments held by a Subsidiary acquired after the Closing Date or of a Person merged with or into a Borrower or merged or consolidated with a Subsidiary of a Borrower in accordance with Section 8.2.7 [Liquidations, Mergers, Consolidations] after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and so long as none of the Loan Parties or any of their Subsidiaries has any liability or other obligation with respect to such Investments;
8.Investments, including Investments in Permitted Joint Ventures, that do not exceed in the aggregate at any time outstanding an amount equal to $1,000,000; and
9.the Acquisition.
8.2.5. Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of Capital Stock or on account of the purchase, redemption, retirement or acquisition of Capital Stock (other than dividends or distributions payable solely in Capital Stock) (each, a “Restricted Payment”), except:
(i) Restricted Payments payable to another Loan Party (other than Holdings);

(ii) Restricted Payments paid to Holdings on account of the following:

(A)  to pay corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses) of Holdings,
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which are attributable to the ownership or operations of the Loan Parties, including any costs incurred in any way in connection with the Acquisition, in an aggregate amount not to exceed during any fiscal year of $8,000,000;
(B) to pay franchise taxes and other fees, taxes and expenses actually incurred and required to maintain the corporate existence of Holdings, in an aggregate amount not to exceed during any fiscal year of $3,000,000; and
(C) for any taxable period in which the Loan Parties or any of their Subsidiaries is a member of a consolidated, combined or similar income tax group of which Holdings is the common parent (a “Tax Group”), to pay an allocable portion of such federal, foreign, state and local income Taxes of such Tax Group that is actually incurred and attributable to such Loan Parties and Subsidiaries; provided, however, that such Restricted Payments shall not exceed the lesser of (x) the amount of the relevant tax that such Loan Parties would owe if such Loan Parties were filing a separate tax return (or a separate consolidated tax return with their respective Subsidiaries that are members of such consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of such Loan Parties and such Subsidiaries and (y) the net amount of the relevant tax that Holdings actually owes to the appropriate taxing authority; provided further that any Restricted Payments received by Holdings from any Loan Party pursuant to this clause (C) shall be paid over to the appropriate taxing authority within 60 days of receipt by Holdings thereof.
(iii) the Borrowers may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of a Borrower (or of any such direct or indirect parent of the Borrower) by any future, present or former employee, director, officer, manager or consultant of such Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, officer, manager or consultant of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower (or of any direct or indirect parent of the Borrower) in connection with any such repurchase, retirement or other acquisition or retirement); provided, however, that (x) the aggregate amount of Restricted Payments made under this clause (iii) in connection with the death of any such Person shall be limited to the cash proceeds received from any key man life insurance with respect to the Person whose Capital Stock is being redeemed and (y) the aggregate amount of any other Restricted Payments made under this clause (iii) shall not exceed in any fiscal year of $2,000,000; and
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(iv) non-cash Restricted Payments consisting of repurchases of Capital Stock in Holdings or any of its Subsidiaries deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants.
8.2.6. Changes in Acquisition Documents.
(i) Holdings shall not, and the Subsidiary Borrowers shall not permit Holdings to, amend or modify any provisions of any of the Acquisition Documents without providing at least fifteen (15) calendar days’ prior written notice to the Administrative Agent and the Lenders, and obtaining the prior written consent of the Required Lenders.
(ii) Except as contemplated by Section 8.2.19 [Payments Under Acquisition Documents], the Borrowers shall not directly or indirectly make any payment under any of the Acquisition Documents which would violate the provisions of any of the Acquisition Documents or the Loan Documents.
8.2.7. Liquidations, Mergers, Consolidations. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation (including, in each case, pursuant to a Delaware LLC Division); provided that (i) any Loan Party other than a Borrower may consolidate or merge into another Loan Party which is wholly-owned by one or more of the other Loan Parties, (ii) any Subsidiary of the Borrowers may liquidate, dissolve or wind-up its affairs and sell, convey, assign, lease, abandon or otherwise transfer or dispose of all of its assets if the Borrowers determines that such action is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and such action is otherwise permitted pursuant to Section 8.2.8 [Dispositions of Assets or Subsidiaries], (iii) any Subsidiary of the Borrowers may merge or consolidate with any other Person in connection with any transaction permitted pursuant to Section 8.2.8 [Dispositions of Assets or Subsidiaries], and (iv) the Borrowers may dissolve the Dormant Subsidiaries in accordance with Section 8.1.1 [Preservation of Existence, Etc.].
8.2.8. Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of (each, a “Disposition”), voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Capital Stock of a Subsidiary of such Loan Party), (including, in each case, pursuant to a Delaware LLC Division), except:
(i) any Disposition involving the sale of inventory in the ordinary course of business;
(ii) any Disposition of assets or property in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;
(iii) any Disposition constituting an Investment permitted under Section 8.2.4 [Loans and Investments];
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(iv) any Disposition of assets or property in the ordinary course of business which are replaced by substitute assets or property acquired or leased; provided such substitute assets or property are subject to the Lenders’ Prior Security Interest;
(v) any Disposition of Permitted Investments in the ordinary course of business which are replaced by substitute Permitted Investments; provided such substitute Permitted Investments are subject to the Lenders’ Prior Security Interest;
(vi) any Disposition in connection with a Recovery Event;

(vii) Dispositions of accounts receivable in connection with the collection, settlement or compromise thereof, in each case in a manner consistent with past practice;

(viii) Dispositions of Investments in Permitted Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Permitted Joint Venture parties set forth in joint venture arrangements and similar binding arrangements;

(ix) the unwinding of any Lender Provided Interest Rate Hedge;

(x) leases, subleases, licenses or sublicenses entered into in the ordinary course of business, in each case which do not materially interfere with the business of Holdings and its Subsidiaries;

(xi) Other Dispositions that do not exceed $500,000 in the aggregate in any fiscal year; and

(xii) any Disposition, other than those specifically excepted pursuant to clauses (i) through (xi) above (which, notwithstanding anything herein to the contrary, shall be subject to all of the other provisions hereof, including Section 5.7.1 [Sale of Assets]), which is approved by the Required Lenders so long as the after-tax proceeds (as reasonably estimated by the Borrowers) are applied as a mandatory prepayment of the Term Loans in accordance with the provisions of Section 5.7.1 [Sale of Assets] above.
For the avoidance of doubt, nothing in this Section 8.2.8 shall prohibit or restrict Holdings from selling, transferring, or otherwise entering into any agreement to do so, with respect to any shares of its Capital Stock or Equity Interests.

8.2.9. Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person), except the following (and only if such transaction is not otherwise prohibited by any other provision of this Agreement):
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xxxvii.any transaction that is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Administrative Agent and is in accordance with all applicable Law;
xxxviii.the Transaction and payment of the Transaction Expenses as of the Closing Date;
xxxix.Restricted Payments permitted under Section 8.2.5 [Dividends and Related Distributions] and prepayments of Indebtedness permitted under Sections 8.2.6 [Changes in Acquisition Documents; Changes in or Payments Under Subordinated Loan Documents] or 8.2.19 [Payments Under Acquisition Documents]; and
xl.Payments to or from, and transactions with, any Permitted Joint Venture in the ordinary course of business solely in connection with the purchase and sale of goods or services.
8.2.10. Subsidiaries, Partnerships and Joint Ventures. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; and (ii) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor by delivering to the Administrative Agent (A) a signed Guarantor Joinder; (B) documents in the forms described in Section 7.1 [First Loans and Letters of Credit] modified as appropriate; and (C) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Lenders in the equity interests of, and Collateral held by, such Subsidiary. Each of the Loan Parties shall not become or agree to become a party to a Joint Venture, except for a Permitted Joint Venture.
8.2.11. Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the business in which such Loan Party and its Subsidiaries are engaged as of the Closing Date, and no such Loan Party or Subsidiary shall permit any material change in such business. None of the Loan Parties or Subsidiaries of any Loan Party shall become an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940.
8.2.12. Fiscal Year. The Borrowers shall not, and shall not permit any Subsidiary of the Borrowers to, change its fiscal year from the twelve-month period beginning on October 1 and ending September 30.
8.2.13. [Reserved].
8.2.14. Changes in Organizational Documents. Except as otherwise expressly permitted in accordance with the Security Agreement, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least thirty (30) calendar days’ prior written notice to the Administrative Agent and the Lenders (or such shorter period as agreed to by the Administrative Agent) and, in the event such change would be adverse to the Lenders as
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determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.
8.2.15. Minimum Fixed Charge Coverage Ratio. The Borrowers shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended (commencing with the fiscal quarter ending September 30, 2019), to be less than 1.25 to 1.00.
8.2.16. Maximum Total Leverage Ratio. The Borrowers shall not permit the Total Leverage Ratio as of the end of any fiscal quarter during the term of this Agreement (commencing with the fiscal quarter ending September 30, 2019) to exceed the ratio set forth below for the periods specified below:

Period	Total Leverage Ratio
From fiscal quarter ending September 30, 2019, through and including fiscal quarter ending June 30, 2020	4.25 to 1.00
From fiscal quarter ending September 30, 2020, through and including fiscal quarter ending June 30, 2021	4.00 to 1.00
From fiscal quarter ending September 30, 2021, through and including fiscal quarter ending June 30, 2022	3.75 to 1.00
From fiscal quarter ending September 30, 2022, through and including fiscal quarter ending June 30, 2023	3.50 to 1.00
From fiscal quarter ending September 30, 2023, and thereafter	3.25 to 1.00

8.2.17. Reserved.
8.2.18. Limitation on Negative Pledges. Each of the Loan Parties shall not, and shall not permit any Subsidiary, to enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of such Loan Party or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (a) this Agreement and the other Loan Documents (b) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of assets permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (c) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which
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case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) customary provisions restricting assignment of any licensing agreement (in which a Loan Party or its Subsidiaries are the licensee) with respect to a contract entered into by a Loan Party or its Subsidiaries in the ordinary course of business and (e) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries.
8.2.19. Payments Under Acquisition Documents. No Loan Party shall make any payment under any of the Acquisition Documents to (or on behalf of) any of the Seller, Seller’s Affiliates or Seller’s Representatives (as each such term is defined therein), or any assignee thereof, except as set forth in the Acquisition Documents.
8.3 Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent:
8.3.1. Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of Holdings, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, retained earnings, and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrowers as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
8.3.2. Annual Financial Statements. As soon as available and in any event within one hundred one hundred (120) calendar days after the end of each fiscal year of Holdings, financial statements of Holdings consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to the Administrative Agent and the Lenders substantially to the effect that, based upon their ordinary and customary examination of the affairs of Holdings, performed in connection with the preparation of such consolidated financial statements, and in accordance with GAAP, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof.
8.3.3. Backlog Report. Within forty-five (45) calendar days after the close of each fiscal quarter, a summary and report of order backlog of the Borrowers and their Subsidiaries in a form consistent with the summaries and reports of order backlog delivered to the Administrative Agent on or prior to the Closing Date or otherwise reasonably acceptable to the Administrative Agent.
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8.3.4. Certificate of the Borrowers. Commencing with the quarterly fiscal period ending September 30, 2019, and concurrently with the financial statements of Holdings furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrowers signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrowers, in the form of Exhibit 8.3.4; provided, that for the quarterly fiscal period ending June 30, 2019, the Borrowers shall deliver to the Administrative Agent a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrowers, setting forth a detailed calculation of Consolidated EBITDA for such quarterly fiscal period.
8.3.5. Borrowing Base Certificate. Within twenty (20) calendar days after the end of each fiscal month of the Borrowers, or otherwise more frequently if requested by the Administrative Agent in its Permitted Discretion from time to time, including at the time of each Loan Request, the Administrative Borrower shall prepare and deliver to the Administrative Agent a Borrowing Base Certificate with respect to the Maximum Borrowing Base as of the date specified in such Borrowing Base Certificate, to be substantially in such form as the Administrative Agent may deliver for such purpose to the Borrowers from time to time hereafter (herein, a “Borrowing Base Certificate”), the statements in which, in each instance, shall be certified as to truth and accuracy by an Authorized Officer of the Borrowers.
8.3.6. Accounts Receivable Aging. Within twenty (20) calendar days after the end of each fiscal month of the Borrowers, or otherwise more frequently if requested by the Administrative Agent in its Permitted Discretion from time to time, the Administrative Borrower shall prepare and deliver to the Administrative Agent a status report, certified by an Authorized Officer of Borrowers, showing the aggregate dollar value of the items comprising the Receivables and the age of each individual item thereof (segregating such items in such manner and to such degree as the Administrative Agent may request).
8.3.7. Notices.
8.3.7.1 Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
8.3.7.2 Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $1,000,000 or which if adversely determined would constitute a Material Adverse Change.
8.3.7.3 Organizational Documents. Within the time limits set forth in Section 8.2.14 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party.
8.3.7.4 Erroneous Financial Information. Immediately in the event that the Borrowers or their accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that
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disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.
8.3.7.5 ERISA Event. Immediately upon the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrowers or any Loan Party proposes to take with respect thereto.
8.3.7.6 Other Reports. Promptly upon their becoming available to Holdings or the Borrower:
(i) Annual Budget. The annual budget and any forecasts or projections of the Borrowers, to be supplied not later than sixty (60) calendar days immediately following the commencement of the fiscal year to which any of the foregoing may be applicable;
(ii) Management Letters. Any reports including management letters submitted to any of the Borrowers by independent accountants in connection with any annual, interim or special audit;
(iii) Statement of Operations. Within forty-five (45) calendar days after the end of each fiscal month of the Borrowers, a statement of operations including a consolidated balance sheet, statements of income and cash flow;
(iv) Reportable Compliance Event. The occurrence of a Reportable Compliance Event; and
(v) Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.
8.3.7.7 Notices Acquisition Documents. At the same time sent or provided to the Seller, Seller’s Affiliates or Seller’s Representatives (as each such term is defined in the Stock Purchase Agreement) under the Acquisition Documents, all notices and reports provided under the Acquisition Documents (unless already provided pursuant to any other provision of this Section 8.3).
9. DEFAULT
9.1 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
9.1.1. Payments Under Loan Documents. The Borrowers shall fail to pay: (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity) or any Reimbursement Obligation or Letter of Credit or Obligation on the date on which such principal or other amount becomes due in accordance with the terms hereof or thereof, or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents within two (2) calendar days of the date on which such interest becomes due in accordance with the terms hereof or thereof;
9.1.2. Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or
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thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
9.1.3. Breach of Negative Covenants or Visitation Rights. Any of the Loan Parties shall default in the observance or performance of any covenant contained in (A) Section 8.1.5 [Visitation Rights] and such breach shall continue unremedied for a period of five (5) Business Days from the earlier to occur of (i) any Loan Party obtaining knowledge of the occurrence of such event and (ii) the date when notice to the defaulting party by the Administrative Agent is deemed effective hereunder or (B) Section 8.2 [Negative Covenants];
9.1.4. Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) calendar days from the earlier to occur of (i) any Loan Party obtaining knowledge of the occurrence of such event and (ii) receipt of notice to the defaulting party by the Administrative Agent (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties);
9.1.5. Defaults in Other Agreements or Indebtedness. A default or event of default shall occur (after giving effect to the cure periods, if any, applicable thereto) at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $500,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;
9.1.6. Reserved.
9.1.7. Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $1,000,000 in the aggregate (excluding liabilities to the extent paid or covered by insurance as to which the relevant insurance company has not disputed coverage) shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) calendar days from the date of entry;
9.1.8. Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;
9.1.9. Events Relating to Pension Plans and Multiemployer Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its
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withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000;
9.1.10. Change of Control. A Change of Control shall occur.
9.1.11. Holding Company Status. Holdings shall (a) engage in any business or activity other than complying with its obligations under the Loan Documents and under any agreements governing the terms and relative rights of its Capital Stock, compliance with applicable Law, ownership of the Capital Stock of the Subsidiary Borrowers and activities incidental thereto, (b) own any assets other than the Capital Stock of the Subsidiary Borrowers, cash and Cash Equivalents and de minimis amounts of other assets incidental to the conduct of its business, or (c) contract, create, incur, assume or suffer to exist any Indebtedness other than Indebtedness arising pursuant to the Loan Documents and other Indebtedness permitted hereunder.
9.1.12. Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive calendar days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.
9.1.13. Debarment. With respect to any Loan Party, the occurrence of any debarment or suspension from contracting or subcontracting with the Government.
9.1.14. Issuance of Adverse Order; Etc. The issuance to any Loan Party of (i) any cure notice, show-cause notice, or notice of whole or partial termination, for default or alleged default, under any contract which is either a contract with the Government or is a subcontract (at any tier) which is related to a contract between a third party and the Government, and such notice is not revoked, rescinded, withdrawn, stayed, reversed or similarly resolved within sixty (60) calendar days of issuance; (ii) any written notification of cost, schedule, technical or quality problems that could reasonably result in claims against a Loan Party (or successors in interest) by the Government, a prime contractor or a higher-tier subcontractor in excess of $250,000, individually or in the aggregate; (iii) any written notification that the Government intends to seek such Loan Party’s agreement to lower rates under any of the Government Contracts, including any task order under any Government Contracts, in excess of $250,000, individually or in the aggregate; (iv) any written notification of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification by any Loan Party that could reasonably be expected to affect payments under Government Contracts or adversely affect the award of Government Contracts to such Loan Party in the future, and such notification is not revoked, rescinded, withdrawn, stayed, reversed, or similarly resolved within sixty (60) calendar days of issuance; (v) any written or oral notice of any outstanding claims or contract disputes to which such Loan Party is a party relating to the Government Contracts under the Contract Disputes Act or any other federal statute, and such notification is not revoked, rescinded, withdrawn, stayed, reversed, or similarly resolved within sixty (60) calendar days of issuance; (vi) any negative determination of responsibility with respect to any quotation, bid or proposal submitted to the Government by such Loan Party; or (vii) any notice of any audit, inspection, survey or examination of records by the Government relating to any Government Contract and involving fraud, deception, dishonesty, willful
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misconduct, or criminal activity by such Loan Party, and such notification is not revoked, rescinded, withdrawn, stayed, reversed, or similarly resolved within thirty (30) calendar days of issuance;
9.2 Consequences of Event of Default.
9.2.1. Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 through 9.1.11, 9.1.13, or 9.1.14 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowers, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grant to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and
9.2.2. Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.12 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and
9.2.3. Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section 9.2.3 [Set-off] are in addition to other
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rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
9.2.4. Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, and the Lenders or Affiliates of Lenders which provide Lender Provided Interest Rate Hedges and Other Lender Provided Financial Service Products, in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and
Last, the balance, if any, to the Loan Parties or as required by Law.
10. THE ADMINISTRATIVE AGENT
10.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints FNB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
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10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of
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any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) calendar days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through
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the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.6 [Resignation of Administrative Agent]). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 [The Administrative Agent] and Section 12.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
If FNB resigns as Administrative Agent under this Section 10.6, FNB shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of FNB as the retiring Issuing Lender and Administrative Agent and FNB shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by FNB, if any, outstanding at the time of such succession or make other arrangement satisfactory to FNB to effectively assume the obligations of FNB with respect to such Letters of Credit.
10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent or Lenders listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.
10.9 Administrative Agent’s Fee; Underwriting Fee. Holdings shall pay: (i) to the Administrative Agent, a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a certain letter (the “Administrative Agent’s Letter”) between Holdings and the Administrative Agent, as amended from time to time; and (ii) to the Joint Lead Arrangers, a nonrefundable fee (the “Underwriting Fee”) under the terms of a certain letter (the “Syndication Letter”) between the Holdings and the Joint Lead Arrangers, as amended from time to time.
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10.10 Authorization to Release Collateral and Guarantors. The Lenders and Issuing Lenders authorize the Administrative Agent to release (i) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.2.8 [Dispositions of Assets or Subsidiaries] or 8.2.7 [Liquidations, Mergers, Consolidations], and (ii) any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.2.8 [Dispositions of Assets or Subsidiaries] or 8.2.7 [Liquidations, Mergers, Consolidations].
10.11 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
11. GOVERNMENT CONTRACTING PROVISIONS
11.1 Representations Regarding Government Contracts. Each Loan Party represents and warrants that, as of the date of this Agreement, except as set forth in Schedule 11.1 hereto, and for periods after the date of this Agreement, except as disclosed in writing to the Administrative Agent: (i) no Loan Party has received written notification of cost, schedule, technical or quality problems that could reasonably result in claims against a Loan Party (or successors in interest) by the Government, a prime contractor or a higher-tier subcontractor in excess of $1,000,000, individually or in the aggregate; (ii) there are no Government Contracts pursuant to which any Loan Party is reasonably likely to experience cost, schedule, technical or quality problems that could reasonably result in claims against such Loan Party (or successors in interest) by the Government, a prime contractor or a higher-tier subcontractor in excess of $1,000,000, individually or in the aggregate; (iii) all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) to the knowledge of the Loan Parties, the Government Contracts are not currently the subject of bid or award protest proceedings, and no Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; and (v) to the knowledge of the Loan Parties, no Person has notified any Loan Party that the Government intends to seek such Loan Party’s agreement to lower rates under any of the Government Contracts, including any task order under any Government Contracts, in excess of $250,000, individually or in the aggregate.
11.2 Compliance. Each Loan Party represents and warrants that, as of the date of this Agreement, except as set forth in Schedule 11.2 hereto, and for periods after the date of this Agreement, except as disclosed in writing to the Administrative Agent: (i) each Loan Party has fully complied in all material respects with all terms and conditions of each Government Contract to which it is a party; (ii) each Loan Party has complied in all material respects with all
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statutory and regulatory requirements, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulations (“FAR”) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts; (iii) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract, and no event, condition or omission has occurred or exists that would constitute grounds for such action; (iv) no past performance evaluation received by any Loan Party with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof; and (v) no money due to any Loan Party pertaining to any Government Contract has been withheld or set-off as a result of any claim(s) made against such Loan Party involving amounts in excess of $1,000,000, individually or in the aggregate which, in the case of the matters set forth in clauses (iii), (iv) and (v) of this paragraph would result in a Material Adverse Change.
11.3 Notices of Breach. Each Loan Party represents and warrants that, as of the date of this Agreement, except as set forth in Schedule 11.3 hereto, and for periods after the date of this Agreement, except as disclosed in writing to the Administrative Agent, with respect to the Government Contracts, neither the Government, a prime contractor nor higher-tier subcontractor under a Government Contract or, to the knowledge of the Loan Parties, any other Person has notified any Loan Party of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to affect payments under Government Contracts or adversely affect the award of Government Contracts to such Loan Party in the future.
11.4 Potential Liability. Each Loan Party represents and warrants that, as of the date of this Agreement, and for periods after the date of this Agreement, except as disclosed in writing to the Administrative Agent, no Loan Party has taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) to the knowledge of the Loan Parties, any other written request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing. There exists no basis for a claim against any Loan Party in excess of $500,000, individually or in the aggregate, by the Government as a result of defective cost and pricing data submitted to the Government. No Loan Party is participating in any pending claim and no Loan Party is aware of any potential claim under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government bid. Except as set forth in Schedule 11.4 hereto, no Loan Party has received any written or, to the knowledge of the Loan Parties, oral notice of any outstanding claims or contract disputes to which such Loan Party is a party relating to the Government Contracts under the Contract Disputes Act or any other federal statute.
11.5 Defaults on Government Contracts. Each Loan Party represents and warrants that, as of the date of this Agreement, except as set forth in Schedule 11.5 hereto, and for periods after the date of this Agreement, except as disclosed in writing to the Administrative Agent: (i) no Loan Party has received any written or, to the knowledge of the Loan Parties, any oral, show cause, cure, default or similar notice relating to any Government Contract; and (ii) no Government Contract has been terminated for default in the past two (2) years.
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11.6 Suspension, Debarment. Each Loan Party represents and warrants that, as of the date of this Agreement, except as set forth on Schedule 11.6 hereto, and for periods after the date of this Agreement, except as disclosed in writing to the Administrative Agent, no Loan Party has ever been, and is not now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of its officers or employees. There is no valid basis for any Loan Party’s suspension or debarment from bidding on contracts or subcontracts for or with the Government. No cure notice or show cause notice has been issued to any Loan Party and remains outstanding.
11.7 Negative Determinations of Responsibility. No negative determination of responsibility has been issued against any Loan Party with respect to any quotation, bid or proposal submitted to the Government in the past two (2) years.
11.8 Audits, Reviews, Inspections, Investigations. Except as set forth in Schedule 11.8 hereto, in the last two (2) years, (i) no Loan Party has undergone and is not undergoing any audit, inspection, survey or examination of records by the Government relating to any Government Contract and involving fraud, deception, dishonesty, willful misconduct, criminal activity by such Loan Party, (ii) no Loan Party has received written notice of, and no Loan Party has undergone, any investigation or review relating to any Government Contract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof by such Loan Party, and (iii) no such audit, review, inspection, investigation, survey or examination of records is, to the knowledge of the Loan Parties, threatened. Except as set forth in Schedule 11.8 hereto, no Loan Party has received any official notice that (other than in the ordinary course of business) it is or was being specifically audited or investigated by the General Accounting Office, the Defense Contract Audit Agency of the United States Government, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney). No Loan Party has received any written notice that any audit, review, inspection, investigation, survey or examination of records described in Schedule 11.8 hereto, has revealed any fact, occurrence or practice which could reasonably be expected to have a material adverse effect on the business, operations, profits, prospects, properties and condition (financial or otherwise) of any Loan Party.
11.9 Internal Investigations and Disclosures. Each Loan Party represents and warrants that, as of the date of this Agreement, except as set forth in Schedule 11.9 hereto, and for periods after the date of this Agreement, except as disclosed in writing to the Administrative Agent, during the last two (2) years, (i) no Loan Party has conducted any internal investigation in connection with which such Loan Party has used any legal counsel, auditor, accountant or investigator, and (ii) no Loan Party has made any disclosure to the Government or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement, any apparent or alleged irregularity, misstatement or omission arising under or relating to a Government Contract, or any violation of law or regulation.
11.10 Government Investigations. Each Loan Party represents and warrants that, as of the date of this Agreement, and for periods after the date of this Agreement, except as disclosed in writing to the Administrative Agent: (i) no Loan Party has received any written notice that any Loan Party’s employees, consultants or agents is (or during the last two (2) years has been) under
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administrative, civil or criminal investigation or indictment by the Government with respect to the conduct of the business of such Loan Party.; and (ii) no Loan Party has received written notice of any, and there is no, pending investigation of any officer, employee or representative of any Loan Party, nor within the last two (2) years has there been any audit or investigation of any Loan Party or any officer, employee or representative of any Loan Party relating to the business of any Loan Party resulting in an adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government bid.
11.11 Internal Controls. Each Loan Party maintains systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in substantial compliance with all requirements of all of the Government Contracts and of applicable government laws and regulations.
11.12 Assignment of Contracts. No existing Government Contract, Commercial Contract or other Material Contract of any Loan Party (and no present or future interest of any Loan Party, in whole or in part, in, to or under any such Government Contract, Commercial Contract or Material Contract) is currently assigned, pledged, hypothecated or otherwise transferred to any Person (other than Liens in favor of the Administrative Agent), and all documentation necessary for compliance with the Assignment of Claims Act will be executed and delivered by the Loan Parties to the Administrative Agent in connection with each Government Contract required to be assigned pursuant hereto in accordance with Section 8.1.8 [Further Assurances] of this Agreement.
11.13 Government Notices. If, at any time after the Closing Date, any Loan Party shall receive any letter, notice, subpoena, court order, pleading or other document issued, given or delivered by the Government, any prime contractor or by any Person acting for or on behalf of the Government or such prime contractor with respect to, or in any manner related to any alleged default, fraud, dishonesty, malfeasance or willful misconduct of any Loan Party, then such Loan Party shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or document to the Administrative Agent and the Administrative Agent’s counsel within five (5) Business Days of such Loan Party’s receipt thereof. Furthermore, if any Loan Party shall issue, give or deliver to the Government, any prime contractor or any Person acting for or on behalf of the Government or such prime contractor, any letter, notice, subpoena, court order, pleading or other document with respect to, or in any manner related to, or otherwise in response to any alleged default, fraud, dishonesty, malfeasance or willful misconduct of such Loan Party, then such Loan Party shall deliver a true, correct and complete copy of such letter, notice, subpoena, court order, pleading or other document to the Administrative Agent and the Administrative Agent’s counsel concurrent with such Loan Party’s issuance or delivery thereof to the Government, such prime contractor or any Person acting for or on behalf of the Government or such prime contractor. If any letter, notice, subpoena, court order, pleading or other document required to be delivered to the Administrative Agent and the Administrative Agent’s counsel pursuant to this Section 11.13 contains any information deemed “classified” by the Government and/or the dissemination of any such information to the Administrative Agent or the Administrative Agent’s counsel would result in such Loan Party violating any applicable Law, then such Loan Party shall deliver to the Administrative Agent and the Administrative Agent’s counsel a summary of such letter, notice, subpoena, court order, pleading or other document
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containing a summary thereof, but including only so much detail as can be included therein without violating any applicable Law.
12. MISCELLANEOUS
12.1 Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
12.1.1. Increase of Commitment. Increase the amount of the Revolving Credit Commitment or Term Loan Commitment of any Lender hereunder without the consent of such Lender;
12.1.2. Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Unused Line Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Unused Line Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;
12.1.3. Release of Collateral or Guarantor. Except for sales of assets permitted by Section 8.2.8 [Dispositions of Assets or Subsidiaries], release all or substantially all of the Collateral or any Guarantor from its Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or
12.1.4. Miscellaneous. Amend Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions] or 5.3 [Sharing of Payments by Lenders] or this Section 12.1 [Miscellaneous], alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders; provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1.1 through 12.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected
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Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
12.2 No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.
12.3 Expenses; Indemnity; Damage Waiver.
12.3.1. Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and, as necessary, one additional local counsel in each relevant jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each of the Joint Lead Arrangers (including the reasonable fees, charges and disbursements of counsel for each Joint Lead Arranger) as required by the terms of the Commitment Letter dated April 26, 2019 and the Term Sheet attached hereto, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.
12.3.2. Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any aspect of the Acquisition, including the performance or nonperformance by the parties hereto of their respective obligations related to the
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Acquisition, (iii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) breach of representations, warranties or covenants of the Borrowers under the Loan Documents, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 12.3.2 [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
12.3.3. Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay in cash in full any amount required under Sections 12.3.1 [Costs and Expenses] or 12.3.2 [Indemnification by the Borrowers] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.
12.3.4. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Loan Party and their Affiliates shall not assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.3.2 [Indemnification by the Borrowers] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
12.3.5. Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
12.4 Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any
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payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
12.5 Notices; Effectiveness; Electronic Communication.
12.5.1. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.5.2 [Electronic Communications], shall be effective as provided in such Section.
12.5.2. Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
12.5.3. Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
12.6 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such
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invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
12.7 Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrowers contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 12.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
12.8 Successors and Assigns.
12.8.1. Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 12.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
12.8.2. Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in clause (i)(A) of this Section 12.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000,
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in the aggregate taking into account any assignment in respect of the Revolving Credit Commitment of the assigning Lender and the Term Loan of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii) Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv) Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 12.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or
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obligations under this Agreement that does not comply with this Section 12.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8.4 [Participations].
12.8.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
12.8.4. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.1.1 [Increase of Commitment], 12.1.2 [Extension of Payment, Etc.], or 12.1.3 [Release of Collateral or Guarantor]) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.4 [Libor Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 12.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of
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Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
12.8.5. Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
12.9 Confidentiality.
12.9.1. General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their Obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a
{N0221554 } - 105 -

nonconfidential basis from a source other than the Borrowers or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
12.9.2. Sharing Information with Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 12.9.1 [General].
12.10 Counterparts; Integration; Effectiveness.
12.10.1. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
12.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
12.11.1. Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of Maryland without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to is conflict of laws principles.
12.11.2. SUBMISSION TO JURISDICTION. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS OF THE COMMONWEALTH OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR
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ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.
12.11.3. WAIVER OF VENUE. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 12.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
12.11.4. SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
12.11.5. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.5 [WAIVER OF JURY TRIAL].
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12.12 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

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[SIGNATURE PAGE OF CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.
BORROWERS:
DLH HOLDINGS CORP.
By:/s/ Zachary C. Parker
Name: Zachary C. Parker
Title: Chief Executive Officer

DLH SOLUTIONS, INC.
By:/s/ Zachary C. Parker
Name: Zachary C. Parker
Title: Chief Executive Officer

DANYA INTERNATIONAL, LLC.
By:/s/ Zachary C. Parker
Name: Zachary C. Parker
Title: Chief Executive Officer

SOCIAL & SCIENTIFIC SOLUTIONS, INC.
By:/s/ Zachary C. Parker
Name: Zachary C. Parker
Title: Chief Executive Officer

{N0221554 } - 1 -

[SIGNATURE PAGE OF CREDIT AGREEMENT]

FIRST NATIONAL BANK OF PENNSYLVANIA, as Administrative Agent and as a Lender
By: /s/ Douglas T. Brown
Name: Douglas T. Brown
Title: Senior Vice President
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[SIGNATURE PAGE OF CREDIT AGREEMENT]

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender
By: R. Mark Swaak
Name: R. Mark Swaak
Title: Vice President

{N0221554 } - 3 -

[SIGNATURE PAGE OF CREDIT AGREEMENT]

SERVISFIRST BANK
By: /s/ Hal Clemmer
Name: Hal Clemmer
Title: Regional President

{N0221554 } - 4 -

[SIGNATURE PAGE OF CREDIT AGREEMENT]

ATLANTIC UNION BANK
By: Michael C. O’Grady
Name: Michael C. O’Grady
Title: Senior Vice President

{N0221554 } - 5 -

[SIGNATURE PAGE OF CREDIT AGREEMENT]

UNITED BANK
By: /s/ Larkin Wilson IV
Name: Larkin Wilson IV
Title: Vice President

{N0221554 } - 6 -

[SIGNATURE PAGE OF CREDIT AGREEMENT]

WILMINGTON SAVINGS FUND SOCIETY, FSB
By: /s/ James A. Gise
Name: James A. Gise
Title: Senior Vice President

{N0221554 } - 7 -

EXHIBIT 1.1(C)
COLLATERAL ASSIGNMENT OF CONTRACT RIGHTS

THIS ASSIGNMENT is made and entered into the 7th day of June 2019, by DLH HOLDINGS CORP., a New Jersey corporation ("Holdings"), DLH SOLUTIONS, INC., a Georgia corporation ("Solutions"), DANYA INTERNATIONAL, LLC, a Maryland limited liability company ("Danya"), and SOCIAL & SCIENTIFIC SYSTEMS, INC., a Delaware corporation ("Systems" and, together with Holdings, Danya and Solutions, individually and collectively, "Assignor"), in favor of FIRST NATIONAL BANK OF PENNSYLVANIA, as Agent ("Assignee").

WITNESSETH:

WHEREAS, pursuant to that certain Credit Agreement (as it may hereafter from time to time be restated, amended, modified or supplemented, the "Credit Agreement") of even date herewith among Assignor, the Guarantors party thereto, the Lenders party thereto and Assignee, Assignee and the Lenders have agreed to provide certain loans to the Borrowers; and

WHEREAS, in order to provide additional security for the repayment of such loans, the parties hereto desire that Assignee for the benefit of the Lenders be granted an assignment and security interest in all rights of Assignor under those certain contracts listed on Schedule I hereto (each an "Assigned Contract" and collectively the "Assigned Contracts").

NOW, THEREFORE, in consideration of the promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Assignor, and intending to be legally bound, Assignor collaterally assigns and grants to Assignee for the benefit of the Lenders a security interest in all of its right, title and interest in and to each Assigned Contract to the extent assignable and to the fullest extent permitted by Law.

1. Except as otherwise expressly provided herein, capitalized terms used in this Assignment shall have the respective meanings given to them in the Credit Agreement.

2. Assignor has granted, bargained, sold, assigned, transferred and set over and by these presents does hereby collaterally assign and grant to Assignee, its respective successors and permitted assigns, a security interest in all the rights, interests and privileges which the Assignor has or may have in or under any Assigned Contract, including without limiting the generality of the foregoing, the present and continuing right with full power and authority, in its own name, or in the name of the Assignor, or otherwise, but subject to the provisions and limitations of Section 3 hereof, (i) to make claim for, enforce, perform, collect and receive any and all rights under any Assigned Contract, (ii) to do any and all things which Assignor is or may become entitled to do under any Assigned Contract, and (iii) to make all waivers and agreements, give all notices, consents and releases and other instruments and to do any and all other things whatsoever which Assignor is or may become entitled to do under any Assigned Contract.
{N0221554 }

3. The acceptance of this Assignment and the payment or performance under the Assigned Contracts shall not constitute a waiver of any rights of Assignee under the terms of the Notes, the Credit Agreement or any other of the Loan Documents, it being understood that, unless an Event of Default shall have occurred and be continuing, and the exercise of Assignee's rights under Section 4 hereof, Assignor shall have all rights to the Assigned Contracts and to retain, use and enjoy the same and the Assignee shall not exercise any of the rights set forth in Section 2 above and Section 4 below.

4. Assignor, upon the occurrence and during the continuance of an Event of Default, hereby authorizes Assignee, at Assignee's option, to do all acts required or permitted under any Assigned Contract as Assignee in its sole discretion may deem proper. Assignor does hereby irrevocably constitute and appoint Assignee, while this Assignment remains in force and effect and, in each instance, to the full extent permitted by applicable Law, its true and lawful attorney in fact, coupled with an interest and with full power of substitution and revocation, for Assignor and in its name, place and stead, to demand and enforce compliance with all the terms and conditions of each Assigned Contract and all benefits accrued thereunder, whether at law, in equity or otherwise; provided, however, that Assignee shall not exercise any such power, unless an Event of Default shall have occurred and be continuing.

5. Assignee shall not be obligated to perform or discharge any obligation or duty to be performed or discharged by Assignor under any Assigned Contract, and Assignor hereby agrees to indemnify Assignee for, and to save Assignee harmless from, any and all liability arising under the Assigned Contracts, other than arising or resulting from Assignee's (or its agents, employees or contractors) gross negligence or willful misconduct.

6. Assignor agrees that this Assignment and the designation and directions herein set forth are irrevocable.

7. Neither this Assignment nor any action or inaction on the part of Assignee shall constitute an assumption on the part of Assignee of any obligations or duties under any Assigned Contract.

8. Assignor covenants and warrants that:

(a) it has the power and authority to assign each Assigned Contract and there have been no prior assignments of any Assigned Contract;

(b) it will not assign, pledge or otherwise encumber any Assigned Contract without the prior written consent of Assignee, except as may be otherwise permitted under the Credit Agreement; and

(c) it will execute from time to time any and all additional assignments or instruments of further assurance to Assignee, as Assignee may at any time reasonably request.

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9. At such time as the Loans are Paid in Full, this Assignment and all of Assignee's right, title and interest hereunder with respect to the Assigned Contracts shall terminate.

10. This Assignment shall inure to the benefit of Assignee, its respective successors and permitted assigns, and shall be binding upon Assignor, its successors, successors in title and assigns.

11. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to its conflicts of laws principles.

12. Assignor acknowledges and agrees that a telecopy transmission to Assignee of, or the e-mail delivery of a portable document format (PDF) file to Assignee containing, signature pages hereof purporting to be signed on behalf of Assignor shall constitute effective and binding execution and delivery hereof by Assignor.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE TO
COLLATERAL ASSIGNMENT OF CONTRACT RIGHTS]

IN WITNESS WHEREOF, the parties have executed this instrument under seal as of the day and year first above written.
        ASSIGNOR:
DLH HOLDINGS CORP.

By:

Name:

Title:

DLH SOLUTIONS, INC.

By:

Name:

Title:

DANYA INTERNATIONAL, LLC

By:

Name:

Title:

SOCIAL & SCIENTIFIC SYSTEMS, INC.

By:

Name:

Title:

{N0221554 }

[SIGNATURE PAGE TO
COLLATERAL ASSIGNMENT OF CONTRACT RIGHTS]

ASSIGNEE:

FIRST NATIONAL BANK OF PENNSYLVANIA, as Administrative Agent

By:

Name:

Title:

{N0221554 }

COLLATERAL ASSIGNMENT OF CONTRACT RIGHTS

SCHEDULE I

Acquisition Documents (as defined in the Credit Agreement)

{N0221554 }

EXHIBIT 1.1(G)(1)

FORM OF
GUARANTOR JOINDER AND ASSUMPTION AGREEMENT

THIS GUARANTOR JOINDER AND ASSUMPTION AGREEMENT is made as of _______________, 20___, by _________________________________________________, a _________________________ [corporation/partnership/limited liability company] (the "New Guarantor").

Background

Reference is made to the (i) Credit Agreement dated as _____________ __, 2019, as the same may be amended, restated, supplemented or modified from time to time (the "Credit Agreement") by and among DLH Holdings Corp., a New Jersey corporation ("Holdings"), DLH Solutions, Inc., a Georgia corporation ("Solutions"), Danya International, LLC, a Maryland limited liability company ("Danya"), and Social & Scientific Systems, Inc., a Delaware corporation ("Systems" and collectively with Holdings, Solutions and Danya, the "Borrowers"), First National Bank of Pennsylvania, in its capacity as administrative agent for the Lenders party thereto (the "Administrative Agent"), the Guarantors party thereto and the Lenders party thereto, (ii) [the Continuing Agreement of Guaranty dated as of ____________ __, 20__, as the same may be amended, restated, supplemented or modified from time to time (the "Guaranty") of Guarantors given to the Lenders and the Administrative Agent], (iii) the Security Agreement, dated as of __________, 20__, as the same may be amended, restated, supplemented or modified from time to time (the “Security Agreement”), (iv) the Pledge Agreement, dated as of _________ __, 20__, as the same may be amended, restated, supplemented or modified from time to time (the “Pledge Agreement”) made by the Loan Parties and Holdings in favor of the Administrative Agent, (v) Patent, Trademark and Copyright Security Agreement, dated ________ __, 20__, as the same may be amended, restated, supplemented or modified from time to time (the “Patent, Trademark and Copyright Security Agreement”) among the Loan Parties and the Administrative Agent for the benefit of the Lenders, (vi) Collateral Assignment of Contract Rights, dated _________ __, 20__, as the same may be amended, restated, supplemented or modified from time to time (the “Collateral Assignment”), and (vii) the other Loan Documents referred to in the Credit Agreement, as the same may be amended, restated, supplemented or modified from time to time.

Agreement
Capitalized terms defined in the Credit Agreement are used herein as defined therein.

New Guarantor hereby becomes a Guarantor under the terms of the Credit Agreement and in consideration of the value of the synergistic and other benefits received by New Guarantor as a result of being or becoming affiliated with the Borrowers and the Guarantors, New Guarantor hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, and assumes the obligations of, a "Loan Party" and a "Guarantor", jointly and severally under the Credit Agreement, [a "Guarantor," jointly and severally with the existing Guarantors under the
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Guaranty,] a "Debtor" jointly and severally under the Security Agreement, a "Pledgor" jointly and severally under the Pledge Agreement and the Patent, Trademark and Copyright Security Agreement and a Loan Party or Guarantor, as the case may be, under each of the other Loan Documents to which the Loan Parties or Guarantors are a party; and, New Guarantor hereby agrees that it shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Credit Agreement, Guaranty, Security Agreement, Pledge Agreement, Patent, Trademark and Copyright Security Agreement, Collateral Assignment and each of the other Loan Documents jointly and severally with the existing parties thereto. Without limiting the generality of the foregoing, New Guarantor hereby represents and warrants that (i) each of the representations and warranties set forth in Section 6 of the Credit Agreement applicable to a Loan Party is true and correct in all material respects as to New Guarantor on and as of the date hereof (except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date and (ii) to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects) and (ii) New Guarantor has heretofore received a true and correct copy of the Credit Agreement, [Guaranty,] Security Agreement, Pledge Agreement, Patent, Trademark and Copyright Security Agreement, Collateral Assignment and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof.

New Guarantor hereby makes, affirms, and ratifies in favor of the Lenders and the Administrative Agent the Credit Agreement, [Guaranty,] Security Agreement, Pledge Agreement, Patent, Trademark and Copyright Security Agreement, Collateral Assignment and each of the other Loan Documents given by the Guarantors to the Administrative Agent and any of the Lenders.

New Guarantor is simultaneously delivering to the Administrative Agent the documents, together with this Guarantor Joinder and Assumption Agreement, required under Section 8.1.14 [Additional Collateral].

New Guarantor acknowledges and agrees that delivery on an executed counterpart of a signature page hereof by telecopy or e-mail shall be effective as delivery of a manually executed counterpart hereof:

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Guarantor has duly executed this Guarantor Joinder and Assumption Agreement and delivered the same to the Administrative Agent for the benefit of the Lenders, as of the date and year first above written.
[ ]
By (SEAL)
Name:
Title:

Acknowledged and accepted:
First National Bank of Pennsylvania,
as Administrative Agent
By:

Name:

Title:

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EXHIBIT 1.1(G)(2)

FORM OF
CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP

This Continuing Agreement of Guaranty and Suretyship (this “Guaranty”), dated as of _________ __, 2019, is jointly and severally given by each of the undersigned and each of the other Persons which become Guarantors hereunder from time to time (each a “Guarantor” and collectively the “Guarantors”) in favor of FIRST NATIONAL BANK OF PENNSYLVANIA, as administrative agent for the Lenders (the “Agent”) in connection with that Credit Agreement, dated as of the date hereof, by and among DLH Holdings Corp., a New Jersey corporation (“Holdings”), DLH Solutions, Inc., a Georgia corporation (“Solutions”), Danya International, LLC, a Maryland limited liability company (“Danya”), and Social & Scientific Systems, Inc., a Delaware corporation (“Systems” and collectively with Holdings, Solutions and Danya, the “Borrowers”), the Guarantors now or hereafter party thereto, the Agent, and the Lenders now or hereafter party thereto (as amended, restated, modified, or supplemented from time to time hereafter, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement, and the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Guaranty.

1. Guarantied Obligations. To induce the Agent, the Lenders and any Affiliate of any of the foregoing that provides any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Services Product (collectively, together with any provider of any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Services Product, the “Secured Parties” and each a “Secured Party”) to make loans and grant other financial accommodations to the Borrowers under the Credit Agreement, the other Loan Documents, any Lender Provided Interest Rate Hedge and any Other Lender Provided Financial Service Products (collectively, the “Secured Loan Documents” and each a “Secured Loan Document”), each Guarantor hereby jointly and severally, unconditionally, and irrevocably guaranties to the Secured Parties, and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar Laws of any country or jurisdiction) of all Obligations, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to any Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Secured Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Secured Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied) (herein collectively as the “Guarantied Obligations” and each as a “Guarantied Obligation”). Without limitation of the foregoing, any of the Guarantied Obligations shall be and remain Guarantied Obligations entitled
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to the benefit of this Guaranty if the Agent or any of the Lenders (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Secured Loan Documents, or any other Guaranteed Obligations, in each case, to the extent permitted by the applicable Secured Loan Documents. In furtherance of the foregoing, each Guarantor jointly and severally agrees as follows:
2. Guaranty. Each Guarantor hereby promises to pay and perform all such Guarantied Obligations promptly upon demand of the Agent and the Secured Parties or any one or more of them. All payments made hereunder shall be made by each Guarantor in immediately available funds in U.S. Dollars and shall be made without setoff, counterclaim, withholding, or other deduction of any nature (except as expressly permitted by Section 5.9 [Taxes] of the Credit Agreement).

3. Obligations Absolute. To the fullest extent permitted by law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 19, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by any Lender, the Agent, or any Borrower or any other obligor on any of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity. To the fullest extent permitted by law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 19, without limiting the generality of the foregoing, each Guarantor hereby waives any defense based on or arising out of, and agrees that the joint and several obligations of each Guarantor hereunder shall not be diminished, terminated, or otherwise similarly affected by, any of the following or any failure of any Guarantor to consent thereto:

(a) Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Secured Loan Document or any of the Guarantied Obligations and regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guarantied Obligations, any of the terms of the Secured Loan Documents, or any rights of the Agent or the Secured Parties or any other Person with respect thereto;

(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of any of the Guarantied Obligations (whether or not contemplated by the Secured Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guarantied Obligations; any execution or delivery of any additional Secured Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Secured Loan Document or any of the Guarantied Obligations;

(c) Any failure to assert any breach of or default under any Secured Loan Document or any of the Guarantied Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Secured Loan Documents, or in circumstances in which any
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condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against any Borrower or any other Person under or in connection with any Secured Loan Document or any of the Guarantied Obligations; any refusal of payment or performance of any of the Guarantied Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guarantied Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty, in preference to Guarantied Obligations entitled to the benefits of this Guaranty, or if any collections are applied to Guarantied Obligations, any application to particular Guarantied Obligations;

(d) Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Agent or the Secured Parties, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by any of the Agent or the Secured Parties, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guarantied Obligations. As used in this Guaranty, “direct or indirect security” for the Guarantied Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guarantied Obligations, made by or on behalf of any Person;

(e) Except as expressly permitted in the Credit Agreement, any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Borrower or any other Person; or any action taken or election made by the Agent or the Secured Parties, or any of them (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), any Borrower, or any other Person in connection with any such proceeding;

(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Borrower or any other Person with respect to any Secured Loan Document or any of the Guarantied Obligations; or any discharge by operation of Law or release of any Borrower or any other Person from the performance or observance of any Secured Loan Document or any of the Guarantied Obligations, except in each case Payment in Full of the Guaranteed Obligations; and

(g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or
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limit the liability of, any Guarantor, a guarantor or a surety, excepting Payment in Full of the Guarantied Obligations.

Each Guarantor acknowledges, consents, and agrees that new Guarantors may join in this Guaranty pursuant to Section 8.1.14 [Additional Collateral] of the Credit Agreement and each Guarantor affirms that its obligations shall continue hereunder undiminished.

4. Waivers, etc. Without limitation and to the fullest extent permitted by applicable Law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 19, each Guarantor waives each of the following:

(a) All notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the following: any notice of any event or circumstance described in Section 3 hereof; any notice required by any Law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Secured Loan Document or any of the Guarantied Obligations; any notice of the incurrence of any Guarantied Obligation; any notice of any default or any failure on the part of any Borrower or any other Person to comply with any Secured Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of any Borrower or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against any Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against any Borrower or any other Person of any other right or remedy under or in connection with any Secured Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any requirement of promptness or diligence on the part of the Agent or the Secured Parties, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Secured Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty or any other Secured Loan Document, and any requirement that any Guarantor receive notice of any such acceptance;

(c) Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency Laws, “one action” Laws or the like), or by reason of any election of remedies or other action or inaction by the Agent or the Secured Parties, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guarantied Obligations), which results in denial or impairment of the right of the Agent or the Secured Parties, or any of them, to seek a deficiency against any Borrower or any other Person or which otherwise discharges or impairs any of the Guarantied Obligations; and
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(d) Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like.

5. Reinstatement. Notwithstanding anything to the contrary contained in this Guaranty, this Guaranty shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guarantied Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any Secured Party or Agent upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, any Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

6. Subrogation. Each Guarantor agrees it will not exercise any rights against any Borrower or any other Guarantor arising in connection with, or any Collateral securing, the Guarantied Obligations (including rights of subrogation, contribution, and the like) until the Guarantied Obligations have been Paid in Full. If any amount shall be paid to any Guarantor by or on behalf of any Borrower or any other Guarantor by virtue of any right of subrogation, contribution, or the like, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Agent and the Secured Parties and shall forthwith be paid to the Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the applicable Secured Loan Documents.

7. No Stay. Without limitation of any other provision of this Guaranty, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantied Obligation shall at any time be stayed, enjoined, or prevented for any reason (including any stay or injunction resulting from the pendency against any Borrower or any other Person of a bankruptcy, insolvency, reorganization or similar proceeding), the Guarantors agree that, for the purposes of this Guaranty and their obligations hereunder, the Guarantied Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

8. Taxes. The terms of Section 5.9 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

9. Notices. Each Guarantor agrees that all notices, statements, requests, demands and other communications under this Guaranty shall be given to such Guarantor at the address set forth on a Schedule to, or in a Guarantor Joinder given under, the Credit Agreement and in the manner provided in Section 12.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement. The Agent and the Lenders may rely on any notice (whether or not made in a manner contemplated by this Guaranty) purportedly made by or on behalf of a Guarantor, and the Agent and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

10. Counterparts; Telecopy Signatures. This Guaranty may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, but all
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such counterparts shall constitute but one and the same instrument. Each Guarantor acknowledges and agrees that a telecopy transmission to Agent or any Lender of, or the e-mail delivery of a portable document format (PDF) file to the Agent or any Lender containing, the signature pages hereof purporting to be signed on behalf of any Guarantor shall constitute effective and binding execution and delivery hereof by such Guarantor.

11. Default Payments by Borrowers.

(a) In the event that at any time any Guaranteed Obligation now or hereafter existing under this Guaranty shall have become due and payable, the Agent and the Lenders, or any of them shall have all rights and remedies available pursuant to the Credit Agreement.

(b) Upon the occurrence and during the continuation of any default under any Guarantied Obligation, if any amount shall be paid to any Guarantor by or for the account of any Borrower, such amount shall be held in trust for the benefit of each Lender and Agent and shall forthwith be paid to the Agent to be credited and applied to the Guarantied Obligations when due and payable.

12. Construction. This Guaranty has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities in agreement or instruments against the party controlling the drafting thereof, shall apply to this Guaranty.

13. Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Agent and the Secured Parties, or any of them, and their successors and assigns as permitted under the Credit Agreement provided, however, that, without the consent of the Agent, no Guarantor may assign or transfer any of its rights or obligations hereunder or any interest herein and any such purported assignment or transfer shall be null and void. Without limitation of the foregoing, the Agent and the Secured Parties, or any of them (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations under and in accordance with the Secured Loan Documents (including all or any portion of any commitment to extend credit), or any other Guarantied Obligations, to any other person and such Guarantied Obligations (including any Guarantied Obligations resulting from extension of credit by such other Person under or in connection with the Secured Loan Documents) shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty, and to the extent of its interest in such Guarantied Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Agent and the Secured Parties in this Guaranty or otherwise.

14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. The terms of Sections 12.11.1, 12.11.2, 12.11.3, 12.11.4 and 12.11.5 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue, consent to service of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

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15. Severability; Modification to Conform to Law.

(a) It is the intention of the parties that this Guaranty be enforceable to the fullest extent permissible under applicable Law, but that the unenforceability (or modification to conform to such Law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision in this Guaranty shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Guaranty shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable Law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

(b) Without limitation of the preceding subsection (a), to the extent that applicable Law (including applicable Laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) otherwise would render the full amount of the Guarantor’s obligations hereunder invalid, voidable, or unenforceable on account of the amount of a Guarantor’s aggregate liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of such liability shall, without any further action by the Agent or any of the Secured Parties or such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount which is equal to the greater of:

(i) the fair consideration actually received by such Guarantor under the terms and as a result of the Secured Loan Documents and the value of the benefits described in Section 18(b) hereof, including (and to the extent not inconsistent with applicable federal and state Laws affecting the enforceability of guaranties) distributions, commitments, and advances made to or for the benefit of such Guarantor with the proceeds of any credit extended under the Secured Loan Documents, or

(ii) the excess of (1) the amount of the fair value of the assets of such Guarantor as of the date of this Guaranty as determined in accordance with applicable federal and state Laws governing determinations of the insolvency of debtors as in effect on the date hereof, over (2) the amount of all liabilities of such Guarantor as of the date of this Guaranty, also as determined on the basis of applicable federal and state Laws governing the insolvency of debtors as in effect on the date hereof.

(c) Notwithstanding anything to the contrary in this Section or elsewhere in this Guaranty, this Guaranty shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section (and references elsewhere in this Guaranty to enforceability to the fullest extent permitted by Law) were not a part of this Guaranty, and in any related litigation the burden of proof shall be on the party asserting the invalidity or
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unenforceability of any provision hereof or asserting any limitation on any Guarantor’s obligations hereunder as to each element of such assertion.

16. Additional Guarantors. At any time after the initial execution and delivery of this Guaranty to the Agent, additional Persons may become parties to this Guaranty and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Agent a Guarantor Joinder pursuant to the Credit Agreement. No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

17. Joint and Several Obligations. The obligations and additional liabilities of the Guarantors under this Agreement are joint and several obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Obligations that its liability hereunder is limited and not joint and several. Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Agent and the Secured Parties to make the Loans, and that the Agent and the Secured Parties are relying on each specific waiver and all such waivers in entering into this Guaranty. The undertakings of each Guarantor hereunder secure the obligations of itself and the other Guarantors. The Agent and the Secured Parties, or any of them, may, in their sole discretion, elect to enforce this Guaranty against any Guarantor without any duty or responsibility to pursue any other Guarantor and such an election by the Agent and the Secured Parties, or any of them, shall not be a defense to any action the Agent and the Secured Parties, or any of them, may elect to take against any Guarantor. Each of the Secured Parties and Agent hereby reserve all rights against each Guarantor.

18. Miscellaneous.

(a) Amendments, Waivers. No amendment to or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor herefrom, shall in any event be effective unless in a writing signed by the Agent, on behalf of the Lenders, and (i) for any such amendment, the Borrowers and the Guarantors, and (ii) for any such waiver, the Borrowers on behalf of the Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or failure of the Agent or the Lenders, or any of them, in exercising any right or remedy under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Agent and the Secured Parties under this Guaranty are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement or instrument, by Law, or otherwise.

(b) Telecommunications. Each Lender and Agent shall be entitled to rely on the authority of any individual making any telecopy or telephonic notice, request, or signature without the necessity of receipt of any verification thereof.

{N0221554 }

(c) Expenses. Each Guarantor unconditionally agrees that the Agent and the Lenders shall be entitled to reimbursement of their expenses incurred hereunder as provided in Section 12.3.1 [Costs and Expenses] of the Credit Agreement.

(d) Prior Understandings. This Guaranty and the other Secured Loan Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede any and all other prior and contemporaneous understandings and agreements.

(e) Survival. All representations and warranties of the Guarantors made in connection with this Guaranty shall survive, and shall not be waived by, the execution and delivery of this Guaranty, any investigation by or knowledge of the Agent and the Secured Parties, or any of them, any extension of credit, or any other event or circumstance whatsoever.

19. Termination

(a) This Guaranty is a continuing obligation of the Guarantors and shall remain in full force and effect notwithstanding that no Guarantied Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon Payment in Full of all Guarantied Obligations, this Guaranty shall terminate, subject to Section 5 hereof.

(b) In connection with any termination or release pursuant to paragraph (a) above, the Agent shall promptly execute and deliver to any Guarantor, upon such Guarantor’s reasonable request and at such Guarantor’s expense, evidence of such termination. Any execution and delivery of such evidence pursuant to this Section 19 shall be without recourse to or warranty by the Agent.

(c) At any time that the Borrowers desire that the Agent take any of the actions described in the immediately preceding clause (b), they shall, upon request of the Agent, deliver to the Agent an officer’s certificate certifying that the release of the respective Guarantor is permitted pursuant to paragraph (a) above. The Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Guarantor by it as permitted (or which the Agent in good faith believes to be permitted) by this Section 19.

[SIGNATURE PAGES FOLLOW]

{N0221554 }

[SIGNATURE PAGE OF CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP]

IN WITNESS WHEREOF, each Guarantor intending to be legally bound, has executed this Guaranty as of the date first above written.

[_________________]
By:

Name:

Title:

{N0221554 }

EXHIBIT 1.1 N(1)

REVOLVING CREDIT NOTE

$_________________________       June 7, 2019

FOR VALUE RECEIVED, the undersigned, DLH HOLDINGS CORP., a New Jersey corporation ("Holdings"), DLH SOLUTIONS, INC., a Georgia corporation ("Solutions"), DANYA INTERNATIONAL, LLC, a Maryland limited liability company ("Danya"), and SOCIAL & SCIENTIFIC SYSTEMS, INC., a Delaware corporation ("Systems" and collectively with Holdings, Solutions and Danya, the "Borrowers"), hereby promise to pay _________________________________________________ (the “Lender”) or its registered assigns, the lesser of (i) the principal sum of ___________________________________________ US Dollars (US$______________), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, dated as of June 7, 2019, by and among the Borrowers, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, and FIRST NATIONAL BANK OF PENNSYLVANIA, as administrative agent (hereinafter referred to in such capacity as the “Agent”) (as amended, restated, modified, or supplemented from time to time, the “Credit Agreement”), payable by 11:00 a.m. Eastern time on the Expiration Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrowers pursuant to, or as otherwise provided in, the Credit Agreement.

Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement. To the extent provided in the Credit Agreement, upon the occurrence of an Event of Default, and until such time such Event of Default shall have been cured or waived, the Borrowers shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note (this “Note”) and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Agent located at 7475 Wisconsin Avenue, Suite 700, Bethesda, Maryland 20814, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof
{N0221554 }

upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. Except as otherwise provided in the Credit Agreement, the Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

TO THE EXTENT PERMITTED BY THE LAWS OF THE STATE OF MARYLAND, EACH BORROWER HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ATTORNEYS OR CLERK OF ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF MARYLAND, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, TO APPEAR FOR SUCH BORROWER IN ANY SUCH COURT, WITH OR WITHOUT DECLARATION FILED, TO WAIVE THE ISSUING AND SERVICE OF PROCESS AND TO CONFESS OR ENTER JUDGMENT AGAINST SUCH BORROWER IN FAVOR OF LENDER FOR ALL SUMS THEN DUE BY SUCH BORROWER TO LENDER UNDER THIS NOTE, WITH COSTS OF SUIT AND RELEASE OF PROCEDURAL ERRORS AND WITH REASONABLE ATTORNEYS’ FEES OF TEN PERCENT (10%) OF THE AMOUNT THEN DUE (PROVIDED THAT SUCH AMOUNT SHALL BE REDUCED TO ACTUAL, REASONABLE AND DOCUMENTED FEES INCURRED); AND FOR DOING SO THIS NOTE OR A COPY VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. SUCH AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR.  EACH BORROWER ACKNOWLEDGES AND AGREES THAT THE LENDER'S RIGHT TO COLLECT THE REASONABLE, ACTUAL AND DOCUMENTED ATTORNEYS' FEES IT ACTUALLY INCURS, AFTER THE DATE OF ANY JUDGMENT ON ANY SUIT HEREUNDER, IN ENFORCING ANY OF ITS RIGHTS OR REMEDIES HEREUNDER OR IN PROTECTING LENDER'S COLLATERAL OR ANY INTERESTS OF SUCH BORROWER THEREIN, SHALL NOT BE DEEMED TO MERGE INTO ANY JUDGMENT AWARDED BY THE COURT, AND SHALL SURVIVE ANY SUCH JUDGMENT; IT BEING THE INTENTION OF EACH BORROWER THAT LENDER SHALL HAVE THE RIGHT TO BRING AND MAINTAIN ONE OR MORE POST-JUDGMENT ACTIONS FOR REIMBURSEMENT OF ALL REASONABLE ATTORNEYS' FEES ACTUALLY INCURRED BY LENDER IN OBTAINING FULL AND FINAL REPAYMENT OF ALL INDEBTEDNESS, LIABILITIES AND OBLIGATIONS EVIDENCED OR SECURED BY THIS NOTE.  THIS NOTE AND THE INDEBTEDNESS, LIABILITIES AND OBLIGATIONS OF EACH BORROWER HEREUNDER SHALL BE DEEMED TO SURVIVE UNTIL THE FULL AND FINAL REPAYMENT OF ALL INDEBTEDNESS, LIABILITIES AND OBLIGATIONS EVIDENCED OR SECURED BY THIS NOTE.

This Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and permitted assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.
{N0221554 }

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of Maryland without regard to its conflict of laws principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

The Borrowers acknowledge and agree that delivery of an executed counterpart of a signature page of this Note by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Note.

[remainder of page intentionally left blank]

{N0221554 }

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned have executed this Note by their duly authorized officers with the intention that it constitute a sealed instrument.

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

DLH SOLUTIONS, INC.

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

DANYA INTERNATIONAL, LLC

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

SOCIAL & SCIENTIFIC   SYSTEMS, INC.

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

{N0221554 }

EXHIBIT 1.1(N)(2)

SWING LOAN NOTE

US $_________________________     June 7, 2019

FOR VALUE RECEIVED, the undersigned, DLH HOLDINGS CORP., a New Jersey corporation ("Holdings"), DLH SOLUTIONS, INC., a Georgia corporation ("Solutions"), DANYA INTERNATIONAL, LLC, a Maryland limited liability company ("Danya"), and SOCIAL & SCIENTIFIC SYSTEMS, INC., a Delaware corporation ("Systems" and collectively with Holdings, Solutions and Danya, the "Borrowers"), hereby unconditionally promise to pay ________________________________________________________ (the “Lender”) or its registered assigns, the lesser of (i) the principal sum of ________________ Dollars (US $____________), or (ii) the aggregate unpaid principal balance of all Swing Loans made by the Lender to the Borrowers pursuant to the Credit Agreement, dated as of June 7, 2019, among the Borrowers, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, and the Lender, as administrative agent for the other lenders party thereto (hereinafter referred to in such capacity as the “Administrative Agent”) (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), payable with respect to each Swing Loan evidenced hereby on the earlier of (i) demand by the Lender or (ii) by 11:00 a.m. Eastern time on the Expiration Date, or at such other time specified in the Credit Agreement.

The Borrowers shall pay interest on the unpaid principal balance of each Swing Loan from time to time outstanding hereunder from the date hereof at the rate per annum and on the date(s) provided in the Credit Agreement. To the extent provided in the Credit Agreement, upon the occurrence of an Event of Default, and until such time such Event of Default shall have been cured or waived, the Borrowers shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Swing Loan Note (this “Note”) at a rate per annum as set forth in Section 4.3 of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 7475 Wisconsin Avenue, Suite 700, Bethesda, Maryland 20814, unless otherwise directed in writing by the Administrative Agent, in lawful money of the United States of America in immediately available funds.

This Note is the Swing Loan Note referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions and liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on demand or otherwise, on account of principal hereof prior to maturity upon the terms and conditions therein specified. All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings
{N0221554 }

given to such terms in the Credit Agreement. Except as otherwise provided in the Credit Agreement, the Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

TO THE EXTENT PERMITTED BY THE LAWS OF THE STATE OF MARYLAND, EACH BORROWER HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ATTORNEYS OR CLERK OF ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF MARYLAND, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, TO APPEAR FOR SUCH BORROWER IN ANY SUCH COURT, WITH OR WITHOUT DECLARATION FILED, TO WAIVE THE ISSUING AND SERVICE OF PROCESS AND TO CONFESS OR ENTER JUDGMENT AGAINST SUCH BORROWER IN FAVOR OF LENDER FOR ALL SUMS THEN DUE BY SUCH BORROWER TO LENDER UNDER THIS NOTE, WITH COSTS OF SUIT AND RELEASE OF PROCEDURAL ERRORS AND WITH REASONABLE ATTORNEYS’ FEES OF TEN PERCENT (10%) OF THE AMOUNT THEN DUE (PROVIDED THAT SUCH AMOUNT SHALL BE REDUCED TO ACTUAL, REASONABLE AND DOCUMENTED FEES INCURRED); AND FOR DOING SO THIS NOTE OR A COPY VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. SUCH AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR.  EACH BORROWER ACKNOWLEDGES AND AGREES THAT THE LENDER'S RIGHT TO COLLECT THE REASONABLE, ACTUAL AND DOCUMENTED ATTORNEYS' FEES IT ACTUALLY INCURS, AFTER THE DATE OF ANY JUDGMENT ON ANY SUIT HEREUNDER, IN ENFORCING ANY OF ITS RIGHTS OR REMEDIES HEREUNDER OR IN PROTECTING LENDER'S COLLATERAL OR ANY INTERESTS OF SUCH BORROWER THEREIN, SHALL NOT BE DEEMED TO MERGE INTO ANY JUDGMENT AWARDED BY THE COURT, AND SHALL SURVIVE ANY SUCH JUDGMENT; IT BEING THE INTENTION OF EACH BORROWER THAT LENDER SHALL HAVE THE RIGHT TO BRING AND MAINTAIN ONE OR MORE POST-JUDGMENT ACTIONS FOR REIMBURSEMENT OF ALL REASONABLE ATTORNEYS' FEES ACTUALLY INCURRED BY LENDER IN OBTAINING FULL AND FINAL REPAYMENT OF ALL INDEBTEDNESS, LIABILITIES AND OBLIGATIONS EVIDENCED OR SECURED BY THIS NOTE.  THIS NOTE AND THE INDEBTEDNESS, LIABILITIES AND OBLIGATIONS OF EACH BORROWER HEREUNDER SHALL BE DEEMED TO SURVIVE UNTIL THE FULL AND FINAL REPAYMENT OF ALL INDEBTEDNESS, LIABILITIES AND OBLIGATIONS EVIDENCED OR SECURED BY THIS NOTE.

The Borrowers acknowledge and agree that the Lender may at any time and in its sole discretion demand payment of all amounts outstanding under this Note without prior notice to the Borrowers.

This Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and permitted assigns. All references herein to the “Borrowers”, the “Administrative Agent” and the “Lender” shall be
{N0221554 }

deemed to apply to the Borrowers, the Administrative Agent and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of Maryland without regard to its conflict of laws principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

The Borrowers acknowledge and agree that delivery of an executed counterpart of a signature page of this Note by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Note.

[remainder of page intentionally left blank]

{N0221554 }

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned have executed this Swing Loan Note by their duly authorized officers with the intention that it constitute a sealed instrument.

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

DLH SOLUTIONS, INC.

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

DANYA INTERNATIONAL, LLC

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

SOCIAL & SCIENTIFIC   SYSTEMS, INC.

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

{N0221554 }

EXHIBIT 1.1(N)(3)

TERM NOTE

$_______________        June 7, 2019

FOR VALUE RECEIVED, the undersigned, DLH HOLDINGS CORP., a New Jersey corporation ("Holdings"), DLH SOLUTIONS, INC., a Georgia corporation ("Solutions"), DANYA INTERNATIONAL, LLC, a Maryland limited liability company ("Danya"), and SOCIAL & SCIENTIFIC SYSTEMS, INC., a Delaware corporation ("Systems" and collectively with Holdings, Solutions and Danya, the "Borrowers"), hereby promise to pay __________________________________________________________ (the “Lender”) or its registered assigns, the principal sum of _____________________________________________ US Dollars (US $_______________), which shall be payable to the Lender as set forth on the Schedule of Principal Payments attached hereto and incorporated herein. Each such principal payment shall be due on the last day of each calendar quarter, beginning on September 30, 2019, and continuing until the Expiration Date when the entire unpaid principal balance hereof and accrued interest thereon shall be due and payable in full. The Borrowers shall also make any mandatory prepayments to the Lender as required by Section 5.7 of the Credit Agreement (as hereinafter defined).

The Borrowers shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Administrative Borrower pursuant to Section 4.1.2 of, or as otherwise provided in, the Credit Agreement by and among the Borrowers, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto and First National Bank of Pennsylvania, as administrative agent (hereinafter referred to in such capacity as the “Agent”) and the Lender dated as of June 7, 2019 (as amended, restated, modified or supplemented, from time to time, the “Credit Agreement”).

To the extent provided in the Credit Agreement, upon the occurrence of an Event of Default, and until such time such Event of Default shall have been cured or waived, the Borrowers shall pay interest on the unpaid principal balance hereof at a rate per annum as set forth in Section 4.3 of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Agent located at 7475 Wisconsin Avenue, Suite 700, Bethesda, Maryland 20814, in lawful money of the United States of America in immediately available funds.

This Term Note (this “Note”) is one of the Term Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions, security interests and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof
{N0221554 }

upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.

Except as otherwise provided in the Credit Agreement, the Borrowers waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

TO THE EXTENT PERMITTED BY THE LAWS OF THE STATE OF MARYLAND, EACH BORROWER HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ATTORNEYS OR CLERK OF ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF MARYLAND, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, TO APPEAR FOR SUCH BORROWER IN ANY SUCH COURT, WITH OR WITHOUT DECLARATION FILED, TO WAIVE THE ISSUING AND SERVICE OF PROCESS AND TO CONFESS OR ENTER JUDGMENT AGAINST SUCH BORROWER IN FAVOR OF LENDER FOR ALL SUMS THEN DUE BY SUCH BORROWER TO LENDER UNDER THIS NOTE, WITH COSTS OF SUIT AND RELEASE OF PROCEDURAL ERRORS AND WITH REASONABLE ATTORNEYS’ FEES OF TEN PERCENT (10%) OF THE AMOUNT THEN DUE (PROVIDED THAT SUCH AMOUNT SHALL BE REDUCED TO ACTUAL, REASONABLE AND DOCUMENTED FEES INCURRED); AND FOR DOING SO THIS NOTE OR A COPY VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. SUCH AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF, AND JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS THERE IS OCCASION THEREFOR.  EACH BORROWER ACKNOWLEDGES AND AGREES THAT THE LENDER'S RIGHT TO COLLECT THE REASONABLE, ACTUAL AND DOCUMENTED ATTORNEYS' FEES IT ACTUALLY INCURS, AFTER THE DATE OF ANY JUDGMENT ON ANY SUIT HEREUNDER, IN ENFORCING ANY OF ITS RIGHTS OR REMEDIES HEREUNDER OR IN PROTECTING LENDER'S COLLATERAL OR ANY INTERESTS OF SUCH BORROWER THEREIN, SHALL NOT BE DEEMED TO MERGE INTO ANY JUDGMENT AWARDED BY THE COURT, AND SHALL SURVIVE ANY SUCH JUDGMENT; IT BEING THE INTENTION OF EACH BORROWER THAT LENDER SHALL HAVE THE RIGHT TO BRING AND MAINTAIN ONE OR MORE POST-JUDGMENT ACTIONS FOR REIMBURSEMENT OF ALL REASONABLE ATTORNEYS' FEES ACTUALLY INCURRED BY LENDER IN OBTAINING FULL AND FINAL REPAYMENT OF ALL INDEBTEDNESS, LIABILITIES AND OBLIGATIONS EVIDENCED OR SECURED BY THIS NOTE.  THIS NOTE AND THE INDEBTEDNESS, LIABILITIES AND OBLIGATIONS OF EACH BORROWER HEREUNDER SHALL BE DEEMED TO SURVIVE UNTIL THE FULL AND FINAL REPAYMENT OF ALL INDEBTEDNESS, LIABILITIES AND OBLIGATIONS EVIDENCED OR SECURED BY THIS NOTE.

This Note shall bind the Borrowers and their respective successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and permitted assigns. All references herein to the “Borrowers” and the “Lender” shall be deemed to apply to the Borrowers and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

{N0221554 }

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the State of Maryland without regard to its conflicts of laws principles.
All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

The Borrowers acknowledge and agree that delivery of an executed counterpart of a signature page of this Note by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Note.

[remainder of page intentionally left blank]

{N0221554 }

        IN WITNESS WHEREOF, and intending to be legally bound the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

DLH SOLUTIONS, INC.

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

DANYA INTERNATIONAL, LLC

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

SOCIAL & SCIENTIFIC   SYSTEMS, INC.

DLH HOLDINGS CORP.

By: (SEAL)
Name:
Title:

{N0221554 }

SCHEDULE OF PRINCIPAL PAYMENTS

The amount of each quarterly principal installment shall be as follows (subject, however, to adjustment upon for voluntary prepayments as set forth in Section 5.6 [Voluntary Prepayments] of the Credit Agreement and mandatory prepayments as set forth in Section 5.7 [Mandatory Prepayments] of the Credit Agreement.

Date of Payment of Installment	Amount of Term Loan Repayment
September 30, 2019
December 31, 2019
March 31, 2020
June 30, 2020

September 30, 2020
December 31, 2020
March 31, 2021
June 30, 2021

September 30, 2021
December 31, 2021
March 31, 2022
June 30, 2022

September 30, 2022
December 31, 2022
March 31, 2023
June 30, 2023

September 30, 2023
December 31, 2023
March 31, 2024

{N0221554 }

EXHIBIT 1.1(P)(1)

PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT

This Patent, Trademark and Copyright Security Agreement (the “Agreement”), dated as of June 7, 2019 is entered into by and among DLH HOLDINGS CORP., a New Jersey corporation (“Holdings”), DLH SOLUTIONS, INC., a Georgia corporation (“Solutions”), DANYA INTERNATIONAL LLC, a Maryland limited liability company (“Danya”) and SOCIAL & SCIENTIFIC SYSTEMS, INC., a Delaware corporation (“Systems” and collectively with Holdings, Solutions and Danya, the “Borrowers”), and each of the GUARANTORS (as hereinafter defined) (together with the Borrowers, collectively, the “Pledgors” and each, a “Pledgor”), and FIRST NATIONAL BANK OF PENNSYLVANIA, in its capacity as Agent (the “Agent”) for the Lenders referred to below (the “Agent”).

WHEREAS, pursuant to that certain Credit Agreement (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) of even date herewith by and among the Pledgors, the “Lenders” (as defined in the Credit Agreement) and the Agent, the Agent and the Lenders have agreed to provide certain loans to the Borrowers, and each of the Pledgors has agreed, among other things, to grant a security interest to the Agent in certain patents, trademarks, copyrights and other property as security for such loans and other obligations as more fully described herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:
1.  Defined Terms.

(a) Except as otherwise expressly provided herein, (i) capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Credit Agreement and (ii) the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement. Where applicable and except as otherwise expressly provided herein, terms used herein (whether or not capitalized) shall have the respective meanings assigned to them in the Uniform Commercial Code as enacted in Maryland as amended from time to time (the “Code”).

(b) “Patents, Trademarks and Copyrights” shall mean and include all of each Pledgor’s present and future right, title and interest in and to the following: all trade names, patent applications, patents, trademark applications, trademarks, service mark applications, service marks, copyright applications and copyrights, whether now owned or hereafter acquired by such Pledgor, including those listed on Schedule A hereto, including all proceeds thereof (such as, by way of example, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, and the goodwill of the business to which any of the patents, trademarks and copyrights relate (each of the foregoing, individually, a “Patent, Trademark or Copyright”).

{N0221554 }

(c) “Debt” shall mean all Obligations now existing or hereafter arising. Without limitation of the foregoing, any of the Debt shall be and remain Debt entitled to the benefit of this Agreement if the Agent or any of the Lenders (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Credit Agreement, the other Loan Documents, any Lender Provided Interest Rate Hedge and any Other Lender Provided Financial Service Products (collectively, the “Secured Loan Documents” and each a “Secured Loan Document”), in each case, to the extent permitted by the applicable Secured Loan Documents.

2. To secure the full payment and performance of all Debt, each Pledgor hereby grants a security interest to Agent in the entire right, title and interest of such Pledgor in and to all of its Patents, Trademarks and Copyrights.

3. Each Pledgor jointly and severally covenants and warrants that:

(a) the Patents, Trademarks and Copyrights are subsisting and have not been adjudged invalid or unenforceable, in whole or in part;

(b) to the best of such Pledgor’s knowledge, each of the Patents, Trademarks and Copyrights is valid and enforceable;

(c) such Pledgor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the Patents, Trademarks and Copyrights, free and clear of any liens, charges and encumbrances, including pledges, assignments, licenses, shop rights and covenants by Pledgor not to sue third persons, except for Permitted Liens;

(d) no claim has been made to such Pledgor or, to the knowledge of such Pledgor, any other person that the use of any of the Patents, Trademarks and Copyrights violates the rights of any third party; and

(e) such Pledgor has used, and will continue to use for the duration of this Agreement, proper statutory notice in connection with its use of the Patents, Trademarks and Copyrights, except for those Patents, Trademarks and Copyrights that are hereafter allowed to lapse in accordance with Paragraph 12 hereof.

4. Each of the obligations of each Pledgor under this Agreement is joint and several.

The Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Pledgor without any duty or responsibility to pursue any other Pledgor and such an election by the Agent and the Lenders, or any of them, shall not be a defense to any action the Agent and the Lenders, or any of them, may elect to take against any Pledgor. Each of the Lenders and Agent hereby reserve all rights against each Pledgor.

{N0221554 }

5. Each Pledgor agrees that, until all of the Debt shall have been Paid in Full, it will not enter into any agreement (for example, a license agreement) which is inconsistent with any Pledgor’s obligations under this Agreement without Agent’s prior written consent, except leases, subleases, licenses or sublicenses entered into in the ordinary course of business, in each case which do not materially interfere with the business of such Pledgor.

6. If, before the Debt shall have been Paid in Full, any Pledgor shall own any new trademarks or service marks or any new copyrightable or patentable inventions for which Pledgor has decided to pursue a copyright or patent or any registered, issued or applications for patent for any reissue, division, continuation, renewal, extension, or continuation in part of any Patent, Trademark or Copyright or any improvement on any Patent, Trademark or Copyright, the provisions of this Agreement shall automatically apply thereto and such Pledgor shall give to Agent prompt notice thereof in writing. Concurrently with the delivery of each Compliance Certificate delivered pursuant to Section 8.3.4 of the Credit Agreement, each Pledgor and Agent agree to modify this Agreement by amending Schedule A to include any future registered or issued patents, patent applications, trademark applications, registered or issued trademarks, registered or issued copyrights or copyright applications and the provisions of this Agreement shall apply thereto.

7. Agent shall have, in addition to all other rights and remedies given it by this Agreement and those rights and remedies set forth in the Credit Agreement and the other Secured Loan Documents, those allowed by applicable Law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction in which the Patents, Trademarks and Copyrights may be located and, without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing, Agent may immediately, without demand of performance and without other notice (except as set forth below) or demand whatsoever to Pledgors, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in a city that the Agent shall designate by notice to the Pledgors, the whole or from time to time any part of the Patents, Trademarks and Copyrights, or any interest which any Pledgor may have therein and, after deducting from the proceeds of sale or other disposition of the Patents, Trademarks and Copyrights all expenses (including fees and expenses for brokers and attorneys), shall apply the remainder of such proceeds toward the payment of the Debt as set forth in Section 9.2.4 [Application of Proceeds] of the Credit Agreement. Notice of any sale or other disposition of the Patents, Trademarks and Copyrights shall be given to Pledgors at least ten (10) days before the time of any intended public or private sale or other disposition of the Patents, Trademarks and Copyrights is to be made, which each Pledgor hereby agrees shall be reasonable notice of such sale or other disposition. At any such sale or other disposition, Agent may, to the extent permissible under applicable Law, purchase the whole or any part of the Patents, Trademarks and Copyrights sold, free from any right of redemption on the part of Pledgor, which right is hereby waived and released.

8. If any Event of Default shall have occurred and be continuing, Pledgor hereby authorizes and empowers Agent to make, constitute and appoint any officer or agent of Agent, as Agent may select in its exclusive discretion, as such Pledgor’s true and lawful attorney-in-fact, with the power to endorse such Pledgor’s name on all applications, documents, papers and instruments
{N0221554 }

necessary for Agent to use the Patents, Trademarks and Copyrights, or to grant or issue, on commercially reasonable terms, any exclusive or nonexclusive license under the Patents, Trademarks and Copyrights to any third person, or necessary for Agent to assign, pledge, convey or otherwise transfer title in or dispose of, on commercially reasonable terms, the Patents, Trademarks and Copyrights to any third Person. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement.

9. (a) Each Pledgor shall promptly execute and deliver to the Agent a Grant of Security Interest in Patents, Trademarks, Service Marks and Copyrights in the form attached hereto as Exhibit A with respect to each Patent, Copyright and Trademark that constitutes a patent application, registered or issued patent, trademark application, registered or issued trademark, service mark application, registered or issued service mark, copyright application or registered or issued copyright, and such other agreements, documents and instruments as the Agent shall from time to time reasonably request to reflect the security interest therein granted hereunder, and the Agent is hereby authorized to file each such Grant of Security Interest in Patents, Trademarks, Service Marks and Copyrights and each such document with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and any other applicable governmental agency in order to perfect the Agent’s security interest therein as granted hereunder.

        (b) Each Pledgor shall promptly execute and deliver to the Agent a Patent Assignment in the form attached hereto as Exhibit B, a Trademark and Service Mark Assignment in the form attached hereto as Exhibit C, and a Copyright Assignment in the form attached hereto as Exhibit D, in each case with respect to each patent application, patent, trademark application, trademark, service mark application, service mark, copyright application and copyright, and such other agreements, documents and instruments as the Agent shall from time to time reasonably request, permanently assigning all rights in the Patents, Trademarks and Copyrights to the Agent in the event any Event of Default shall have occurred and be continuing (the “Assignments”). The Assignments shall be held by the Agent, in escrow, until the occurrence of an Event of Default and, after and during the continuation of any such occurrence, the Agent may, at its sole option, record such escrowed Assignments with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and any other applicable governmental agency.

10. (a) Upon Payment in Full, this Agreement shall terminate.

        (b) A Pledgor shall automatically be released from its obligations hereunder (other than contingent obligations that survive the termination of the Secured Loan Documents as to which no claim has been asserted) in the circumstances set forth in Section 10.10(ii) of the Credit Agreement.

        (c) All Collateral sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.2.8 [Dispositions of Assets or Subsidiaries] or 8.2.7 [Liquidations, Mergers, Consolidations] of the Credit Agreement with respect to which the
{N0221554 }

Pledgors shall have fully complied with all requirements and satisfied all conditions of the Secured Loan Documents shall automatically be released.

        (d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Agent shall promptly execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Pledgor to effect such release, including delivery of certificates, securities, instruments and the Assignments. Any execution and delivery of documents pursuant to this Section 10 shall be without recourse to or warranty by the Agent.

        (e) At any time that the Borrowers desire that the Agent take any of the actions described in the immediately preceding clause (d), they shall, upon request of the Agent, deliver to the Agent an officer’s certificate certifying that the release of the respective Pledgor is permitted pursuant to paragraph (a), (b) or (c) above. The Agent shall have no liability whatsoever to any Secured Party as a result of any release of any Pledgor by it as permitted (or which the Agent in good faith believes to be permitted) by this Section 10.

        (f) Notwithstanding anything to the contrary set forth in this Agreement, each Lender or Affiliate thereof that provides any Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Products by the acceptance of the benefits under this Agreement hereby acknowledges and agrees that any release of a Pledgor effected in the manner permitted by this Agreement shall not require the consent of any such Lender or Affiliate thereof.

11. Each Pledgor unconditionally agrees that the Agent and the Lenders shall be entitled to reimbursement of their expenses incurred hereunder as provided in Section 12.3.1 of the Credit Agreement.

12. Pledgor shall have the duty to prosecute diligently any patent applications included in the Patents, Trademarks and Copyrights pending as of the date of this Agreement if commercially reasonable in the reasonable judgment of such Pledgor or thereafter until the Debt shall have been Paid in Full, to make application on unpatented but patentable inventions (whenever it is commercially reasonable in the reasonable judgment of such Pledgor to do so) and to preserve and maintain all rights in patent applications and registered and issued patents included in the Patents, Trademarks and Copyrights, including the payment of all maintenance fees. Any expenses incurred in connection with such an application shall be borne by Pledgors. No Pledgor shall abandon any Patent, Trademark or Copyright that in the reasonable judgment of such Pledgor is material to the operation of the business without the consent of Agent, which shall not be unreasonably withheld.

13. Each Pledgor shall have the right to bring suit, action or other proceeding in its own name, and, with the Agent’s consent, to join Agent, if necessary, as a party to such suit, to enforce the Patents, Trademarks and Copyrights and any licenses thereunder. The Credit Agreement sets forth Pledgor’s rights to indemnification and reimbursement in connection with this Agreement.

{N0221554 }

14. No course of dealing between any Pledgor and Agent, nor any failure to exercise nor any delay in exercising, on the part of Agent, any right, power or privilege hereunder or under the Credit Agreement or other Secured Loan Documents shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15. All of Agent’s rights and remedies with respect to the Patents, Trademarks and Copyrights, whether established hereby or by the Credit Agreement or by any other agreements or by Law, shall be cumulative and may be exercised singularly or concurrently.

16. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid and unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any clause or provision of this Agreement in any jurisdiction.

17. This Agreement is subject to modification only by a writing signed by the parties, except as provided in Paragraph 6.

18. The benefits and burdens of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties, provided, however, that no Pledgor may assign or transfer any of its rights or obligations hereunder or any interest herein and any such purported assignment or transfer shall be null and void.

19. The terms of Sections 12.11.1, 12.11.2, 12.11.3, 12.11.4 and 12.11.5 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue, service of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

20. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Each Pledgor acknowledges and agrees that a telecopy transmission to the Agent or any Lender of, or the e-mail delivery of a portable document format (PDF) file to the Agent or any Lender containing, the signature pages hereof purporting to be signed on behalf of any Pledgor shall constitute effective and binding execution and delivery hereof by such Pledgor.

21. Each Pledgor agrees that all notices, statements, requests, demands and other communications under this Agreement shall be given to such Pledgor at the address set forth on a Schedule to, or in a Guarantor Joinder given under, the Credit Agreement and in the manner provided in Section 12.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement. The Agent and the Lenders may rely on any notice (whether or not made in a manner contemplated by this Agreement) purportedly made by or on behalf of a Pledgor, and the
{N0221554 }

Agent and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

{N0221554 }

[SIGNATURE PAGE TO PATENT, TRADEMARK
AND COPYRIGHT SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the date first above written.

PLEDGORS:
DLH HOLDINGS CORP.

By:
        Name:
Title:

DLH SOLUTIONS, INC.

By:
        Name:
Title:

DANYA INTERNATIONAL, LLC

By:
        Name:
Title:

SOCIAL & SCIENTIFIC SYSTEMS, INC.

By:
        Name:
Title:

{N0221554 }

[SIGNATURE PAGE TO PATENT, TRADEMARK
AND COPYRIGHT SECURITY AGREEMENT]

              AGENT:

              FIRST NATIONAL BANK OF        PENNSYLVANIA, as Agent

              By:
        Name:
Title:

{N0221554 }

SCHEDULE A
TO
PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT
LIST OF REGISTERED PATENTS, TRADEMARKS,
TRADE NAMES AND COPYRIGHTS

1. Registered Patents:

Exact Legal Name of Owner	Description of Intellectual Property	Country(ies) of Registration / Registration Office(s)	Application or Registration Number(s)	Application or Registration Date(s)

2. Patent Applications:

Exact Legal Name of Owner	Description of Intellectual Property	Country(ies) of Registration / Registration Office(s)	Application or Registration Number(s)	Application or Registration Date(s)

3. Trademarks and Service Marks:

Exact Legal Name of Owner	Description of Intellectual Property	Country(ies) of Registration / Registration Office(s)	Application or Registration Number(s)	Application or Registration Date(s)

4. Trademarks and Service Mark Applications:

{N0221554 }

Exact Legal Name of Owner	Description of Intellectual Property	Country(ies) of Registration / Registration Office(s)	Application or Registration Number(s)	Application or Registration Date(s)

5. Trade Names:

None

6. Copyrights and Copyright Applications:

Exact Legal Name of Owner	Description of Intellectual Property	Country(ies) of Registration / Registration Office(s)	Application or Registration Number(s)	Application or Registration Date(s)

{N0221554 }

EXHIBIT A
TO
PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT
GRANT OF
SECURITY INTEREST IN PATENTS, TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

This GRANT OF SECURITY INTEREST IN PATENTS, TRADEMARKS, SERVICE MARKS AND COPYRIGHTS (this “Agreement”) is entered into effective as of ____________, 2019 by and among [___________], a [__________] (the “Grantor”), and FIRST NATIONAL BANK OF PENNSYLVANIA, in its capacity as Agent (the “Agent”) for the Lenders referred to below (the “Agent”), each of which are parties to that certain Patent, Trademark and Copyright Security Agreement, dated as of ____________, 2019 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrowers (as defined therein), and each of the other grantors party thereto and the Agent.

WITNESSETH:

WHEREAS, pursuant to that certain Credit Agreement (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) dated as of ____________, 2019 by and among the Grantor, each of the other Borrowers and each of the other Guarantors (as defined therein), the “Lenders” (as defined therein) and the Agent, the Agent and the Lenders have agreed to provide certain loans and other financial accommodations to the Borrowers, and the Grantor has agreed, among other things, to grant a security interest to the Agent in the Grantor’s Patents, Trademarks and Copyrights (as defined in the Security Agreement); and

WHEREAS, in connection with the Credit Agreement and the Security Agreement, the Grantor has duly authorized the execution, delivery and performance of this Agreement;
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the Grantor agrees as follows:

SECTION 1. Definitions; Incorporation. Unless otherwise defined herein, terms used in this Agreement have the meanings provided, or provided by reference in, the Security Agreement. The foregoing Recitals are hereby incorporated by reference into this Agreement and made a part hereof.

SECTION 2. Grant of Security Interest. Subject to the terms and conditions of the Credit Agreement and the Security Agreement, the Grantor hereby grants to and creates in favor of the Agent, for the benefit of the Agent and the Lenders, a security interest in and to all of the Grantor’s Patents, Trademarks and Copyrights (including, without limitation, those items listed on Schedule A, Schedule B and Schedule C attached hereto) (collectively, the “Collateral”); provided, however, that notwithstanding anything to the contrary herein, no security interest shall be deemed granted hereunder in any intent to use trademark applications solely to the extent that,
{N0221554 }

and during the period in which, the grant of a security interest therein would impair the validity or enforceability thereof or result in the cancellation or voiding thereof.

SECTION 3. Purpose. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office and the United States Copyright Office. The security interest granted hereby has been granted to the Agent, for the benefit of the Agent and the Lenders, in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. The Security Agreement (and all rights and remedies of the Agents and Lenders thereunder) shall remain in full force and effect in accordance with its terms.

SECTION 4. Acknowledgment. The Grantor hereby further acknowledges and affirms that the rights and remedies of the Agent and the Lenders with respect to the security interest in the Collateral granted hereby are more fully set forth in the Credit Agreement and the Security Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 5. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same original.

[Remainder of the page intentionally left blank; signature page follows.]

{N0221554 }

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

              AGENT:

              FIRST NATIONAL BANK OF        PENNSYLVANIA, as Agent

                           By:___________________
               Name:
               Title:

              GRANTOR:

              [______________________________]

              By:
               Name:
               Title:

{N0221554 }

SCHEDULE A
TO GRANT OF SECURITY INTEREST IN PATENTS, TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

UNITED STATES ISSUED PATENTS AND PATENT APPLICATIONS

1. Patents:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

2. Patent Applications:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

{N0221554 }

SCHEDULE B
TO GRANT OF SECURITY INTEREST IN PATENTS, TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

UNITED STATES TRADEMARK REGISTRATIONS AND APPLICATIONS

1. Trademarks and Service Marks:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

2. Trademark and Service Mark Applications:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

{N0221554 }

SCHEDULE C
TO GRANT OF SECURITY INTEREST IN PATENTS, TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

UNITED STATES COPYRIGHTS REGISTRATIONS AND APPLICATIONS

1. Copyrights:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

2. Copyright Applications:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

{N0221554 }

EXHIBIT B
TO
PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT
PATENT ASSIGNMENT

        WHEREAS, _________________________________________________ (the “Grantor”) is the owner of the entire right, title and interest in and to the United States patents, and patent applications listed on Schedule A attached hereto and made a part hereof, the inventions described therein and all rights associated therewith, including without limitation all divisions, reissues, substitutions, continuations, in whole or in part, and re-examinations, and all patents which may be granted therefor (collectively, the “Patent Collateral”), which have been issued by the United States Patent and Trademark Office or which are the subject of pending or future applications in the United States Patent and Trademark Office; and

        WHEREAS, FIRST NATIONAL BANK OF PENNSYLVANIA, having a place of business at ____________________________________________________________________, identified as the “Agent” under that certain Patent, Trademark and Copyright Security Agreement (the “Security Agreement”) of even date herewith (the “Grantee”) is desirous of acquiring said Patent Collateral; and

        WHEREAS, this Patent Assignment shall become effective upon the occurrence of an Event of Default as defined in the Security Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Grantor, for itself and its successors and assigns, does hereby transfer, assign and set over unto Grantee, its successors, transferees and assigns, all of its present and future right, title and interest in and to the Patent Collateral and all proceeds thereof and all rights and proceeds associated therewith.

        The foregoing Recitals are hereby incorporated by reference into this Agreement and made a part hereof.

[Signature page follows]

{N0221554 }

        IN WITNESS WHEREOF, the undersigned has caused this Patent Assignment to be executed by its duly authorized officer on this ________ day of _______________, _____.

             ____________________________________
             (Corporation, Partnership or other Entity)

             By:_________________________________
(SEAL)
             Print Name:__________________________

             Title:_______________________________

{N0221554 }

SCHEDULE A TO PATENT ASSIGNMENT

1. Patents:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

2. Patent Applications:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

{N0221554 }

EXHIBIT C
TO
PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT
TRADEMARK AND SERVICE MARK ASSIGNMENT

        WHEREAS, _________________________________________________ (the “Grantor”) is the owner of the entire right, title and interest in and to the United States trademarks, service marks, registrations and applications listed on Schedule A attached hereto and made a part hereof (collectively, the “Trademarks”), which are registered in the United States Patent and Trademark Office or which are subject of pending or future applications in the United States Patent and Trademark Office; and

        WHEREAS, FIRST NATIONAL BANK OF PENNSYLVANIA, having a place of business at _____________________________________________________________________, identified as the “Agent” under that certain Patent, Trademark and Copyright Security Agreement (the “Security Agreement”) of even date herewith (the “Grantee”) is desirous of acquiring said Trademarks;

        WHEREAS, the Grantee has a security interest in the assets of the Grantor adequate to carry on the business of the Grantor; and

        WHEREAS, this Trademark and Service Mark Assignment shall become effective upon the occurrence of an Event of Default as defined in the Security Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Grantor, for itself and its successors and assigns, does hereby transfer, assign and set over unto Grantee, its successors, transferees and assigns, all of its present and future right, title and interest in and to the Trademarks, the goodwill of the business associated with such Trademarks and all proceeds thereof and all rights and proceeds associated therewith and all rights to sue for past, present and future infringements of the foregoing.

The foregoing Recitals are hereby incorporated by reference into this Agreement and made a part hereof.

[Signature page follows]

{N0221554 }

        IN WITNESS WHEREOF, the undersigned has caused this Trademark and Service Mark Assignment to be executed by its duly authorized officer on this ________ day of __________________, _____.

             ____________________________________
             (Corporation, Partnership or other Entity)
             By:_________________________________
(SEAL)
             Print Name:__________________________

             Title:_______________________________

{N0221554 }

SCHEDULE A TO TRADEMARK AND SERVICE MARK ASSIGNMENT

1. Trademarks and Service Marks:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

2. Trademark and Service Mark Applications:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

{N0221554 }

EXHIBIT D
TO
PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT
COPYRIGHT ASSIGNMENT

        WHEREAS, _________________________________________________ (the “Grantor”) is the owner of the entire right, title and interest in and to the United States copyrights, registrations and applications listed on Schedule A attached hereto and made a part hereof (collectively, the “Copyrights”), which are registered in the United States Copyright Office or which are subject of pending or future applications in the United States Copyright Office; and

        WHEREAS, FIRST NATIONAL BANK OF PENNSYLVANIA, having a place of business at _____________________________________________________________________, identified as the “Agent” under that certain Patent, Trademark and Copyright Security Agreement (the “Security Agreement”) of even date herewith (the “Grantee”) is desirous of acquiring said Copyrights;

        WHEREAS, the Grantee has a security interest in the assets of the Grantor adequate to carry on the business of the Grantor; and

        WHEREAS, this Copyright Assignment shall become effective upon the occurrence of an Event of Default as defined in the Security Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Grantor, for itself and its successors and assigns, does hereby transfer, assign and set over unto Grantee, its successors, transferees and assigns, all of its present and future right, title and interest in and to the Copyrights, the goodwill of the business associated with such Copyrights and all proceeds thereof and all rights and proceeds associated therewith and all rights to sue for past, present and future infringements of the foregoing.

        The foregoing Recitals are hereby incorporated by reference into this Agreement and made a part hereof.

[Signature page follows]

{N0221554 }

IN WITNESS WHEREOF, the undersigned has caused this Copyright Assignment to be executed by its duly authorized officer on this ________ day of __________________, _____.

             ____________________________________
             (Corporation, Partnership or other Entity)

             By:_________________________________

(SEAL)
             Print Name:__________________________

                          Title:_______________________________

{N0221554 }

SCHEDULE A TO COPYRIGHT ASSIGNMENT

1. Copyrights:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

2. Copyright Applications:

Exact Legal Name of Owner	Description of Intellectual Property	Application or Registration Number(s)	Application or Registration Date(s)

{N0221554 }

EXHIBIT 1.1(P)(2)

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of June 7, 2019 (as amended, restated, supplemented or modified from time to time, the “Agreement”), is given, made and entered into by EACH OF THE PERSONS LISTED ON THE SIGNATURE PAGES HERETO AND EACH OF THE OTHER PERSONS WHICH BECOME PLEDGORS HEREUNDER FROM TIME TO TIME (each, a “Pledgor” and collectively, the “Pledgors”), as Pledgors of the corporations, limited liability companies, partnerships or other entities as set forth on Schedule A hereto and other collateral described herein, and FIRST NATIONAL BANK OF PENNSYLVANIA, as the administrative agent for itself and the other Lenders under the Credit Agreement described below (the “Administrative Agent”).

WHEREAS, pursuant to that certain Credit Agreement (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) of even date herewith by and among DLH Holdings Corp., a New Jersey corporation (“Holdings”), each of the other Loan Parties party thereto, the Lenders party thereto, and the Administrative Agent, the Administrative Agent and the Lenders have agreed to provide certain loans and other financial accommodations to the Loan Parties; and

WHEREAS, pursuant to and in consideration of the Credit Agreement, certain of the issued and outstanding capital stock, shares, securities, member interests, partnership interests and other ownership interests of each of the Companies is to be pledged to the Administrative Agent in accordance herewith; and

WHEREAS, Holdings and Solutions owns the outstanding capital stock, shares, securities, member interests, partnership interests and other ownership interests of the Companies as set forth on Schedule A hereto.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Defined Terms.

(a) Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Credit Agreement. Where applicable and except as otherwise expressly provided herein, terms used herein (whether or not capitalized) shall have the respective meanings assigned to them in the Uniform Commercial Code as enacted in the State of Maryland, as amended from time to time (the “Code”).

(b) “Company” and “Companies” shall mean one or more of the entities issuing any of the Pledged Collateral which is or should be (in accordance with Section 5(g) hereto) described on Schedule A hereto.

{N0221554 }

(c) “Foreign Company” shall mean one or more of the entities issuing any of the Pledged Collateral which is not organized under the laws of any state of the United States of America, which is, or should be, described on Schedule A.

(d) “Pledged Collateral” shall mean and include all of each Pledgor’s present and future right, title and interest in and to the following: (i) all capital stock, shares, securities, member interests, partnership interests, warrants, options, put rights, call rights, similar rights, and all other ownership or participation interests in any Company (including those listed on Schedule A) (ii)  all cash, interest, stock and other dividends or distributions paid or payable on any of the foregoing, (iii) all books and records (whether paper, electronic or any other medium) pertaining to the foregoing, including all stock record and transfer books, ( and (iv) all cash and non-cash proceeds (including insurance proceeds) of any of the foregoing property, all products thereof, and all additions and accessions thereto, substitutions therefor and replacements.

(e) “Secured Obligations” shall mean and include the following: (i) all Obligations, including all now existing and hereafter arising Obligations of each and every Pledgor to the Administrative Agent, the Lenders or any provider of any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products in connection with or under the Credit Agreement, under any of the other Loan Documents, or under any Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Products, including all obligations, liabilities, and indebtedness, whether for principal, interest, fees, expenses or otherwise, of each and every of the Pledgors to the Administrative Agent, the Lenders, or any such providers, now existing or hereafter incurred under the Credit Agreement or the Notes or the Guaranty Agreement or any of the other Loan Documents or any such Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Products as any of the same or any one or more of them may from time to time be amended, restated, modified, or supplemented, together with any and all extensions, renewals, refinancings, and refundings thereof in whole or in part (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to Holdings or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such proceeding, and including all obligations, liabilities and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied); (ii) all reimbursement obligations of each and every Pledgor with respect to any one or more Letters of Credit issued by the Issuing Lender or any Lender; (iii) all indebtedness, loans, obligations, expenses and liabilities of each and every of the Pledgors to the Administrative Agent, Issuing Lender or any of the Lenders, or any provider of any Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Products, pursuant to or in connection with the Credit Agreement; and (iv) any sums advanced by the Administrative Agent, the Issuing Lender or the Lenders or which may otherwise become due pursuant to the provisions of the Credit Agreement, the Notes, this Agreement, or any other Loan Documents or pursuant to any other agreement, document or instrument at any time delivered to the Administrative Agent in
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connection therewith, including commitment, letter of credit, agent or other fees and charges, and indemnification obligations under any such agreement, document or instrument, together with all interest payable on any of the foregoing, whether such sums are advanced or otherwise become due before or after the entry of any judgment for foreclosure or any judgment on any Loan Document or with respect to any default under any of the Secured Obligations.

(f) “Secured Parties” shall mean each of the Lenders and Administrative Agent and any provider of Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products.

2. Grant of Security Interests.

(a) To secure on a first-priority perfected basis the payment and performance of all Secured Obligations in full, each Pledgor hereby grants to the Administrative Agent a continuing first-priority security interest under the Code in and hereby pledges to Administrative Agent, in each case for the benefit of each of the Secured Parties, all of such Pledgor’s now existing and hereafter acquired or arising right, title and interest in, to, and under the Pledged Collateral whether now or hereafter existing and wherever located.

(b) Upon the execution and delivery of this Agreement, each Pledgor shall deliver to and deposit with the Administrative Agent in pledge, all of such Pledgor’s certificates, instruments or other documents comprising or evidencing the Pledged Collateral to the extent that such Pledged Collateral is represented by certificates (including, without limitation, any certificated capital stock of any Company), together with undated stock powers, instruments or other documents signed in blank by such Pledgor. In the event that any Pledgor should ever acquire or receive certificates, securities, instruments or other documents evidencing the Pledged Collateral, such Pledgor shall deliver to and deposit with the Administrative Agent in pledge, all such certificates, securities, instruments or other documents which evidence the Pledged Collateral.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Pledged Collateral with respect to any one Foreign Company shall not exceed sixty-five percent (65%) of the total combined voting power of all classes of capital stock, shares, securities, member interests, partnership interests and other ownership interests entitled to vote of such Foreign Company and this Agreement shall not apply to any such stock, shares, securities, member interests, partnership interests or ownership interests which are in excess of such sixty five percent (65%) limitation. To the extent the Administrative Agent receives more than sixty five percent (65%) of the total combined voting power of all classes of capital stock, shares, securities, member interests, partnership interests and other ownership interests entitled to vote of any Foreign Company, Administrative Agent shall return such excess stock, shares, securities, member interests, partnership interests and other ownership interests upon the request of a Pledgor.

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3. Further Assurances.

Prior to or concurrently with the execution of this Agreement, and thereafter at any time and from time to time upon reasonable request of the Administrative Agent, each Pledgor shall execute and deliver to the Administrative Agent all financing statements, continuation financing statements, assignments, certificates and documents of title, affidavits, reports, notices, schedules of account, letters of authority, further pledges, powers of attorney and all other documents (collectively, the “Security Documents”) which the Administrative Agent may reasonably request, in form reasonably satisfactory to the Administrative Agent, and take such other action which the Administrative Agent may reasonably request, to perfect and continue perfected and to create and maintain the first-priority status of the Administrative Agent’s security interest in the Pledged Collateral and to fully consummate the transactions contemplated under this Agreement. Each Pledgor hereby irrevocably makes, constitutes and appoints the Administrative Agent (and any of the Administrative Agent’s officers or employees or agents designated by the Administrative Agent) as such Pledgor’s true and lawful attorney with power to sign the name of such Pledgor on all or any of the Security Documents which the Administrative Agent determines must be executed, filed, recorded or sent in order to perfect or continue perfected the Administrative Agent’s security interest in the Pledged Collateral in any jurisdiction. Such power, being coupled with an interest, is irrevocable until all of the Secured Obligations have been indefeasibly paid in full and the Commitments have terminated.

4. Representations and Warranties.

Each Pledgor hereby jointly and severally represents and warrants to the Administrative Agent as follows:

(a) Such Pledgor, has and will continue to have (or, in the case of after-acquired Pledged Collateral, at the time such Pledgor acquires rights in such Pledged Collateral, will have and will continue to have), title to its Pledged Collateral, free and clear of all Liens other than those in favor of the Administrative Agent for the Lenders and the Administrative Agent;

(b) The capital stock shares, securities, member interests, partnership interests and other ownership interests constituting the Pledged Collateral have been duly authorized and validly issued to such Pledgor (as set forth on Schedule A hereto), are fully paid and nonassessable and constitute the following: (i) one hundred percent (100%) of the issued and outstanding capital stock, shares, securities, member interests and partnership interests of each of the Companies which is not a Foreign Company, and (ii) sixty five percent (65%) of the issued and outstanding capital stock, shares, securities, member interests and partnership interests of each of the Foreign Companies;

(c) The security interests in the Pledged Collateral granted hereunder are valid, perfected and of first priority, subject to the Lien of no other Person;

(d) There are no restrictions upon the transfer of the Pledged Collateral and such Pledgor has the power and authority and right to transfer the Pledged Collateral owned by such
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Pledgor free of any Liens or encumbrances and without obtaining the consent of any other Person;

(e) Such Pledgor has all necessary power to execute, deliver and perform this Agreement;

(f) There are no actions, suits, or proceedings pending or, to such Pledgor’s best knowledge after due inquiry, threatened against or affecting such Pledgor with respect to the Pledged Collateral, at law or in equity or before or by any Official Body, and such Pledgor is not in default with respect to any judgment, writ, injunction, decree, rule or regulation which could adversely affect such Pledgor’s performance hereunder;

(g) This Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of such Pledgor, enforceable in accordance with its terms, except to the extent that enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance;

(h) Neither the execution and delivery by such Pledgor of this Agreement, nor the compliance with the terms and provisions hereof, will violate any provision of any Law or conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any Official Body to which such Pledgor is subject or any provision of any agreement, understanding or arrangement to which Pledgor is a party or by which such Pledgor is bound;

(i) Such Pledgor’s exact legal name is as set forth on the signature page hereto;

(j) The state of incorporation, formation or organization, as applicable, of such Pledgor is as set forth on Schedule A hereto;

(k) Such Pledgor’s chief executive office is as set forth on Schedule A to the Security Agreement; and

(l) All rights of such Pledgor in connection with its ownership of each of the Companies are evidenced and governed solely by the stock certificates, instruments or other documents evidencing ownership and organizational documents of each of the Companies (including limited liability company and joint venture agreements) and no shareholder or other similar agreements are applicable to any of the Pledged Collateral, and no such certificate, instrument or other document provides that any member interest, or partnership interest or other intangible ownership interest, constituting Pledged Collateral, is a “Security” within the meaning of and subject to Article 8 of the Code; and, the organizational documents of each Company contain no restrictions on the rights of shareholders, members or partners other than those that normally would apply to a company organized under the laws of the jurisdiction of organization of each of the Companies.

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5. General Covenants.

Each Pledgor hereby covenants and agrees as follows:

(a) Such Pledgor shall do all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Pledged Collateral; such Pledgor shall be responsible for the risk of loss of, damage to, or destruction of the Pledged Collateral owned by such Pledgor, unless such loss is the result of the gross negligence or willful misconduct of the Administrative Agent;

(b) Such Pledgor shall appear in and defend any action or proceeding of which such Pledgor is aware which could reasonably be expected to affect such Pledgor’s title to, or the Administrative Agent’s interest in, the Pledged Collateral or the proceeds thereof; provided, however, that with the consent of the Administrative Agent such Pledgor may settle such actions or proceedings with respect to the Pledged Collateral;

(c) Such Pledgor shall, and shall cause each of the Companies to, keep separate, accurate and complete records of the Pledged Collateral, disclosing the Administrative Agent’s security interest hereunder;

(d) Such Pledgor shall comply with all Laws applicable to the Pledged Collateral unless any noncompliance would not individually or in the aggregate materially impair the use or value of the Pledged Collateral or the Administrative Agent’s rights hereunder;

(e) Such Pledgor shall pay any and all taxes, duties, fees or imposts of any nature imposed by any Official Body on any of the Pledged Collateral, except to the extent contested in good faith by appropriate proceedings;

(f) Such Pledgor shall permit the Administrative Agent, its officers, employees and agents at reasonable times to inspect all books and records related to the Pledged Collateral;

(g) Subject to Section 2(c) hereof, to the extent, following the date hereof, such Pledgor acquires capital stock, shares, securities, member interests, partnership interests and other ownership interests of any of the Companies or any of the rights, property or securities, shares, capital stock, member interests, partnership interests or any other ownership interests described in the definition of Pledged Collateral with respect to any of the Companies, such ownership interests shall be subject to the terms hereof and, upon such acquisition, shall be deemed to be hereby pledged to the Administrative Agent; and such Pledgor thereupon shall deliver all such securities, shares, capital stock, member interests, partnership interests and other ownership interests, together with an updated Schedule A hereto, to the Administrative Agent, together with all such control agreements, financing statements, and any other documents necessary to implement the provisions and purposes of this Agreement as the Administrative Agent may request;

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(h) Except as permitted by the Credit Agreement, during the term of this Agreement, such Pledgor shall not sell, assign, replace, retire, transfer or otherwise dispose of its Pledged Collateral;

(i) Such Pledgor will not change its state of incorporation, formation or organization, as applicable, without providing thirty (30) days prior written notice to the Administrative Agent;

(j) Such Pledgor will not change its name without providing thirty (30) days prior written notice to the Administrative Agent;

(k) Except as expressly set forth in the Credit Agreement, such Pledgor shall preserve its existence as a corporation, a limited liability company or a partnership, as applicable, and except as permitted by the Credit Agreement, shall not (i) in one transaction, or a series of related transactions, merge into or consolidate with any other entity, the survivor of which is not such Pledgor, or (ii) sell all or substantially all of its assets; and

(l) During the term of this Agreement, such Pledgor shall not permit any Company to treat any uncertificated ownership interests as securities which are subject to Article 8 of the Code.
6. Other Rights With Respect to Pledged Collateral.

In addition to the other rights with respect to the Pledged Collateral granted to the Administrative Agent hereunder, at any time and from time to time after and during the continuation of an Event of Default, the Administrative Agent, at its option and at the expense of the Pledgors, may (a) transfer into its own name, or into the name of its nominee, all or any part of the Pledged Collateral, thereafter receiving all dividends, income or other distributions upon the Pledged Collateral; (b) take control of and manage all or any of the Pledged Collateral; (c) apply to the payment of any of the Secured Obligations, whether any be due and payable or not, any moneys, including cash dividends and income from any Pledged Collateral, now or hereafter in the hands of the Administrative Agent, any Lender or any provider of Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products, on deposit or otherwise, belonging to any Pledgor, as the Administrative Agent in its sole discretion shall determine; and (d) do anything which any Pledgor is required but fails to do hereunder.

7. Additional Remedies Upon Event of Default.

Upon the occurrence of any Event of Default and while such Event of Default shall be continuing, the Administrative Agent shall have, in addition to all rights and remedies of a secured party under the Code or other applicable Law, and in addition to its rights under Section 6 above and under the other Loan Documents, the following rights and remedies:

(a) The Administrative Agent may, after ten (10) days’ advance notice to a Pledgor, sell, assign, give an option or options to purchase or otherwise dispose of such Pledgor’s Pledged Collateral or any part thereof at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the
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Administrative Agent may deem commercially reasonable. Each Pledgor agrees that ten (10) days’ advance notice of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor recognizes that the Administrative Agent may be compelled to resort to one or more private sales of the Pledged Collateral to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities, shares, capital stock, member interests, partnership interests or ownership interests for their own account for investment and not with a view to the distribution or resale thereof.

(b) The proceeds of any collection, sale or other disposition of the Pledged Collateral, or any part thereof, shall, after the Administrative Agent has made all deductions of expenses, including attorneys’ fees and other expenses incurred in connection with repossession, collection, sale or disposition of such Pledged Collateral or in connection with the enforcement of the Administrative Agent’s rights with respect to the Pledged Collateral, including in any insolvency, bankruptcy or reorganization proceedings, be applied against the Secured Obligations, whether or not all the same be then due and payable, as set forth in Section 9.2.4 [Application of Proceeds] of the Credit Agreement.

8. Administrative Agent’s Duties.

The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral, except as otherwise provided by Law.

9. Additional Pledgors.

It is anticipated that additional persons will from time to time become Subsidiaries of Holdings or another Loan Party, each of whom will be required to join this Pledge Agreement. It is acknowledged and agreed that new Subsidiaries of Holdings or of another Loan Party will become Pledgors hereunder and will be bound hereby by executing and delivering to Administrative Agent (i) a Guarantor Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement and (ii) a Pledgor Joinder in the form attached hereto as Exhibit A. In addition, a new Schedule A hereto shall be provided to Administrative Agent showing the pledge of the ownership interest in such new Subsidiary and any ownership interests that such new Subsidiary owns in any other Person.

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10. No Waiver; Cumulative Remedies.

No failure to exercise, and no delay in exercising, on the part of the Administrative Agent, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided under the other Loan Documents or by Law. Each Pledgor waives any right to require the Administrative Agent to proceed against any other Person or to exhaust any of the Pledged Collateral or other security for the Secured Obligations or to pursue any remedy in the Administrative Agent’s power.

11. No Discharge Until Indefeasible Payment of the Secured Obligations.

The pledge, security interests, and other Liens and the obligations of each Pledgor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by Administrative Agent, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Pledgor or which would otherwise operate as a discharge of such Pledgor as a matter of law or equity. Without limiting the generality of the foregoing, each Pledgor hereby consents to, and the pledge, security interests, and other Liens given by such Pledgor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time, except as otherwise provided by Law:

(a) Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document, any obligations in connection with any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products or any of the Secured Obligations and regardless of any Law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent or any other Person with respect thereto;

(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of or any release, surrender, exchange, compromise or settlement of any of the Secured Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document, any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products or any of the Secured Obligations;

(c) Any failure to assert any breach of or default under any Loan Document, any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products or any of the Secured Obligations; any extensions of credit in excess of the amount committed
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under or contemplated by the Loan Documents or any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against such Pledgor or any other Person under or in connection with any Loan Document or any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Pledgor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;

(d) Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by Administrative Agent or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Pledged Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;

(e) Except as expressly permitted by the Credit Agreement, any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Pledgor or Holdings or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Pledgor or Holdings or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by Administrative Agent or any Pledgor or Holdings or by any other Person in connection with any such proceeding;

(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Pledgor or Holdings or any other Person with respect to any Loan Document or any of the Secured Obligations; or any discharge by operation of law or release of any Pledgor or Holdings or any other Person from the performance or observance of any Loan Document or any of the Secured Obligations; and

(g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or
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limit the liability of a guarantor or a surety, including any Pledgor, excepting only full, strict, and indefeasible payment and performance of the Secured Obligations in full.

12. The terms of Section 5.9 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

13. Waivers.

Each Pledgor hereby waives any and all defenses which any Pledgor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and each Pledgor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable Law, each Pledgor hereby further waives each of the following:

(a) All notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against such Pledgor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any Law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of such Pledgor or Holdings or any other Person to comply with any Loan Document or any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of Holdings or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against such Pledgor or Holdings or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against such Pledgor or Holdings, or any other Person of any other right or remedy under or in connection with any Loan Document, any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products, or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Administrative Agent or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that any Pledgor receive notice of any such acceptance; and

(c) Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency Laws, “one
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action” Laws, or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Administrative Agent to seek a deficiency against Holdings, another Loan Party or any other Person or which otherwise discharges or impairs any of the Secured Obligations.

14. Assignment.

All rights of the Administrative Agent under this Agreement shall inure to the benefit of its successors and assigns. All obligations of each Pledgor shall bind its successors and assigns; provided, however, no Pledgor may assign or transfer any of its rights and obligations hereunder or any interest herein, and any such purported assignment or transfer shall be null and void.

15. Severability.

Any provision of this Agreement which shall be held invalid or unenforceable shall be ineffective without invalidating the remaining provisions hereof.

16. Governing Law; Submission to Jurisdiction; Venue; Service of Process: Waiver of Jury Trial.

The terms of Section 12.11 [Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial] of the Credit Agreement with respect to governing law, submission to jurisdiction, venue, service of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

17. Notices.

All notices, requests, demands, directions and other communications (collectively, “notices”) given to or made upon any party hereto under the provisions of this Agreement shall be as set forth in Section 12.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement.

18. Specific Performance.

Each Pledgor acknowledges and agrees that, in addition to the other rights of the Administrative Agent hereunder and under the other Loan Documents, because the Administrative Agent’s remedies at law for failure of such Pledgor to comply with the provisions hereof relating to the Administrative Agent’s rights (i) to inspect the books and records related to the Pledged Collateral, (ii) to receive the various notifications such Pledgor is required to deliver hereunder, (iii) to obtain copies of agreements and documents as provided herein with respect to the Pledged Collateral, (iv) to enforce the provisions hereof pursuant to which the such Pledgor has appointed the Administrative Agent its attorney-in-fact, and (v) to enforce the Administrative Agent’s remedies hereunder, would be inadequate and that any such failure would not be
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adequately compensable in damages, such Pledgor agrees that each such provision hereof may be specifically enforced.

19. Voting Rights in Respect of the Pledged Collateral.

So long as no Event of Default shall occur and be continuing under the Credit Agreement, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Loan Documents; provided, however, that such Pledgor will not exercise or will refrain from exercising any such voting and other consensual right pertaining to the Pledged Collateral, as the case may be, if such action would have a material adverse effect on the value of any Pledged Collateral. Subject to the express terms and conditions of the Credit Agreement and without limiting the generality of the foregoing and in addition thereto, the Pledgors shall not vote to enable, or take any other action to permit, any of the Companies to issue any stock, member interests, partnership interests or other equity securities, member interests, partnership interests or other ownership interests of any nature or to issue any other securities, shares, capital stock, member interests, partnership interests or other ownership interests convertible into or granting the right to purchase or exchange for any stock, member interests, partnership interests or other equity securities, member interests, partnership interests or other ownership interests of any nature of any such Company or to enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Administrative Agent to sell, assign or transfer any of the Pledged Collateral.

20. Entire Agreement; Amendments.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a grant of a security interest in the Pledged Collateral by any Pledgor. This Agreement may not be amended or supplemented except by a writing signed by the Administrative Agent and the Pledgors.

21. Counterparts; Telecopy Signatures.

This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Each Pledgor acknowledges and agrees that a telecopy transmission to the Administrative Agent or any Lender of, or the e-mail delivery of a portable document format (PDF) file to the Agent or any Lender containing, the signature pages hereof purporting to be signed on behalf of any Pledgor shall constitute effective and binding execution and delivery hereof by such Pledgor.

22. Construction.

The rules of construction contained in Section 1.2 of the Credit Agreement apply to this Agreement.

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[SIGNATURES APPEAR ON FOLLOWING PAGES]

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[SIGNATURE PAGE TO PLEDGE AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FIRST NATIONAL BANK OF PENNSYLVANIA, as Agent

By:

Name:

Title:

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[SIGNATURE PAGE TO PLEDGE AGREEMENT]

DLH HOLDINGS CORP.
By:
Name:
Title:
DLH SOLUTIONS, INC.
By:
Name:
Title:
Address for Notices:
Kathryn M. JohnBull,
Chief Financial Officer
DLH Holdings Corp.
3565 Piedmont Road, N.E.,
Building 3 - Suite 700
Atlanta, Georgia 30305
Fax: ____________________

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SCHEDULE A
TO
PLEDGE AGREEMENT

Description of Pledged Collateral

[NOTE TO PLEDGOR: PLEASE PROVIDE INFORMATION REQUIRED BELOW.]

A. Corporations

Pledgor and Pledgor’s jurisdiction of formation	Pledged Collateral	Percentage of Ownership

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B. Limited Liability Companies

Pledgor and Pledgor’s jurisdiction of formation	Pledged Collateral	Percentage of Ownership

C. Partnerships

Pledgor and Pledgor’s jurisdiction of formation	Pledged Collateral	Percentage of Ownership

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EXHIBIT A

FORM OF PLEDGE JOINDER AND ASSUMPTION AGREEMENT

THIS PLEDGE JOINDER AND ASSUMPTION AGREEMENT (this “Pledge Joinder”) is made as of [_______________], 20[__], by [______________________________________], a [____________] [corporation/partnership/limited liability company] (the “New Pledgor”).

Background

Reference is made to the (i) Credit Agreement, dated as June 7, 2019, by and among, DLH Holdings Corp., as Borrower thereunder, First National Bank of Pennsylvania, as Administrative Agent (the “Administrative Agent”), the Lenders and the Loan Parties now or hereafter party thereto (as amended, restated, modified, or supplemented from time to time hereafter, the “Credit Agreement”), (ii) the Pledge Agreement dated as of June 7, 2019 (as amended, restated, modified, or supplemented from time to time hereafter, the “Pledge Agreement”) which Pledgors issued to the Administrative Agent, as the same may be amended, restated, supplemented or modified from time to time, and (iii) the other Loan Documents referred to in the Credit Agreement, as the same may be amended, restated, supplemented or modified from time to time.

Agreement

Capitalized terms defined in the Credit Agreement or in the Pledge Agreement, as applicable, are used herein as defined therein. In consideration of the New Pledgor becoming a Pledgor under the terms of the Pledge Agreement and in consideration of the value of the benefits received by New Pledgor as a result of owning or creating directly or indirectly any Subsidiaries, the New Pledgor hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, a Pledgor under the Pledge Agreement and agrees that from the date hereof until the Payment in Full of the Obligations, New Pledgor has assumed the obligations of a “Pledgor” under, and New Pledgor shall perform, comply with and be subject to and bound by, jointly and severally, each of the terms, provisions and waivers of the Pledge Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby represents and warrants that (i) each of the representations and warranties set forth in the Pledge Agreement applicable to New Pledgor as a Pledgor is true and correct in all material respects as to New Pledgor on and as of the date hereof, except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (ii) New Pledgor has heretofore received a true and correct copy of the Credit Agreement and the Pledge Agreement (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof.

New Pledgor hereby affirms and ratifies in favor of the Administrative Agent the Pledge Agreement.

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New Pledgor is simultaneously delivering to the Administrative Agent the following documents, if applicable, together with this Pledgor Joinder as required under Section 8.2.10 of the Credit Agreement and Section 9 of the Pledge Agreement:

1. Certificate of formation;

2. Operating agreement;

3. Certificate of good standing in each state where New Pledgor is organized or   qualified to do business;

4. All consents required in connection with the transactions contemplated by this   Pledge Joinder and the Pledge Agreement, in a form reasonably satisfactory to the   Administrative Agent and its counsel; and

5. Updated Schedules to the Pledge Agreement. [Note: updates to schedules do not   cure any breach of warranties].

	Delivered	Not Delivered
Pledge
Schedule A – Description of Pledged Collateral	☐	☐

        In furtherance of the foregoing, New Pledgor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of Administrative Agent to carry out more effectively the provisions and purposes of this Pledge Joinder.

The remainder of this page is left blank intentionally.
Signatures follow on next page.

{N0221554 }

[SIGNATURE PAGE TO PLEDGE JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Pledgor has duly executed this Pledgor Joinder and Assumption Agreement and delivered the same to the Administrative Agent, as of the date and year first above written.
[ ]
By:
Name:
Title:

Acknowledged and accepted:
FIRST NATIONAL BANK OF PENNSYLVANIA
By:
Name:
Title:

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EXHIBIT 1.1(S)

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of June 7, 2019 (as amended, restated, supplemented or modified from time to time, the “Agreement”), is entered into by and among DLH HOLDINGS CORP., a New Jersey corporation (“Holdings”), and each of the Loan Parties (as hereinafter defined) (together with Holdings, each a “Debtor” and collectively the “Debtors”), and FIRST NATIONAL BANK OF PENNSYLVANIA, in its capacity as Administrative Agent (the “Administrative Agent”) for the LENDERS (as hereinafter defined).

WITNESSETH THAT:

WHEREAS, the Debtors are (or will be with respect to after-acquired property) the legal and beneficial owners and the holders of the Collateral (as defined in Section 1 hereof); and

WHEREAS, pursuant to that certain Credit Agreement (as it may hereafter from time to time be restated, amended, modified or supplemented, the “Credit Agreement”) of even date herewith by and among the Administrative Agent, the “Lenders” (as defined in the Credit Agreement) now or hereafter party thereto, each of the “Guarantors” (as defined in the Credit Agreement) now or hereafter party thereto, and Holdings, the Administrative Agent and the Lenders have agreed to make certain loans to the Loan Parties; and

WHEREAS, the obligation of the Administrative Agent and the Lenders to make loans under the Credit Agreement is subject to the condition, among others, that the Debtors secure their obligations and the obligations of the Loan Parties to the Administrative Agent and the Lenders under the Credit Agreement, the other Loan Documents and otherwise as more fully described herein in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. The foregoing recitals are hereby incorporated by reference into this Agreement. Terms which are defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein and the rules of construction set forth in Sections 1.1 and 1.2 of the Credit Agreement shall apply to this Agreement. The following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a) “Code” means the Uniform Commercial Code as in effect in the State of Maryland on the date hereof and as amended from time to time except to the extent that the conflict of law rules of such Uniform Commercial Code shall apply the Uniform Commercial Code as in effect from time to time in any other state to specific property or other matters.

(b) “Collateral” means all of any Debtor’s right, title and interest in, to and under all assets of the Debtors’ including, the following described property of such Debtor (each
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capitalized term used in this Section 1(b) shall have in this Agreement the meaning given to it by the Code):
(i) all now existing and hereafter acquired or arising Accounts (including, without limitation, Eligible Billed Accounts Receivable, Eligible Billed Commercial Accounts Receivable, Eligible Billed Government Accounts Receivable, Eligible Unbilled Accounts Receivable and Ineligible Receivables), Goods, Health Care Insurance Receivables, General Intangibles, Payment Intangibles, Deposit Accounts, Chattel Paper (including Electronic Chattel Paper), Documents, Instruments, Software, Investment Property, Letters of Credit, Letter of Credit Rights, advices of credit, money, Commercial Tort Claims as listed on Schedule B hereto (as such Schedule is amended or supplemented from time to time), Equipment, and Inventory, Fixtures and Supporting Obligations, together with all products of and Accessions to any of the foregoing and all Proceeds of any of the foregoing (including all insurance policies and proceeds thereof);

(ii) to the extent, if any, not included in clause (i) above, each and every other item of personal property and fixtures, whether now existing or hereafter arising or acquired, including all licenses, contracts and agreements, and all collateral for the payment or performance of any contract or agreement, together with all products and Proceeds (including all insurance policies and proceeds) of any Accessions to any of the foregoing; and

(iii) all present and future business records and information, including computer tapes and other storage media containing the same and computer programs and software (including source code, object code and related manuals and documentation and all licenses to use such software) for accessing and manipulating such information;

provided, however, that “Collateral” shall exclude the following: (A)  intent to use trademark applications; (B) Excluded Accounts; and (C) any property to the extent that the grant of a security interest hereunder with respect to such property is prohibited by any Law, requires a consent not obtained from any Official Body pursuant to such Law or is prohibited by, or constitutes a breach or default under or results in the termination of, or gives rise to a right on the part of the parties thereto, other than Holdings or any Debtor, to terminate or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Collateral listed on Schedule A to the Pledge Agreement, any applicable shareholder or similar agreement, except to the extent such Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or right of termination or requiring such consent is ineffective under applicable law; provided, however, that notwithstanding the foregoing clause (C), the Collateral shall include (and such security interest shall attach) immediately at such time as such a prohibition, breach, default or right of termination or requiring such consent shall no longer be applicable and, to the extent severable, shall attach immediately to any portion of such property or contract, license, agreement, instrument or other document or shareholder or similar agreement not subject to such a prohibition, breach, default or right of termination or requiring such consent specified in this paragraph.

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(c) “Excluded Accounts” means any accounts used for payroll, payroll taxes or other employee benefits.

(d) “Receivables” means all of the Collateral except Equipment and Inventory.

(e) “Secured Obligations” shall mean and include the following: (i) all Obligations, including all now existing and hereafter arising Obligations of each and every Debtor to the Administrative Agent, the Lenders or any provider of any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products in connection with or under the Credit Agreement, under any of the other Loan Documents, or under any Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Products, including all obligations, liabilities, and indebtedness, whether for principal, interest, fees, expenses or otherwise, of each and every Debtor to the Administrative Agent, the Lenders, or any such providers, now existing or hereafter incurred under the Credit Agreement or the Notes or the Guaranty Agreement or any of the other Loan Documents or any such Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Products as any of the same or any one or more of them may from time to time be amended, restated, modified, or supplemented, together with any and all extensions, renewals, refinancings, and refundings thereof in whole or in part (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to Holdings or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such proceeding, and including all obligations, liabilities and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied); (ii) all reimbursement obligations of each and every Debtor with respect to any one or more Letters of Credit issued by the Issuing Lender or any other Lender; (iii) all indebtedness, loans, obligations, expenses and liabilities of each and every Debtor to the Administrative Agent, Issuing Lender or any of the Lenders, or any provider of any Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Products, pursuant to or in connection with the Credit Agreement; and (iv) any sums advanced by the Administrative Agent, the Issuing Lender or any other Lender or which may otherwise become due pursuant to the provisions of the Credit Agreement, the Notes, this Agreement, or any other Loan Documents or pursuant to any other agreement, letter, document or instrument at any time delivered to the Administrative Agent in connection therewith, including commitment, letter of credit, agent or other fees and charges, and indemnification obligations under any such agreement, document or instrument, together with all interest payable on any of the foregoing, whether such sums are advanced or otherwise become due before or after the entry of any judgment for foreclosure or any judgment on any Loan Document or with respect to any default under any of the Secured Obligations.

2. As security for the due and punctual payment and performance of the Secured Obligations in full, each Debtor hereby agrees that the Administrative Agent and the Lenders and any provider of any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products shall have, and each Debtor hereby grants to and creates in favor of
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the Administrative Agent for the benefit of itself, the Lenders and any such provider, a continuing first priority lien on and security interest under the Code in and to the Collateral subject only to Permitted Liens. Without limiting the generality of Section 4 below, each Debtor further agrees that with respect to each item of Collateral as to which (i) the creation of a valid and enforceable security interest is not governed exclusively by the Code or (ii) the perfection of a valid and enforceable first priority security interest therein under the Code cannot be accomplished either by the Administrative Agent taking possession thereof or by the filing in appropriate locations of appropriate Code financing statements executed by such Debtor, such Debtor will at its expense execute and deliver to the Administrative Agent and hereby does authorize the Administrative Agent to execute and file such documents, agreements, notices, assignments and instruments and take such further actions as may be requested by the Administrative Agent from time to time for the purpose of creating a valid and perfected first priority Lien on such item, subject only to Permitted Liens, enforceable against such Debtor and all third parties to secure the Secured Obligations.

3. Each Debtor represents and warrants to the Administrative Agent and the Lenders that (a) such Debtor has good and marketable title to its Collateral, (b) except for the security interest granted to and created in favor of the Administrative Agent for the benefit of itself and the Lenders hereunder and Permitted Liens, all the Collateral is free and clear of any Lien, (c) each Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein, (d) each Account is genuine and enforceable in accordance with its terms and such Debtor will defend the same against all claims, demands, recoupment, setoffs, and counterclaims at any time asserted, (e) at the time any Account becomes subject to this Agreement each such Account will be a good and valid Account representing a bona fide sale of goods or services by such Debtor and such goods will have been shipped to the respective account debtors or the services will have been performed for the respective account debtors (or for those on behalf of whom the account debtors are obligated on the Accounts) and no such Account will at such time be subject to any claim for credit, allowance, setoff, recoupment, defense, counterclaim or adjustment by any account debtor or otherwise, (f) the exact legal name of the Debtor is as set forth on the signature page hereto, (g) the state of incorporation, formation or organization as applicable, of such Debtor is as set forth on Schedule A hereto, (h) Schedule A hereto lists all promissory notes issued to or held by any Debtor (other than promissory notes issued in connection with extensions of trade credit by any Debtor in the ordinary course of business) (such promissory notes listed, or required to be listed, on Schedule A, the “Pledged Notes”), which such Pledged Notes constitute (or, solely with respect to Pledged Notes issued by a Person other than a Debtor, to such Debtor’s knowledge constitute) the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing, and (i) no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents or after the consummation of the Acquisition except as expressly set forth in the Loan Documents.

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4. Each Debtor will faithfully preserve and protect the Administrative Agent’s security interest in the Collateral as a prior perfected security interest under the Code, superior and prior to the rights of all other Persons, except for holders of Permitted Liens, and will do all such other acts and things and will, upon request therefor by the Administrative Agent, execute, deliver, file and record, and each Debtor hereby authorizes the Administrative Agent to so file, all such other documents and instruments, including financing statements, security agreements, assignments and documents and powers of attorney with respect to the Collateral, and pay all filing fees and taxes related thereto, as the Administrative Agent in its discretion may deem necessary or advisable from time to time in order to attach, continue, preserve, perfect, and protect said security interest (including the filing at any time or times after the date hereof of financing statements under, and in the locations advisable pursuant to, the Code); and each Debtor hereby irrevocably appoints the Administrative Agent, its officers, employees and agents, and each of them individually, as attorneys-in-fact for such Debtor to execute, deliver, file and record such items for such Debtor and in such Debtor’s name, place and stead. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement.

5. Each Debtor jointly and severally covenants and agrees that:

(a) it will defend the Administrative Agent’s and each Lenders’ right, title and lien on and security interest in and to the Collateral and the proceeds thereof against the claims and demands of all Persons whomsoever, other than any Person claiming a right in the Collateral pursuant to an agreement between such Person and the Administrative Agent;

(b) it will not suffer or permit to exist on any Collateral any Lien except for Permitted Liens;

(c) it will not take or omit to take any action, the taking or the omission of which might result in a material alteration (except as permitted by the Credit Agreement) or impairment of the Collateral or of the Administrative Agent’s rights under this Agreement;

(d) it will not sell, assign or otherwise dispose of any portion of the Collateral except as permitted in Section 8.2.8 [Dispositions of Assets or Subsidiaries] of the Credit Agreement;

(e) it will (i) except for such Collateral delivered to the Administrative Agent pursuant to this Section 5 or otherwise now or hereafter under the control of the Administrative Agent, obtain and maintain sole and exclusive possession of the Collateral, (ii) maintain its chief executive office and keep the Collateral and all records pertaining thereto at the locations specified on the Security Interest Data Summary attached as Schedule A hereto, unless it shall have given the Administrative Agent prior notice and taken any action reasonably requested by the Administrative Agent to maintain its security interest therein, (iii) notify the Administrative Agent if an Account becomes evidenced or secured by an Instrument or Chattel Paper and deliver to the Administrative Agent upon the Administrative Agent’s request therefor all Collateral consisting of Instruments and Chattel Paper immediately upon such Debtor’s receipt of a request therefor, (iv) deliver to the Administrative Agent possession of all Collateral the possession of
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which is required to perfect the Administrative Agent’s lien thereon or security interest therein or the possession of which grants priority over a Person filing a financing statement with respect thereto, including the Pledged Notes, (v) execute control agreements and cause other Persons to execute acknowledgments in form and substance satisfactory to the agent evidencing the Administrative Agent’s control with respect to all Collateral the control or acknowledgment of which perfects the Administrative Agent’s security interest therein, including Letters of Credit, Letter of Credit Rights, Electronic Chattel Paper, Deposit Accounts and Investment Property, and (vi) keep materially accurate and complete books and records concerning the Collateral and such other books and records as the Administrative Agent may from time to time reasonably require;

(f) it will promptly furnish to the Administrative Agent such information and documents relating to the Collateral as the Administrative Agent may reasonably request, including all invoices, Documents, contracts, Chattel Paper, Instruments and other writings pertaining to such Debtor’s contracts or the performance thereof, all of the foregoing to be certified upon request of the Administrative Agent by an authorized officer of such Debtor;

(g) it shall promptly notify the Administrative Agent if any Account arises out of contracts with the United States or any department, agency or instrumentality thereof or any one or more of the states of the United States, or the District of Columbia, or any department, agency, or instrumentality thereof, and will execute any instruments and take any steps required by the Administrative Agent so that all monies due and to become due under such contract shall be assigned to the Administrative Agent and notice of the assignment given to and acknowledged by the appropriate government agency or authority under the Federal Assignment of Claims Act or comparable state or District of Columbia Law;

(h) it shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent's Lien on and Prior Security Interest in the Collateral and all other personal property of the Loan Parties which under the terms of this Agreement is required to be Collateral, whether now owned or hereafter acquired, as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral. In addition to the foregoing, within ten (10) days of the Administrative Agent's request, each Loan Party shall execute and deliver to the Administrative Agent all documents or materials of any Loan Party necessary or appropriate in order to comply with the Assignment of Claims Act (the "Government Contract Assignments") in connection with each Government Contract which is required to be assigned to the Administrative Agent by the Administrative Agent. All costs and expenses incurred in connection with the Government Contract Assignments shall be borne solely by the Debtors;

(i) such Debtor will not change its state of incorporation, formation or organization, as applicable, without providing thirty (30) days prior written notice to the Administrative Agent;

(j) such Debtor will not change its name without providing thirty (30) days prior written notice to the Administrative Agent;

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(k) such Debtor shall preserve its corporate, limited liability company or partnership (as the case may be) existence and, except as permitted by the Credit Agreement, shall not (i) in one transaction, or a series of related transactions, merge into or consolidate with any other entity, the survivor of which is not such Debtor, or (ii) sell all or substantially all of its assets;

(l) if any Debtor shall at any time acquire a commercial tort claim, as defined in the Code, such Debtor shall immediately notify the Administrative Agent in a writing signed by such Debtor of the details thereof and grant to the Administrative Agent for the benefit of the Lenders in such writing a security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Administrative Agent and such writing shall constitute a supplement to Schedule B hereto;

(m) each Debtor hereby authorizes the Administrative Agent to, at any time and from time to time, file in any one or more jurisdictions financing statements that describe the Collateral as “all assets” or “all personal property”, together with continuation statements thereof and amendments thereto, without the signature of such Debtor and which contain any information required by the Code or any other applicable statute applicable to such jurisdiction for the sufficiency of filing office acceptance of any financing statements, continuation statements, or amendments. Each Debtor agrees to furnish any such information to the Administrative Agent promptly upon request. Any such financing statements, continuation statements or amendments may be signed by Administrative Agent on behalf of such Debtor if the Administrative Agent so elects and may be filed at any time in any jurisdiction; and

(n) such Debtor shall at any time and from time to time promptly take such steps as the Administrative Agent may reasonably request as are necessary for the Administrative Agent to insure the continued perfection of the Administrative Agent’s and the Lenders’ security interest in the Collateral with the same priority required hereby and the preservation of its rights therein.

6. Each Debtor assumes full responsibility for taking any and all necessary steps to preserve the Administrative Agent’s and the Lenders’ rights with respect to the Collateral against all Persons other than anyone asserting rights in respect of a Permitted Lien. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Administrative Agent takes such action for that purpose as such Debtor shall reasonably request in writing, provided that such requested action will not, in the judgment of the Administrative Agent, impair the security interest in the Collateral created hereby or the Administrative Agent’s and the Lenders’ rights in, or the value of, the Collateral, and provided further that such written request is received by the Administrative Agent in sufficient time to permit the Administrative Agent to take the requested action.

7. The pledge, security interests, and other Liens and the obligations of each Debtor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by Administrative Agent, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Debtor or which
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would otherwise operate as a discharge of such Debtor as a matter of law or equity. Without limiting the generality of the foregoing, each Debtor hereby consents to, and the pledge, security interests, and other Liens given by such Debtor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:

(a) Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document, any obligations in connection with any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products, or any of the Secured Obligations and regardless of any Law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Loan Documents, or any rights of the Administrative Agent or any other Person with respect thereto;

(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of or any release, surrender, exchange, compromise or settlement of any of the Secured Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document, any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products, or any of the Secured Obligations;

(c) Any failure to assert any breach of or default under any Loan Document, any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products, or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents or any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against such Debtor or any other Person under or in connection with any Loan Document or any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products, or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Debtor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;

(d) Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Administrative Agent or any other Person in connection with the enforcement of, realization
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upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by Administrative Agent or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;

(e) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Debtor or Holdings or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Debtor or Holdings or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable Law of any jurisdiction) made by Administrative Agent or any Debtor or Holdings or by any other Person in connection with any such proceeding;

(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Debtor or Holdings or any other Person with respect to any Loan Document or any of the Secured Obligations; or any discharge by operation of Law or release of any Debtor or Holdings or any other Person from the performance or observance of any Loan Document or any of the Secured Obligations; and

(g) Any other event or circumstance, whether similar or dissimilar to any of the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including any Debtor, excepting only full, strict, and indefeasible payment and performance of the Secured Obligations in full.

8. Each Debtor hereby waives any and all defenses which any Debtor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like and each Debtor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable Law, each Debtor hereby further waives each of the following:

(a) All notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against such Debtor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any Law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document, under any Lender Provided Interest Rate Hedge, or under any Other Lender Provided Financial Service Products or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of such Debtor or Holdings or any other Person to comply with any Loan Document, any Lender
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Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products, or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of Holdings or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against such Debtor or Holdings or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against such Debtor or Holdings, or any other Person of any other right or remedy under or in connection with any Loan Document, any Lender Provided Interest Rate Hedge, or any Other Lender Provided Financial Service Products or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Administrative Agent or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Loan Document, and any requirement that any Debtor receive notice of any such acceptance; and

(c) Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency Laws, “one action” Laws, or the like), or by reason of any election of remedies or other action or inaction by the Administrative Agent (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Administrative Agent to seek a deficiency against Holdings or any other Person or which otherwise discharges or impairs any of the Secured Obligations.

9. The Obligations and additional liabilities of the Debtors under this Agreement are joint and several obligations of the Debtors, and each Debtor hereby waives to the full extent permitted by Law any defense it may otherwise have to the payment and performance of the Obligations and such additional liabilities that its liability hereunder is limited and not joint and several. Each Debtor acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Administrative Agent and the Lenders to make the Loans, and that the Administrative Agent and the Lenders are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Debtor hereunder secure the obligations of itself and the other Debtors. The Administrative Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Debtor without any duty or responsibility to pursue any other Debtor and such an election by the Administrative Agent and the Lenders, or any of them, shall not be a defense to any action the Administrative Agent and the Lenders, or any of them, may elect to take against any Debtor. Each of the Lenders and Administrative Agent hereby reserve all rights against each Debtor.

10. (a) At any time and from time to time whether or not an Event of Default then exists and without prior notice to or consent of any Debtor, the Administrative Agent may at its option take such actions as the Administrative Agent deems appropriate (i) to attach, perfect,
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continue, preserve and protect the Administrative Agent’s and the Lenders’ first priority security interest in or lien on the Collateral, and/or (ii) subject to the limitations provided for in the Credit Agreement, to inspect, audit and verify the Collateral, including reviewing all of such Debtor’s books and records and copying and making excerpts therefrom, provided that prior to an Event of Default or a Potential Default, the same is done with advance notice during normal business hours to the extent access to such Debtor’s premises is required, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by the Debtors or any Debtor to the Administrative Agent for the benefit of the Administrative Agent and the Lenders upon demand.

(b) At any time and from time to time after an Event of Default exists and is continuing and without prior notice to or consent of any Debtor, the Administrative Agent may at its option take such actions as the Administrative Agent deems appropriate (i) to maintain, repair, protect and insure the Collateral, and/or (ii) to perform, keep, observe and render true and correct any and all covenants, agreements, representations and warranties of any Debtor hereunder, and (iii) to add all liabilities, obligations, costs and expenses reasonably incurred in connection with the foregoing clauses (i) and (ii) to the Secured Obligations, to be paid by the Debtors or any Debtor to the Administrative Agent for the benefit of the Administrative Agent and the Lenders upon demand.

11. After there exists any Event of Default under the Credit Agreement:

(a) The Administrative Agent shall have and may exercise all the rights and remedies available to a secured party under the Code in effect at the time, and such other rights and remedies as may be provided by Law and as set forth below, including to take over and collect all of any Debtor’s Receivables and all other Collateral, and to this end each Debtor hereby appoints the Administrative Agent, its officers, employees and agents, as its irrevocable, true and lawful attorneys-in-fact with all necessary power and authority to (i) take possession immediately, with or without notice, demand, or legal process, of any of or all of the Collateral wherever found, and for such purposes, enter upon any premises upon which the Collateral may be found and remove the Collateral therefrom, (ii) require any Debtor to assemble the Collateral and deliver it to the Administrative Agent or to any place designated by the Administrative Agent at such Debtor’s expense, (iii) receive, open and dispose of all mail addressed to any Debtor and notify postal authorities to change the address for delivery thereof to such address as the Administrative Agent may designate, (iv) demand payment of the Receivables, (v) enforce payment of the Receivables by legal proceedings or otherwise, (vi) exercise all of any Debtor’s rights and remedies with respect to the collection of the Receivables, (vii) settle, adjust, compromise, extend or renew the Receivables, (viii) settle, adjust or compromise any legal proceedings brought to collect the Receivables, (ix) to the extent permitted by applicable Law, sell or assign the Receivables upon such terms, for such amounts and at such time or times as the Administrative Agent deems advisable, (x) discharge and release the Receivables, (xi) take control, in any manner, of any item of payment or proceeds from any account debtor, (xii) prepare, file and sign any Debtor’s name on any Proof of Claim in Bankruptcy or similar document against any account debtor, (xiii) prepare, file and sign any Debtor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xiv) do all acts and things
{N0221554 }

necessary, in the Administrative Agent’s sole discretion, to fulfill any of Holdings’ or any Debtor’s obligations to the Administrative Agent or the Lenders under the Credit Agreement, Loan Documents or otherwise, (xv) endorse the name of any Debtor upon any check, Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Receivables or Inventory; (xvi) use any Debtor’s stationery and sign such Debtor’s name to verifications of the Receivables and notices thereof to account debtors; (xvii) access and use the information recorded on or contained in any data processing equipment or computer hardware or software relating to the Receivables, Inventory, or other Collateral or proceeds thereof to which any Debtor has access, (xviii) demand, sue for, collect, compromise and give acquittances for any and all Collateral, (xix) prosecute, defend or compromise any action, claim or proceeding with respect to any of the Collateral, and (xx) take such other action as the Administrative Agent may deem appropriate, including extending or modifying the terms of payment of any Debtor’s debtors. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement. To the extent permitted by Law, each Debtor hereby waives all claims of damages due to or arising from or connected with any of the rights or remedies exercised by the Administrative Agent pursuant to this Agreement, except claims for physical damage to the Collateral arising from gross negligence or willful misconduct by the Administrative Agent.

(b) The Administrative Agent shall have the right to lease, sell or otherwise dispose of all or any of the Collateral at public or private sale or sales for cash, credit or any combination thereof, with such notice as may be required by Law (it being agreed by each Debtor that, in the absence of any contrary requirement of Law, ten (10) days’ prior notice of a public or private sale of Collateral shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as the Administrative Agent, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. The Administrative Agent shall have the right to conduct such sales on any Debtor’s premises or elsewhere and shall have the right to use any Debtor’s premises without charge for such sales for such time or times as the Administrative Agent may see fit. The Administrative Agent may purchase all or any part of the Collateral at public or, if permitted by Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations.

(c) Each Debtor, at its cost and expense (including the cost and expense of any of the following referenced consents, approvals, etc.) will promptly execute and deliver or cause the execution and delivery of all applications, certificates, instruments, registration statements, and all other documents and papers the Administrative Agent may request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, accreditation, or authorization of any other Official Body or other Person necessary or appropriate for the effective exercise of any rights hereunder or under the other Loan Documents. Without limiting the generality of the foregoing, each Debtor agrees that in the event the Administrative Agent on behalf of itself and/or the Lenders shall exercise its rights hereunder or pursuant to the other Loan Documents, to sell, transfer, or otherwise dispose of, or vote, consent, operate, or take any other action in connection with, any of the Collateral, such Debtor shall execute and deliver (or cause to be executed and delivered) all applications, certificates, assignments and other documents that the Administrative Agent requests to facilitate such actions and shall otherwise
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promptly, fully, and diligently cooperate with the Administrative Agent and any other Persons in making any application for the prior consent or approval of any Official Body or any other Person to the exercise by the Administrative Agent on behalf of itself and/or the Lenders of any such rights relating to all or any of the Collateral. Furthermore, because each Debtor agrees that the remedies at Law, of the Administrative Agent on behalf of itself and/or the Lenders, for failure of such Debtor to comply with this Subsection (c) would be inadequate, and that any such failure would not be adequately compensable in damages, each Debtor agrees that this Subsection (c) may be specifically enforced.

(d) The Administrative Agent may request, without limiting the rights and remedies of the Administrative Agent on behalf of itself and the Lenders otherwise provided hereunder and under the other Loan Documents, that each Debtor do any of the following: (i) give the Administrative Agent on behalf of itself and the Lenders specific assignments of the accounts receivable of such Debtor after such accounts receivable come into existence, and schedules of such accounts receivable, the form and content of such assignment and schedules to be satisfactory to Administrative Agent, and (ii) in order to better secure the Administrative Agent on behalf of itself and the Lenders, to the extent permitted by Law, enter into such lockbox agreements and establish such lockbox accounts as the Administrative Agent may require, all at the sole expense of such Debtor and shall direct all payments from all payors due to such Debtor, to such lockbox accounts.

12. To the extent that applicable law imposes duties on Administrative Agent to exercise remedies in a commercially reasonable manner, each Debtor acknowledges and agrees that it is not commercially unreasonable for Administrative Agent (a) to fail to incur expenses reasonably deemed significant by Administrative Agent to prepare Collateral for disposition or otherwise to fail to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to fail to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Debtor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Administrative Agent, to obtain the services of other brokers, investment bankers, consultants
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and other professionals to assist Administrative Agent in the collection or disposition of any of the Collateral. Each Debtor acknowledges that the purpose of this Section 12 is to provide non-exhaustive indications of what actions or omissions by Administrative Agent would fulfill Administrative Agent’s duties under the Code or the Uniform Commercial Code of any other relevant jurisdiction in Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by Administrative Agent shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Section 12. Without limitation upon the foregoing, nothing contained in this Section 12 shall be construed to grant any rights to any Debtor or to impose any duties on Administrative Agent that would not have been granted or imposed by this Agreement or by applicable Law in the absence of this Section 12.

13. The lien on and security interest in each Debtor’s Collateral granted to and created in favor of the Administrative Agent by this Agreement shall be for the benefit of the Administrative Agent and the Lenders and any provider of any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products. Each of the rights, privileges, and remedies provided to the Administrative Agent hereunder or otherwise by Law with respect to any Debtor’s Collateral shall be exercised by the Administrative Agent only for its own benefit and the benefit of the Lenders, and any of such Debtor’s Collateral or proceeds thereof held or realized upon at any time by the Administrative Agent shall be applied as set forth in Section 9.2.4 [Application of Proceeds] of the Credit Agreement. Each Debtor shall remain liable to the Administrative Agent and the Lenders and any provider of any Lender Provided Interest Rate Hedge or any Other Lender Provided Financial Service Products for and shall pay to the Administrative Agent for the benefit of itself and the Lenders and any such provider any deficiency which may remain after such sale or collection.

14. Reserved.

15. Upon indefeasible payment in full of the Secured Obligations, the expiration of all Commitments and Letters of Credit, and termination of the Credit Agreement, this Agreement shall terminate and be of no further force and effect, and the Administrative Agent shall thereupon promptly return to a Debtor such of the Collateral and such other documents delivered by such Debtor hereunder as may then be in the Administrative Agent’s possession, subject to the rights of third parties. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16. No failure or delay on the part of the Administrative Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Administrative Agent hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. All waivers under this Agreement must be in writing. The rights and remedies of the Administrative Agent under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Administrative Agent may enforce any one or more remedies hereunder successively or concurrently at its option.

{N0221554 }

17. All notices, statements, requests and demands given to or made upon either party hereto in accordance with the provisions of this Agreement shall be given or made as provided in Section 12.5 [Notices; Effectiveness; Electronic Communication] of the Credit Agreement.

18. Each Debtor agrees that as of the date hereof, all information contained on the Security Interest Data Schedule attached hereto as Schedule A is accurate and complete and contains no omission or misrepresentation. Each Debtor shall promptly notify the Administrative Agent of any changes in the information set forth thereon.

19. Each Debtor acknowledges that the provisions hereof giving the Administrative Agent rights of access to books, records and information concerning the Collateral and such Debtor’s operations and providing the Administrative Agent access to such Debtor’s premises are intended to afford the Administrative Agent with immediate access to current information concerning such Debtor and its activities, including the value, nature and location of the Collateral so that the Administrative Agent can, among other things, make an appropriate determination after the occurrence of an Event of Default, whether and when to exercise its other remedies hereunder and at Law, including instituting a replevin action should any Debtor refuse to turn over any Collateral to the Administrative Agent. Each Debtor further acknowledges that should such Debtor at any time fail to promptly provide such information and access to the Administrative Agent, each Debtor acknowledges that the Administrative Agent would have no adequate remedy at Law to promptly obtain the same. Each Debtor agrees that the provisions hereof may be specifically enforced by the Administrative Agent and waives any claim or defense in any such action or proceeding that the Administrative Agent has an adequate remedy at Law.

20. This Agreement is subject to modification only by a writing signed by the parties. This Agreement shall be binding upon and inure to the benefit of the Administrative Agent, the Lenders and their respective successors and assigns, and each Debtor and each of its respective successors and assigns, except that no Debtor may assign or transfer such Debtor’s rights or obligations hereunder or any interest herein and any such purported assignment or transfer shall be null and void.

21. The terms of Section 12.11 [Choice of Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial] of the Credit Agreement with respect to governing law, submission to jurisdiction, venue, service of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

22. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

23. This Agreement and the Pledge Agreement (to the extent any of the Collateral is included in the Pledged Collateral as defined in the Pledge Agreement) constitute the entire
{N0221554 }

agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a grant of a security interest in the Collateral by any Debtor.

24. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Each Debtor acknowledges and agrees that a telecopy transmission to the Administrative Agent or any Lender of, or the e-mail delivery of a portable document format (PDF) file to the Administrative Agent or any Lender containing, the signature pages hereof purporting to be signed on behalf of any Debtor shall constitute effective and binding execution and delivery hereof by such Debtor.

[SIGNATURE PAGES FOLLOW]

{N0221554 }

[SIGNATURE PAGE TO SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the day and year first above set forth.
DEBTORS:
DLH HOLDINGS CORP.
By:
Name:
Title:
DLH SOLUTIONS, INC.
By:
Name:
Title
DANYA INTERNATIONAL, LLC
By:
Name:
Title:

SOCIAL & SCIENTIFIC SYSTEMS, INC.

By:
Name:
Title:

{N0221554 }

[SIGNATURE PAGE TO SECURITY AGREEMENT]

ADMINISTRATIVE AGENT:

FIRST NATIONAL BANK OF PENNSYLVANIA, as Administrative Agent
By:
Name:
Title:

{N0221554 }

SCHEDULE A
TO
SECURITY AGREEMENT

SECURITY INTEREST DATA SUMMARY

1. The chief executive office of each Debtor is located at:

Debtor	Address of Chief Executive Office
DLH Holdings Corp.	3565 Piedmont Road, N.E. Building 3 - Suite 700 Atlanta, Georgia 30305 Fulton County
DLH Solutions, Inc.	3565 Piedmont Road, N.E. Building 3 - Suite 700 Atlanta, Georgia 30305 Fulton County
Danya International, LLC	8737 Colesville Rd. # 1100 Silver Spring, Maryland 20910 Montgomery County
Social and Scientific Systems, Inc.	8757 Georgia Avenue, 12th Floor Silver Spring, Maryland 20910 Montgomery County _________________

2. Each Debtor’s true and full name is as follows:

DLH Holdings Corp.
DLH Solutions, Inc.
Danya International, LLC
Social & Scientific Systems, Inc.

Each Debtor uses no trade names or fictitious names.

3. Each Debtor’s form of organization is as follows:

Debtor	Form of Organization
DLH Holdings Corp.	Corporation
DLH Solutions, Inc.	Corporation
Danya International, LLC	Limited Liability Company
Social & Scientific Systems, Inc.	Corporation

4. Each Debtor’s state of organization is as follows:

Debtor	State of Incorporation / Organization
DLH Holdings Corp.	New Jersey
DLH Solutions, Inc.	Georgia
Danya International, LLC	Maryland
Social & Scientific Systems, Inc.	Delaware
5. Each Debtor’s EIN # is as follows:

{N0221554 }

Debtor	EIN
DLH Holdings Corp.
DLH Solutions, Inc.
Danya International, LLC
Social & Scientific Systems, Inc.
6. Each Debtor’s organization ID # is (if any exists) is as follows:

Debtor	ID #
DLH Holdings Corp.
DLH Solutions, Inc.
Danya International, LLC
Social & Scientific Systems, Inc.
7. All of each Debtor’s personal property which has not been delivered to the Administrative Agent pursuant to the terms of this Agreement or the Credit Agreement is now, and will be at all future times, located at such Debtor’s chief executive office as described in Paragraph 1 above, except as specified below:

Debtor	Address(es)
DLH Holdings Corp.
DLH Solutions, Inc.
Danya International, LLC
Social & Scientific Systems, Inc.
8. All of each Debtor’s books and records, including those relating to accounts payable and accounts receivable, are kept at such Debtor’s chief executive office as described in Paragraph 1 above, except as specified below:

Debtor
DLH Holdings Corp.
DLH Solutions, Inc.
Danya International, LLC
Social & Scientific Systems, Inc.

9. Each Deposit Account maintained by any Debtor is as follows:

{N0221554 }

Debtor	Name and Address of Depositary Institution	Account Number	Type of Account

10. The maker, payee, principal amount, and maturity date of each Pledged Note is as follows:

Payee	Maker	Principal Amount	Maturity Date

{N0221554 }

SCHEDULE B
TO
SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

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EXHIBIT 5.9.7(A)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Recipients That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 7, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DLH HOLDINGS CORP., a New Jersey corporation, DLH SOLUTIONS, INC., a Georgia corporation, DANYA INTERNATIONAL, LLC, a Maryland limited liability company and SOCIAL AND SCIENTIFIC SYSTEMS, INC., a Delaware corporation, each of the GUARANTORS (as therein defined), the LENDERS (as therein defined), and FIRST NATIONAL BANK OF PENNSYLVANIA, in its capacity as administrative agent for the Lenders under this Agreement, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]
{N0221554 }

EXHIBIT 5.9.7(B)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 7, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DLH HOLDINGS CORP., a New Jersey corporation, DLH SOLUTIONS, INC., a Georgia corporation, DANYA INTERNATIONAL, LLC, a Maryland limited liability company and SOCIAL AND SCIENTIFIC SYSTEMS, INC., a Delaware corporation, each of the GUARANTORS (as therein defined), the LENDERS (as therein defined), and FIRST NATIONAL BANK OF PENNSYLVANIA, in its capacity as administrative agent for the Lenders under this Agreement, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code].
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]
{N0221554 }

EXHIBIT 5.9.7(C)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 7, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DLH HOLDINGS CORP., a New Jersey corporation, DLH SOLUTIONS, INC., a Georgia corporation, DANYA INTERNATIONAL, LLC, a Maryland limited liability company and SOCIAL AND SCIENTIFIC SYSTEMS, INC., a Delaware corporation, each of the GUARANTORS (as therein defined), the LENDERS (as therein defined), and FIRST NATIONAL BANK OF PENNSYLVANIA, in its capacity as administrative agent for the Lenders under this Agreement, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]
{N0221554 }

EXHIBIT 5.9.7(D)
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Recipients That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 7, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among DLH HOLDINGS CORP., a New Jersey corporation, DLH SOLUTIONS, INC., a Georgia corporation, DANYA INTERNATIONAL, LLC, a Maryland limited liability company and SOCIAL AND SCIENTIFIC SYSTEMS, INC., a Delaware corporation, each of the GUARANTORS (as therein defined), the LENDERS (as therein defined), and FIRST NATIONAL BANK OF PENNSYLVANIA, in its capacity as administrative agent for the Lenders under this Agreement, and each lender from time to time party thereto.
Pursuant to the provisions of Section 5.9 [Taxes] of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

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[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

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